Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

NOBLE ENERGY, INC.,

AND

NOBLE ENERGY WYCO, LLC,

as Seller,

and

SRC ENERGY INC.,

as Purchaser

Executed November 7, 2017

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6.1	Environmental Investigation	25
6.2	Environmental Defect	27
6.3	Environmental Defect Value	27
6.4	Environmental Defect Notices	27
6.5	Waiver; Remediation; Adjustment; Deductible	28
6.6	Agreement on Environmental Defects	28
6.7	Termination for Title/Environmental Defects	29
6.8	Dispute Resolution	31
6.9	Exclusive Remedy	32

Article 7
	Representations and Warranties Regarding Seller	32

7.1	Existence and Good Standing	32
7.2	Foreign Qualification	32
7.3	Power and Authority	33
7.4	Due Authorization	33
7.5	Execution and Delivery; Enforceability	33
7.6	Liabilities for Brokers’ Fees	33

Article 8
	Representations and Warranties Regarding Assets and Operations	33

8.1	Material Required Consents	33
8.2	Preferential Rights	33
8.3	Conflicts	33
8.4	Rentals and Royalties	34
8.5	Environmental Matters	34
8.6	Current Plugging Obligations	34
8.7	Taxes	34
8.8	Claims; Proceedings	35
8.9	Compliance with Laws	35
8.10	Material Contracts	35
8.11	Production Sales Contracts	35
8.12	Imbalances	36
8.13	Suspense Accounts	36
8.14	Financial Assurances and Guarantees	36
8.15	Certain Limitations	36

Article 9
	Purchaser’s Representations And Warranties	36

9.1	Existence and Good Standing	36
9.2	Foreign Qualification	36
9.3	Power and Authority	37
9.4	Due Authorization	37
9.5	Execution and Delivery; Enforceability	37
9.6	Liabilities for Brokers’ Fees	37
9.7	Conflicts	37
9.8	Proceedings	37
9.9	Independent Evaluation	37
9.10	Securities Laws	38
9.11	Qualification	39
9.12	Financial Resources	39

Article 10
	Certain Covenants and Agreements	39

10.1	Affirmative Operations Covenants	39
10.2	Restriction on Operations	40
10.3	Marketing	40
10.4	Legal Status	40
10.5	Notices of Claims	41
10.6	Compliance with Laws	41
10.7	Limitation on Seller’s Interim Obligations	41
10.8	Governmental Reviews and Filings	41
10.9	Material Required Consents	42
10.10	Preferential Purchase Rights	43
10.11	Casualty Loss	44
10.12	Change of Operator	44
10.13	Confidentiality	45
10.14	Public Announcements	46
10.15	Required Bonding	46
10.16	Consent Decree	46
10.17	Breach Before Closing	46
10.18	Fulfillment of Conditions	47
10.19	Non-Negotiation	47
10.20	Historical Financial Information	47
10.21	Consent Decree Excluded Wells	47
10.22	NBLX Contracts	48

Article 11
	Conditions To Any Closing	48

11.1	Mutual Conditions	48
11.2	Seller’s Conditions	49
11.3	Purchaser’s Conditions	49

Article 12
	Termination	50

12.1	Termination	50
12.2	Remedies	50
12.3	Effect of Termination	52

Article 13
	Closings	53

13.1	Closings	53
13.2	First Closing Obligations	54
13.3	Second Closing Obligations	55

Article 14
	Certain Post-Closing Obligations	56

14.1	Post-Closing Adjustments	56
14.2	Amounts Received After the Second Closing	60
14.3	Records	60
14.4	Suspense Accounts	60
14.5	Removal of Name	60

14.6	Litigation Support	60
14.7	Further Assurances	61
14.8	Post-Closing Documents	61

Article 15
	Tax Matters	61

15.1	Apportionment of Property Taxes	61
15.2	Apportionment of Severance Taxes	62
15.3	Tax Returns	63
15.4	Transfer Taxes	63
15.5	Income Taxes	63
15.6	Form 8594	63
15.7	Section 1031 Exchange Accommodation	63
15.8	Post-Closing Tax Matters	64

Article 16
	Assumption of Liabilities, Remedies, and Indemnification	65

16.1	Survival	65
16.2	Indemnification and Defense	66
16.3	Claim Notice	67
16.4	Third-Party Claims	68
16.5	Limitations on Losses	69
16.6	Exclusive Remedy	70
16.7	Waiver of Right to Rescission	71
16.8	Releases	71
16.9	Subrogation	72
16.10	Reservation as to Non-Parties	72
16.11	Express Negligence/Conspicuous Manner	72

Article 17
	Miscellaneous	72

17.1	Expenses	72
17.2	Jurisdiction and Venue	72
17.3	Waiver of Jury Trial	73
17.4	Time of the Essence; Calculation of Time	73
17.5	Notices	73
17.6	Entire Agreement	74
17.7	Amendments and Waivers	74
17.8	Binding Effect; Assignment	74
17.9	Counterparts	75
17.10	Governing Law	75
17.11	Third-Party Beneficiaries	76
17.12	Limitation on Damages	76
17.13	Severability	76
17.14	DTPA	76
17.15	Headings	77
17.16	Disclaimers	77

Appendix

Appendix	Description
A	Defined Terms

Exhibit	Description
A-1	Acquired Leases
A-2	Wells
Part 1	First Closing Wells
Part 2	Consent Decree Wells
Part 3	Non-Consent Decree Wells
A-3	Easements
A-4	Material First Closing Assets Contracts
A-5	Acquired Real Estate
A-6	Material Second Closing Assets Contracts
A-7	Convertible Overriding Royalty Interests — Wells
A-8	Convertible Overriding Royalty Interests — Contracts
B	Specific Excluded Assets
C	Allocated Values
D-1	Form of Omnibus First Closing Assignment
D-2	Form of Recordable First Closing Assignment
D-3	Form of Omnibus Second Closing Assignment
D-4	Form of Recordable Second Closing Assignment
E-1	Form of First Closing Transition Services Agreement
E-2	Form of Second Closing Transition Services Agreement
F-1	Form of First Closing Certificate
F-2	Form of Second Closing Certificate
G	Form of Joint Use Agreement
H	Consent Decree
I	Project Area
J	Forms of NBLX Contracts

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Schedules

Seller’s Disclosure Schedule

Section	Description
8.1	Material Required Consents
8.2	Preferential Rights
8.3	Conflicts
8.4(a)	Royalty Proceedings
8.4(b)	Royalty Settlement Agreement
8.5	Disclosed Environmental Matters
8.6	Current Plugging Obligations
8.7(a)	Asset Taxes and Tax Returns
8.7(b)	Pending Tax Audits
8.8	Claims and Proceedings
8.9	Compliance with Laws
8.10(c)	Breaches of Material Contracts
8.11(a)	Production Sales Contracts
8.11(b)	Hedging and Forward Sales Contracts
8.12	Imbalances
8.13	Suspense Accounts
10.15	Bonds

Purchaser’s Disclosure Schedule

Section	Description
9.7	Conflicts
9.8	Claims and Proceedings

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of November 7, 2017 (the “Execution Date”), is among SRC Energy Inc., a Colorado corporation, (“Purchaser”), and Noble Energy, Inc., a Delaware corporation, and Noble Energy Wyco, LLC, a Delaware limited liability company, (collectively, “Seller”). Purchaser and Seller are sometimes referred to herein collectively as the “Parties”, and each individually as a “Party”.

Recitals

A.                                    Seller owns and desires to sell certain oil and gas interests and other assets and properties in exchange for the cash purchase price and other consideration to be paid by Purchaser under the terms of, and subject to the conditions in, this Agreement.

B.                                    Purchaser desires to purchase such oil and gas interests and other assets and properties under the terms of, and subject to the conditions in, this Agreement.

Agreement

In consideration of the mutual promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

Article 1
Defined Terms; Interpretation; Agency

1.1       Defined Terms. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are defined in Appendix A.

1.2       Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require:

(a)                                 the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(b)                                 the word “or” is not exclusive;

(c)                                  references to an “Article,” “Section,” “preamble,” “recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement, respectively;

(d)                                 the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendix, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement;

(e)                                  any pronoun in masculine, feminine, or neuter form shall include each other gender;

(f)                                   any word in the singular form includes the plural and vice versa;

(g)                                  references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the Execution Date;

(h)                                 references to any Law are references to such Law as amended, modified, supplemented, and restated now or from time to time after the Execution Date, and to any corresponding provisions of successor Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated and Orders issued thereunder;

(i)                                     references to any Person include such Person’s respective permitted successors and permitted assigns;

(j)                                    references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days;

(k)                                 if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months;

(l)                                     if any action or notice is to be taken or given on or by a particular day, and such day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day; and

(m)                             any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.

Article 2
Purchase and Sale

2.1       Purchase and Sale of Assets. At (a) the First Closing, under the terms of, and subject to the conditions in, this Agreement Seller shall sell and convey to Purchaser and Purchaser shall purchase and receive from Seller all of Seller’s rights, title and interest in the First Closing Assets and (b) the Second Closing, under the terms of, and subject to the conditions in, this Agreement Seller shall sell and convey to Purchaser and Purchaser shall purchase and receive from Seller all of Seller’s rights, title and interest in the Second Closing Assets.

2.2       Acquired Assets. “Acquired Assets” means all of Seller’s right, title, and interest in and to (a) the First Closing Assets and (b) in the event that the Second Closing occurs, the Second Closing Assets.

2.3       First Closing Assets. “First Closing Assets” means all of Seller’s right, title, and interest in and to the following, but excluding, reserving and excepting the Excluded Assets and the Second Closing Assets:

(a)                                 all Hydrocarbon leases listed on Exhibit A-1 (the “Acquired Leases”); the lands covered by the Acquired Leases and all corresponding interest in all of the property and rights incident thereto to the extent located within the Project Area (the “Leased Lands”); the convertible overriding royalty interests relating to the First Closing Wells as described on Exhibit A-7 or derived under those certain Material First Closing Assets Contracts described on Exhibit A-8; and the production of Hydrocarbons in, on, or under the Leased Lands (collectively, the

“Acquired Interests”); in each of the foregoing save and except the wellbores of the Second Closing Wells, any Hydrocarbons produced from the Lands through such wellbores, and any Royalties included in the Excluded Assets under Section 2.5(n);

(b)                                 all existing and effective unitization, pooling, and communitization agreements, declarations, and orders covering any of the Leased Lands (the Leased Lands, together with all other lands pooled or unitized under such agreements, declarations, and orders to the extent located within the Project Area, are referred to as the “Lands”);

(c)                                  the Hydrocarbon wells set forth on Exhibit A-2, Part 1, and all water wells, disposal wells, injection wells, abandoned wells and any other wells located on the Lands, whether producing or non-producing, but save and except the wellbores of the Second Closing Wells, (the “First Closing Wells”) and any associated lateral pipelines listed on Exhibit A-2, Part 1 to the extent, and only to the extent, necessary to own, operate and produce Hydrocarbons from the First Closing Wells (together with the First Closing Wells, the “First Closing Properties”);

(d)                                 all Hydrocarbons (or the proceeds from the sale of Hydrocarbons for which no adjustment is made to the First Closing Base Purchase Price under Section 3.2) in, on, or under, or that may be produced from the Lands through the wellbores of the First Closing Wells on or after the Effective Time, all Hydrocarbon inventories from or attributable to the Lands through the wellbores of the First Closing Wells (including the Acquired Leases and Leased Lands) in storage as of the Effective Time, and all Hydrocarbons attributable to make-up rights and obligations with respect to imbalances attributable to the First Closing Wells;

(e)                                  all owned and leasehold interests in Equipment and Operating Inventory located on the Lands as of the Execution Date in connection with Operations applicable to the First Closing Properties, together with any additional Equipment and Operating Inventory located on the Lands or held for use as of the Closing Date in connection with Operations applicable to the First Closing Properties (but excluding in all cases the Excluded Assets);

(f)                                   all Easements that are used or useful as of the Effective Time in connection with the Operations applicable to the First Closing Wells, including the Easements listed on Exhibit A-3;

(g)                                  all transferable Permits that have been granted or issued as of the Closing Date in connection with the Operations applicable to the First Closing Properties;

(h)                                 to the extent transferable, all Hydrocarbon sales, purchase, gathering, and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout and farmin agreements, area of mutual interest agreements, contribution agreements, and other contracts and agreements in connection with the Operations of the First Closing Properties to which Seller is a party or which bind the other First Closing Assets (to the extent applicable to First Closing Assets, the “First Closing Assets Contracts”; including the contracts and agreements listed on Exhibit A-4 (the “Material First Closing Assets Contracts”); provided, however, that the First Closing Assets Contracts shall not include any proprietary or unrecorded agreements by which Seller acquired its interest in the First Closing Assets, in each case to the extent, and only to the extent, such First Closing Assets Contracts do not relate to or burden the First Closing Wells;

(i)                                     the interests in surface real property and leasehold estates in surface real property used or held for use in connection with the ownership or operation of the First Closing Assets, including those interests listed on Exhibit A-5, which Exhibit A-5 indicates whether each such parcel of real estate is owned or leased by Seller;

(j)                                    to the extent transferable without (i) payment of a transfer, licensing or similar fee, penalty or other consideration under third party agreements not advanced or reimbursed by Purchaser or (ii) Seller or Purchaser obtaining any third party consent; a non-exclusive, non-transferable license to receive copies of all Technical Data with respect to the First Closing Assets (the “First Closing Assets Data”); provided, however, that Purchaser shall have the option (exercisable upon written notice to Seller) to elect any transfer, or fees, costs, and expenses associated with the assignment or transfer to Purchaser of any such First Closing Assets Data;

(k)                                 except to the extent relating to the Excluded Assets or the Second Closing Assets, and except for Claims, payments, and proceeds under insurance policies (the proceeds of which are not transferred in connection with any Casualty Losses that are covered under Section 10.11), all rights to payment arising out of or attributable to the First Closing Properties accruing or attributable to any period after the Effective Time, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing;

(l)                                     to the extent transferable and not related to or arising out of, or covering any of the Excluded Assets, Second Closing Assets or relating to matters for which Seller has agreed to indemnify, defend or hold harmless the Indemnified Purchaser Parties hereunder, all warranties, and rights to indemnification and defenses with respect to the First Closing Assets described in Section 2.3(a) through 2.3(k); and

(m)                             to the extent transferable, all Records to the extent relating to the First Closing Assets described in Section 2.3(a) through 2.3(l) or the Operations applicable to the First Closing Properties maintained by or in the possession of Seller or any of its Affiliates (the “First Closing Assets Records”).

2.4       Second Closing Assets. “Second Closing Assets” means all of Seller’s right, title, and interest in and to the following, but excluding, reserving and excepting the Excluded Assets:

(a)                                 Subject to Section 10.21, the wellbores of all Hydrocarbon wells that are set forth on Exhibit A-2, Part 2, whether producing or non-producing, (the “Consent Decree Wells”) and the wellbores of all Hydrocarbon wells that are set forth on Exhibit A-2, Part 3, whether producing or non-producing, (the “Non-Consent Decree Wells” and, together with the Consent Decree Wells, the “Second Closing Wells”), and any associated lateral pipelines listed on Exhibit A-2, Part 2 or Exhibit A-2, Part 3 to the extent, and only to the extent, necessary to own, operate and produce Hydrocarbons from the Second Closing Wells, (together with the Second Closing Wells, the “Second Closing Properties”);

(b)                                 all Hydrocarbons (or the proceeds from the sale of Hydrocarbons for which no adjustment is made to the Second Closing Base Purchase Price under Section 3.2) in, on, or under, or that may be produced from, the Lands through the wellbores of the Second Closing Wells  on or after the Effective Time, all Hydrocarbon inventories from or attributable to the Lands through the wellbores of the Second Closing Wells in storage on the Effective Time, and all Hydrocarbons attributable to make-up rights and obligations with respect to imbalances attributable to the Second Closing Wells;

(c)                                  all owned and leasehold interests in Equipment and Operating Inventory located on the Lands as of the Execution Date in connection with Operations applicable to the Second Closing Properties, together with any additional Equipment and Operating Inventory located on the Lands or held for use as of the Second Closing Date in connection with Operations applicable to the Second Closing Properties (but excluding in all cases the Excluded Assets);

(d)                                 all Easements that are used or useful as of the Effective Time in connection with the Operations applicable to the Second Closing Properties, including the Easements listed on Exhibit A-3;

(e)                                  all transferable Permits that have been granted or issued as of the Second Closing Date in connection with the Operations applicable to the Second Closing Properties;

(f)                                   to the extent transferable, all Hydrocarbon sales, purchase, gathering, and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout and farmin agreements, area of mutual interest agreements, contribution agreements, and other contracts and agreements in connection with the Operations on the Second Closing Assets to which Seller is a party or which bind the Second Closing Assets (to the extent applicable to Second Closing Assets, the “Second Closing Assets Contracts”); including the contracts and agreements listed on Exhibit A-6 (the “Material Second Closing Assets Contracts”); provided, however, that the Second Closing Assets Contracts shall not include any proprietary or unrecorded agreements by which Seller acquired its interest in the Second Closing Assets, in each case to the extent, and only to the extent, such Second Closing Assets Contracts do not relate to or burden the Second Closing Wells;

(g)                                  the interests in surface real property and leasehold estates in surface real property used or held for use (or could be used or held for use) in connection with the ownership or operation of the Second Closing Assets, including those interests listed on Exhibit A-5, which Exhibit A-5 indicates whether each such parcel of real estate is owned or leased by Seller;

(h)                                 to the extent transferable without (i) payment of a transfer, licensing or similar fee, penalty or other consideration under third party agreements not advanced or reimbursed by Purchaser or (ii) Seller or Purchaser obtaining any third party consent; a non-exclusive, non-transferable license to receive copies of all Technical Data with respect to the Second Closing Assets (the “Second Closing Assets Data”); provided, however, that Purchaser shall have the option (exercisable upon written notice to Seller) to elect any transfer, or fees, costs, and expenses associated with the assignment or transfer to Purchaser of any such Second Closing Assets Data;

(i)                                     except to the extent relating to the Excluded Assets, and except for Claims, payments, and proceeds under insurance policies (the proceeds of which are not transferred in connection with any Casualty Losses that are covered under Section 10.11), all rights to payment arising out of or attributable to the Second Closing Properties accruing or attributable to any period after the Effective Time, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing;

(j)                                    to the extent transferable and not related to or arising out of, or covering any of the Excluded Assets or relating to matters for which Seller has agreed to indemnify, defend or hold harmless the Indemnified Purchaser Parties hereunder, all warranties, and rights to indemnification and defenses with respect to the Second Closing Assets described in Section 2.4(a) through 2.4(i); and

(k)                                 to the extent transferable, all Records to the extent relating to the Second Closing Assets described in Section 2.4(a) through 2.4(j) or the Operations applicable to the Second Closing Properties maintained by or in the possession of Seller or any of its Affiliates (the “Second Closing Assets Records”).

2.5       Excluded Assets. Notwithstanding Section 2.2, Section 2.3 or Section 2.4, the Acquired Assets shall not include, and there is excepted, reserved, and excluded from the Contemplated Transactions, the following Assets and Properties of Seller (the “Excluded Assets”):

(a)                                 all accounts receivable or rights to payment, refund, or indemnity accruing or attributable to any period before the Effective Time, including the right to any payments with respect to any Royalties, the full benefit of all Liens, security for such accounts or rights to payment accruing or attributable to any period before the Effective Time or that include or relate to any of the Retained Liabilities, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing, except in each case with respect to Asset Taxes for which Purchaser is responsible under Section 15.1;

(b)                                 all production of Hydrocarbons from or attributable to the Acquired Properties with respect to any period before the Effective Time, other than Hydrocarbons in storage on the Effective Time and make-up Hydrocarbon with respect to imbalances described in Section 2.3(d), and any proceeds attributable to any such pre-Effective Time production for which no adjustment is made to the Base Purchase Price under Section 3.2, and all rights, Claims, refunds, causes of action, or choses in action relating to such production or proceeds;

(c)                                  except as contemplated in Section 10.11 in respect of Casualty Losses, all insurance policies, and any Claims, payments, and proceeds under any such insurance policies;

(d)                                 all Hedging Instruments and any rights under any such Hedging Instruments;

(e)                                  all deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any Liability or obligation of Seller in respect of the Acquired Assets;

(f)                                   all rights or interest of Seller in any Intellectual Property;

(g)                                  all information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions and reports), and information relating to the Excluded Assets;

(h)                                 Seller’s or its Affiliates’ studies related to reserve assessments and economic estimates and analyses;

(i)                                     records relating to the auction, marketing, acquisition or disposition agreements (or proposed acquisition or disposition) of the Acquired Assets, including the existence, identity and inquiries and proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith, but excluding rights under confidentiality, non-disclosure and similar agreements related to the foregoing (which shall be Acquired Assets to the extent transferable);

(j)                                    any assets and properties of Seller specifically listed in Exhibit B regardless that such assets and properties may be used or held for use in connection with the Acquired Assets;

(k)                                 all proceeds from the settlement or disposition of any Claims, Proceedings, or disputes to the extent such proceeds relate to the other Excluded Assets or the Retained Liabilities;

(l)                                     to the extent relating to the other Excluded Assets or relating to matters for which Purchaser has agreed to indemnify the Indemnified Purchaser Parties hereunder or relating to any of the Retained Liabilities, all warranties and rights to indemnification;

(m)                             audit rights under operating agreements or other contracts or agreements with respect to periods before the Effective Time or in connection with any other Excluded Assets or matters for which Purchaser has agreed to indemnify the Indemnified Purchaser Parties hereunder or relate to any of the Retained Liabilities (and Purchaser will cooperate with Seller to facilitate Seller’s exercise of such rights);

(n)                                 all fee Hydrocarbon and mineral interests, Royalties, non-participating royalty interests, and other interests burdening the Acquired Properties; other than the convertible overriding royalty interests relating to the First Closing Wells as described on Exhibit A-7 or derived under those certain Material First Closing Assets Contracts described on Exhibit A-8;

(o)                                 all rights, Claims, refunds, causes of action, or choses in action of Seller (i) under the Transaction Documents, (ii) arising out of or relating to any of the other Excluded Assets, the Retained Liabilities or any other matters for which Seller is obligated hereunder to indemnify any Person, or (iii) attributable to Title Defects or Environmental Defects to the extent the Base Purchase Price has been reduced as a result of such Title Defect or Environmental Defect;

(p)                                 corporate, financial, Tax and legal data and records of Seller that relate primarily to Seller’s business generally (whether or not relating to the Acquired Assets), or to businesses of each Seller and any Affiliate of any Seller other than the exploration and production of Hydrocarbons (but excluding any financial information or records provided by Seller to Purchaser in accordance with Section 10.20);

(q)                                 ownership of all Technical Data and any and all interpretive data and analysis of any of the foregoing;

(r)                                    any Tax refund (whether by payment, credit, offset or otherwise, and together with any interest thereon) in respect of any Seller Taxes;

(s)                                   all personal property of Seller or any Affiliates of Seller that is not included within the definition of “Acquired Assets”, including all vehicles, personal computers and associated peripherals, licensed software, all radio (excluding SCADA equipment), cell phones and telephone equipment;

(t)                                    all real property, personal property and leasehold interests of Seller or any Affiliates of Seller not included in the definition of “Acquired Assets”;

(u)                                 all right, title and interest in any Acquired Contracts to the extent and only to the extent such Acquired Contracts relate to any real property, personal property and leasehold interests of Seller or any Affiliate of Seller not included in the definition of “Acquired Assets”; and

(v)                                 all assets specifically excluded from this Agreement pursuant to Sections 6.1(b)(ii), 6.5(d), 10.9(c), 10.10(c), and 10.21 or any other provision of this Agreement.

2.6       Assumption of Liabilities. At each Closing, solely amongst and for the benefit of the Parties (and not for the benefit for any Persons other than any Seller Indemnified Party), Purchaser shall assume and agree to thereafter timely and fully pay, perform, and otherwise discharge, the applicable Assumed Liabilities related to the Acquired Assets, under the terms of, and subject to the conditions in, this Agreement.

2.7       Retained Liabilities. Purchaser shall never assume and shall never be liable for (pursuant to this Agreement) and Seller agrees to timely and fully pay, perform, and otherwise discharge, the applicable Retained Liabilities, under the terms of, and subject to the conditions in, this Agreement.

2.8       Effective Time. Notwithstanding that the Closings may occur on another date and at another time, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities shall be effective as of the Effective Time.

Article 3
Consideration; Purchase Price

3.1       Purchase Price.

(a)                                 Subject to the other terms and provisions of this Agreement, the aggregate purchase price payable by Purchaser to Seller for the Acquired Assets (including the First Closing Assets and the Second Closing Assets) shall equal the Purchase Price.

(i)                                     “Base Purchase Price” means an aggregate amount equal to (A) the First Closing Base Purchase Price plus (B) in the event that the Second Closing occurs, the Second Closing Base Purchase Price.

(ii)                                  “First Closing Base Purchase Price” means Five Hundred and Sixty-Eight Million Dollars ($568,000,000).

(iii)                               “First Closing Purchase Price” means an aggregate amount equal to (A) the First Closing Base Purchase Price plus or minus (B) the net amount of the adjustments under Section 3.2(a).

(iv)                              “Purchase Price” means an aggregate amount equal to (A) the First Closing Purchase Price plus (B) in the event that the Second Closing occurs, the Second Closing Purchase Price.

(v)                                 “Second Closing Base Purchase Price” means Forty Million and 00/100 Dollars ($40,000,000).

(vi)                              “Second Closing Purchase Price” means an aggregate amount equal to (A) the Second Closing Base Purchase Price plus or minus (B) the net amount of the adjustments under Section 3.2(b).

(b)                                 The adjustments under Section 3.2 shall be preliminarily determined under Section 3.4 pursuant to the First Preliminary Settlement Statement and Second Preliminary Settlement Statement and subject to final adjustment after the Closing under Section 14.1 pursuant to the First Closing Final Settlement Statement and Second Closing Final Settlement Statement.

3.2       Adjustments to Base Purchase Price.

(a)                                 All adjustments to the First Closing Base Purchase Price under this Section 3.2 shall be without duplication of other adjustments under this Section 3.2(a).

(i)                                     Upward Adjustments. The First Closing Base Purchase Price shall be adjusted upward by the following:

(A)                               the amount of all Property Expenses (including all prepaid Property Expenses) and other costs and expenses attributable to the First Closing Assets after the Effective Time and paid by Seller, and the amount of all Royalties attributable to Hydrocarbons produced from the First Closing Assets after the Effective Time and paid by Seller;

(B)                               the amount of Asset Taxes attributable to the First Closing Assets allocable to Purchaser in accordance with Article 15 that are paid or otherwise economically borne by Seller;

(C)                               revenues and proceeds attributable to the First Closing Assets occurring before the Effective Time and received by Purchaser, other than amounts held for the benefit of a third party;

(D)                               an amount equal to all Hydrocarbons attributable to the First Closing Assets that, at the Effective Time, constitute linefill or that are in storage, in tanks, or above the load level connection or within processing plants, multiplied by the applicable price for which the applicable production from the First Closing Assets was sold most recently prior to the Effective Time; and

(E)                                the amount of any post-Effective Time rentals and shut-in payments under the First Closing Wells, if any, paid by Seller.

(ii)                                  Downward Adjustments. The First Closing Base Purchase Price shall be adjusted downward by the following:

(A)                               revenues and proceeds attributable to the First Closing Assets occurring on or after the Effective Time and received by Seller;

(B)                               the amount of all pre-Effective Time Property Expenses attributable to the First Closing Assets prior to the Effective Time and paid by Purchaser, and the amount of all Royalties attributable to Hydrocarbons produced from the First Closing Properties before the Effective Time and paid by Purchaser;

(C)                               the amount of Asset Taxes attributable to the First Closing Assets allocable to Seller in accordance with Article 15 that are paid or otherwise economically borne by Purchaser;

(D)                               the amount of Royalties payable out of Hydrocarbons from the First Closing Wells that are due to third parties but held in suspense by Seller or its Affiliate at the First Closing, to the extent such amounts are not transferred to Purchaser’s control at First Closing;

(E)                                the amount of the Allocated Value of each First Closing Asset affected by a Preferential Right that has been excluded from the First Closing Assets at the First Closing pursuant to Section 10.10(c) and Section 10.10(d);

(F)                                 the amount of the Allocated Value of the First Closing Assets affected by a Material Required Consent that has been excluded from the First Closing Assets at the First Closing pursuant to Section 10.9;

(G)                               the amount of the Defect Adjustment with respect to the First Closing Assets, if any; and

(H)                              the amount of the Allocated Value of the First Closing Assets, if any that have been excluded from the First Closing Assets at the First Closing pursuant to Section 6.1(b)(ii) or Section 6.5(d).

(iii)                               Imbalance Adjustments. The First Closing Base Purchase Price shall be further adjusted downward or upward, as appropriate, by an amount equal to: (A) any well imbalances in Mcf with respect to the First Closing Assets existing as of the Effective Time; multiplied by (B) $2.50 per Mcf.

(b)                                 All adjustments to the Second Closing Base Purchase Price under this Section 3.2 shall be without duplication of other adjustments under this Section 3.2.

(i)                                     Upward Adjustments. The Second Closing Base Purchase Price shall be adjusted upward by the following:

(A)                               the amount of all Property Expenses (including all prepaid Property Expenses) and other costs and expenses attributable to the Second Closing Assets after the Effective Time and paid by Seller, and the amount of all Royalties attributable to Hydrocarbons produced from the Second Closing Properties after the Effective Time and paid by Seller;

(B)                               the amount of Asset Taxes attributable to the Second Closing Assets allocable to Purchaser in accordance with Article 15 that are paid or otherwise economically borne  by Seller;

(C)                               revenues and proceeds attributable to the Second Closing Assets occurring before the Effective Time and received by Purchaser, other than amounts held for the benefit of a third party;

(D)                               an amount equal to all Hydrocarbons attributable to the Second Closing Properties that, at the Effective Time, constitute linefill or that are in storage, in tanks, or above the load level connection or within processing plants, multiplied by the applicable price for which the applicable production from the Second Closing Properties was sold most recently prior to the Effective Time;

(E)                                the amount of any post-Execution Date rentals, shut-in payments,  bonuses, lease extensions and lease renewals under the Acquired Leases, if any, paid by Seller that were not taken into account when determining the adjustment in Section 3.2(a)(i)(E); and

(F)                                 the amount of any upward adjustment, if any, determined pursuant to Section 3.2(b)(iv).

(ii)                                  Downward Adjustments. The Second Closing Base Purchase Price shall be adjusted downward by the following:

(A)                               revenues and proceeds attributable to the Second Closing Properties occurring on or after the Effective Time and received by Seller;

(B)                               the amount of all pre-Effective Time Property Expenses attributable to the Second Closing Properties prior to the Effective Time and paid by Purchaser, and the amount of all Royalties attributable to Hydrocarbons produced from the Second Closing Properties before the Effective Time and paid by Purchaser;

(C)                               the amount of Asset Taxes attributable to the Second Closing Assets allocable to Seller in accordance with Article 15 that are paid or otherwise economically borne by Purchaser;

(D)                               the amount of the Defect Adjustment with respect to the Second Closing Assets, if any;

(E)                                the amount of Royalties payable out of Hydrocarbons from the Second Closing Wells that are due to third parties but held in suspense by Seller or its Affiliate at the Second Closing, to the extent such amounts are not transferred to Purchaser’s control at the Second Closing;

(F)                                 the amount of the Allocated Value of each Second Closing Asset affected by a Preferential Right that has been excluded from the Second Closing Assets at the Second Closing pursuant to Section 10.10(c) and Section 10.10(d);

(G)                               the amount of the Allocated Value of the Second Closing Assets affected by a Material Required Consent that has been excluded from the Second Closing Assets at the Second Closing pursuant to Section 10.9;

(H)                              the amount of the Allocated Value of the Second Closing Assets, if any that have been excluded from the Second Closing Assets at the Second Closing pursuant to Section 6.1(b)(ii) or Section 6.5(d); and

(I)                                   the amount of any downward adjustment, if any, determined pursuant to Section 3.2(b)(iv).

(iii)                               Imbalance Adjustments. The Second Closing Base Purchase Price shall be further adjusted downward or upward, as appropriate, by an amount equal to: (A) any well imbalances in Mcf with respect to the Second Closing Assets existing as of the Effective Time; multiplied by (B) $2.50 per Mcf.

(iv)                              Second Closing Well Adjustment. In the Wellbore Notice delivered accordance with Section 10.21, Seller will determine, for each Second Closing Well (other than Consent Decree Excluded Wells), the average barrels of oil equivalent per day (“BOEPD”) for such well for the most recently ended three (3) calendar month period for which complete data is available. Such average BOEPD for each such Second Closing Well will then be multiplied by (A) for each vertical Second Closing Well, Twelve Thousand Five Hundred Dollars ($12,500) and (B) for each horizontal Second Closing Well, Twenty-Five Thousand Dollars ($25,000), to obtain the value of production from each such Second Closing Well (the “Production Values”). If the sum of the Production Values for all Second Closing Wells (other than Consent Decree Excluded Wells) (the

“Second Closing Well Amount”) is greater than Forty Million Dollars ($40,000,000), then the Second Closing Base Purchase Price shall be adjusted upward by an amount equal to such discrepancy. If the Second Closing Well Amount is less than Forty Million Dollars ($40,000,000), then the Second Closing Base Purchase Price shall be adjusted downward by such discrepancy.

3.3       Deposit. Concurrently with the execution by the Parties of this Agreement, Purchaser and Seller shall establish with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), an interest-bearing joint order escrow account (the “Deposit Escrow Account”) and Purchaser shall deposit with the Escrow Agent an aggregate amount in cash equal to ten percent (10%) of the Base Purchase Price (the “Deposit”), pursuant to an escrow agreement (the “Deposit Escrow Agreement”) among the Parties and the Escrow Agent, the form of which has been agreed by the Parties and the Escrow Agent on or prior to the execution of this Agreement. Escrow fees charged under the Deposit Escrow Account shall be paid one-half by Seller and one-half by Purchaser.  Interest accruing on the Deposit shall become part of the Deposit for all purposes under this Agreement. If the First Closing occurs, the Deposit shall be released from the Deposit Escrow Account and applied toward the First Closing Amount under Section 3.4(b)(i). If the First Closing does not occur, the then Deposit shall be released as provided in Section 12.2.

3.4       Preliminary Settlement Statements; Closing Amounts.

(a)                                 Preliminary Settlement Statements.

(i)                                     The First Closing Base Purchase Price shall be preliminarily adjusted at the First Closing pursuant to a settlement statement (the “First Preliminary Settlement Statement”) mutually agreed upon by Seller and Purchaser on or before the First Closing.  Seller and Purchaser shall negotiate in good faith to agree upon such First Preliminary Settlement Statement; provided, however, if the Parties are unable to agree upon and approve such settlement statement prior to Closing, the settlement statement provided by Seller shall constitute the final First Preliminary Settlement Statement used to determine the final First Closing Amount and First Closing Payment. A draft of the First Preliminary Settlement Statement shall be prepared by Seller and provided to Purchaser no later than three (3) Business Days before the First Closing Date. The First Preliminary Settlement Statement shall set forth:  (A) the First Closing Base Purchase Price; (B) reasonable estimates of the adjustments under Section 3.2(a); and (C) the resulting First Closing Amount and First Closing Payment.

(ii)                                  The Second Closing Base Purchase Price shall be preliminarily adjusted at the Second Closing pursuant to a settlement statement (the “Second Preliminary Settlement Statement”) mutually agreed upon by Seller and Purchaser on or before the Second Closing.  Seller and Purchaser shall negotiate in good faith to agree upon such Second Preliminary Settlement Statement; provided, however, if the Parties are unable to agree upon and approve such settlement statement prior to Closing, the settlement statement provided by Seller shall constitute the final Second Preliminary Settlement Statement used to determine the final Second Closing Amount and Second Closing Payment. A draft of the Second Preliminary Settlement Statement shall be prepared by Seller and provided to Purchaser no later than three (3) Business Day before the Second Closing Date. The Second Preliminary Settlement Statement shall set forth:  (A) the Second Closing Base Purchase Price; (B) reasonable estimates of the adjustments under Section 3.2(b); and (C) the resulting Second Closing Amount and Second Closing Payment.

(b)                                 Closing Amounts.

(i)                                     The First Closing Base Purchase Price, increased or decreased (but not below zero) by the net amount of the estimated upward and downward adjustments under Section 3.2(a) set forth in the First Preliminary Settlement Statement is referred to as the “First Closing Amount.” At the First Closing:

(A)                               an amount equal to (1) the First Closing Amount, minus (2) the Deposit (the “First Closing Payment”) shall be paid by Purchaser to Seller by federal funds wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser; and

(B)                               the Parties shall issue a joint written instruction to the Escrow Agent to release the Deposit to Seller from the Deposit Escrow Account by federal wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

(ii)                                  The Second Closing Base Purchase Price, increased or decreased (but not below zero) by the net amount of the estimated upward and downward adjustments under Section 3.2(b) set forth in the Second Preliminary Settlement Statement is referred to as the “Second Closing Amount.” At the Second Closing, an amount equal to the Second Closing Amount (the “Second Closing Payment”) shall be paid by Purchaser to Seller by federal funds wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser.

3.5       Allocation.  Purchaser and Seller shall allocate the Base Purchase Price among the First Closing Assets as set forth on Exhibit C and among the Second Closing Assets as set forth on the Wellbore Notice in accordance with Section 3.2(b)(iv) and Section 10.21.  Each portion of the Acquired Assets to which a value is separately allocated on Exhibit C or in the Wellbore Notice, as applicable, is referred to as an “Asset,” and such separate value is referred to as the “Allocated Value” of such Asset.

Article 4
Due Diligence Review

4.1       Due Diligence.

(a)                                 Seller shall provide Purchaser and its Entity Representatives with access in accordance with this Article 4 to the Background Materials, Acquired Records, Acquired Data, and other Acquired Assets of Seller for inspection and review to permit Purchaser to perform its due diligence review (the “Due Diligence Review”) (i) until the Defect Notice Deadline, with respect to Purchaser’s due diligence regarding the First Closing Assets, and (ii) only during the Second Defect Review Period, with respect to Purchaser’s due diligence regarding the Second Closing Assets.

(b)                                 Notwithstanding Section 4.1(a) or any other provision in this Agreement to the contrary, any obligation of Seller under this Agreement to make any such Background Materials, Acquired Records, Acquired Data, and other Acquired Assets or any other information available to Purchaser shall be: (i) only to the extent that doing so does not violate any confidentiality or other obligation under any contract or agreement of Seller or any of its Affiliates to any third party; and (ii) only to the extent such Background Materials, Acquired Records, Acquired Data,  or other information are not, in the judgment of Seller or its counsel, protected by the attorney-

client privilege, the work product doctrine, or other applicable privilege or any such privilege would be likely to be waived, voided, rendered voidable or destroyed by disclosure to Purchaser or any of its Entity Representatives; provided, however, that (only to the extent that doing so does not violate any confidentiality or other obligation under any contract or agreement of Seller or any of its Affiliates to any third party), Seller shall provide to Purchaser a summary of the matters covered by such withheld Background Materials, Acquired Records, Acquired Data, other Acquired Assets or any other information and, provided further, that any information withheld by Seller pursuant to this Section 4.1(b) shall not be deemed to be a qualification, exception or limitation to the representations and warranties of Seller in this Agreement or otherwise limit the remedies or indemnification rights of Purchaser under this Agreement.

4.2       Records.

(a)                                 Subject to Section 4.1, Seller shall make the Background Materials, Acquired Records, and Acquired Data available to Purchaser at the Denver, Colorado offices of Seller during Seller’s normal business hours or as otherwise reasonably requested by Purchaser to complete its Due Diligence Review.

(b)                                 Except for the representations and warranties specifically contained in this Agreement, Seller makes no warranty or representation of any kind as to the accuracy, completeness, or materiality of any Acquired Records, Background Materials, Acquired Data, or any other information provided by Seller, any of its Affiliates, or any of its respective Entity Representatives to Purchaser, its Entity Representatives, or their respective representatives, agents, or attorneys.  Purchaser agrees that any conclusions drawn from the Acquired Records, Acquired Data, Background Materials or any such other information shall be the result of its own independent review and judgment.

4.3       Access to Properties.

(a)                                 Upon no less than three (3) Business Days’ advance written notice to Seller, to the extent permitted at Law or under applicable contracts, (i) with respect to all Acquired Assets operated by Seller, Seller shall allow Purchaser to conduct, at Purchaser’s sole risk, Liability, and expense, on-site inspections and an Environmental Assessment of the Acquired Assets under Section 6.1(b) and (ii) with respect to all Acquired Assets not operated by Seller, Seller shall use Commercially Reasonable Efforts (at no cost, expense or liability to Seller) to allow Purchaser to conduct, at Purchaser’s sole risk, Liability, and expense, on-site inspections and an Environmental Assessment of the Acquired Assets under Section 6.1(b).  In connection with any such permitted on-site inspections or Environmental Assessment, Purchaser shall not interfere with the normal Operations of any Acquired Assets in any material respect and shall comply with all requirements and safety policies and procedures of the operator of such Acquired Assets. If a Purchaser or any contractor or agent of Purchaser prepares an Environmental Assessment of any Acquired Assets, Purchaser shall promptly furnish copies thereof to Seller.  If requested by Seller and without limiting the confidentiality obligations of the Parties hereunder (including those set forth in Section 10.13) or in the Confidentiality Agreement, the Parties shall enter into a letter agreement memorializing the privileged and protected status of the Environmental Assessment and protecting the confidentiality of any such Environmental Assessment.

(b)                                 IN CONNECTION WITH THE GRANTING OF ANY ACCESS TO THE ACQUIRED ASSETS AND ANY SUCH ENVIRONMENTAL ASSESSMENT, PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER AND EACH OF ITS ENTITY REPRESENTATIVES AND CONTRACTORS THAT CONDUCTS ANY SUCH ENVIRONMENTAL ASSESSMENT OR OTHERWISE ENTERS ONTO ANY OF THE

ACQUIRED ASSETS ARE ADEQUATELY INSURED. PURCHASER WAIVES AND RELEASES, AND AGREES TO INDEMNIFY, DEFEND, AND SAVE AND HOLD HARMLESS THE INDEMNIFIED SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF ANY PERSON FOR INJURY TO, OR DEATH OF, ANY NATURAL PERSON OR FOR LOSSES INCURRED BY ANY PERSON ARISING IN ANY WAY FROM ANY ACCESS AFFORDED TO PURCHASER, OR ANY OF ITS ENTITY REPRESENTATIVES OR CONTRACTORS IN CONNECTION WITH PURCHASER’S DUE DILIGENCE REVIEW, OR ANY ACTIVITIES, INCLUDING ANY ENVIRONMENTAL ASSESSMENT, OF PURCHASER OR ANY SUCH ENTITY REPRESENTATIVES OR CONTRACTORS IN CONNECTION THEREWITH; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY CLAIMS ARISING OUT OF SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. This Section 4.3(b) shall survive the termination of this Agreement indefinitely.

Article 5
Title Matters

5.1       Defensible Title. “Defensible Title” means, with respect to any Asset, such title of Seller in and to such Asset as of the Effective Time that, subject to and except for any Permitted Liens:

(a)                                 with respect to any Acquired Asset that constitutes an Acquired Well or any Acquired Lease that, in each case, has an Allocated Value greater than zero:

(i)                                     entitles Seller to receive (A) in the case of each Acquired Well, not less than the Net Revenue Interest set forth in Exhibit C in respect of production of Hydrocarbons through the wellbore of such Acquired Well from the applicable Subject Formations shown on Exhibit A-2 from such Acquired Well throughout the productive life of such Acquired Well; and (B) in the case of each Acquired Lease (or portion thereof) listed on Exhibit C, not less than the Net Revenue Interest set forth in Exhibit A-1 for each Subject Formation in such Acquired Lease (or concerned portion thereof) throughout the productive life of such Acquired Lease; except in each case of subparts (A) and (B) of this Section 5.1(a)(i), as such Net Revenue Interest may be reduced from time to time due to (or in the case of clause (4) below, incidental to): (1) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein), whether voluntary or by Order; (2) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements; (3) the entry into of pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; (4) Operations after the Execution Date as permitted or required by the terms of this Agreement; or (5) rights of third parties to make up past underproduction or pipelines to make up past under deliveries; and

(ii)                                  as to each applicable Subject Formation in (A) each Acquired Well, obligates Seller to bear not greater than the Working Interest set forth in Exhibit C for such Subject Formation of all costs and expenses through the plugging and abandonment of such Acquired Well as for such Acquired Well, (B) in each Acquired Lease, obligates Seller to bear not greater than the Working Interest set forth in Exhibit A-1 for such Subject Formation of all costs and expenses of such Acquired Lease (in each case, except as such Working Interest may be adjusted from time to time due to (or in the case of clause (5) below, incidental to): (1) contribution requirements provided for under provisions similar to those contained in an operating agreement; (2) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein); (3) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements; (4) the entry into pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; or (5) Operations after the Execution Date as permitted or required by the terms of this Agreement; and

(iii)                               as to any Acquired Lease (or portion thereof), entitles Seller, in the aggregate, to the number of Net Mineral Acres in and to such Acquired Lease (or portion thereof) as to the applicable Subject Formation set forth therefor on Exhibit C;

(b)                                 with respect to any other Asset, is free and clear of any and all Liens.

5.2       Permitted Liens. “Permitted Lien” means, with respect to any Acquired Asset, any of the following:

(a)                                 any Royalties, back-in interests, reversionary interests, and other burdens and assignments, conveyances and other transfer documents if the net cumulative effect of such burdens and such transfer documents does not (i) operate to reduce the Net Revenue Interest with respect to such Acquired Asset below the Net Revenue Interest set forth on Exhibit A-1 or Exhibit A-2, as applicable; (ii) operate to increase the Working Interest with respect to such Acquired Asset above that set forth on Exhibit A-1 or Exhibit A-2, as applicable, without a proportionate increase in the Net Revenue Interest with respect to such Acquired Asset or (iii) operate to reduce the Net Mineral Acres in and to such Acquired Lease (or portion thereof) as to the applicable Subject Formation to less than the Net Mineral Acres set forth therefor on Exhibit A-1 ((i) through (ii) collectively referred to as a “Change-In-Interest”);

(b)                                 Liens for Taxes not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the Ordinary Course of Business and with respect to which Seller shall retain responsibility for after the Closing, but only to the extent such responsibility is allocated to Seller pursuant to this Agreement;

(c)                                  Subject to Section 10.8, Section 10.10 and Section 10.11, all (i) consents, approvals, and authorizations of, and required notices to, filings with, or other actions by, Governmental Authorities and third parties required to be obtained in connection with the purchase and sale of the Acquired Assets and the other Contemplated Transactions; (ii) Preferential Rights, and (iii) rights or interests acquired by third parties or Governmental Authorities in connection with a Casualty Loss;

(d)                                 rights of reassignment upon the surrender or expiration of any Acquired Lease;

(e)                                  the Material Contracts and any effects thereof or thereunder, if the net cumulative effect of such burdens does not result in a Change-In-Interest;

(f)                                   Easements and other rights with respect to surface Operations, on, over, or in respect of any of the Acquired Assets or any restriction on access thereto, in each case that do not materially interfere with the Operations of the affected Acquired Asset;

(g)                                  materialmens’, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar Liens arising in the Ordinary Course of Business or incidental to the Operations of the Acquired Assets not yet delinquent, or, if delinquent, payment is being withheld as provided by Law or their validity or amount is being contested in good faith in the Ordinary Course of

Business and with respect to which Seller shall retain responsibility for after the Closing, but only to the extent such responsibility is allocated to Seller pursuant to this Agreement;

(h)                                 all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any of the Acquired Assets in any manner, and all applicable Laws and Orders of general applicability as to any of the Acquired Assets (including the right to regulate, restrict or prohibit any operations, site locations, or reworking, completion or fracing of any well); (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iii) to use any property in a manner that does not materially impair the use of such property for the purposes for which it is currently owned and operated, or (iv) to exercise or enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit, if and only if the net cumulative effect of (i) through (iv) does not result in a Change-In-Interest;

(i)                                     in the case of any surface location, drilling location, well or other operation that does not constitute an Acquired Well or has not been commenced as of the Effective Time, the terms of, or failure to obtain, formed or have issued, any permits, easements, rights-of-way, unit designations or production or drilling units, with respect to any such locations, wells or other operations;

(j)                                    Liens arising under Leases, rights-of-way, easements, operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due, or, if due, being contested in good faith in the Ordinary Course of Business and with respect to which Seller shall retain responsibility for after the Closing, but only to the extent such responsibility is allocated to Seller pursuant to this Agreement;

(k)                                 defects in the early chain of title consisting of the failure to recite marital status in a document or omissions of successors or heirship or estate proceedings;

(l)                                     defects that have been cured by possession under any applicable statutes of limitation for adverse possession or for prescription or under marketable title or similar Laws or standards or the doctrine of laches and no affirmative evidence shows that another Person has asserted a superior claim of title to the Acquired Assets;

(m)                             defects arising out of the lack of a survey, unless a survey is required by applicable Law;

(n)                                 lis pendens with respect to Claims and Proceedings, to the extent such Claims and Proceedings are being contested in good faith in the Ordinary Course of Business and are listed in Section 8.8 of the Disclosure Schedule;

(o)                                 Liens released at or before the applicable Closing Date;

(p)                                 defects based on the failure to record any Acquired Leases issued by the DOI or a state (or any department, subgroup, office or bureau thereof), or any assignments of record title or operating rights in such Acquired Leases in the real property or other county records, if such Acquired Leases or assignments were properly filed in the DOI or state offices (or any department, subgroup, office or bureau thereof) that constitute the official filing situs for such Acquired Lease or assignment; provided, however, that this Section 5.2(p) shall not include defects arising from the existence of an assignment or other document filed in the county records where an Acquired Asset is located that contradicts or diminishes the title of Seller to such Acquired Asset, as reflected by the instruments filed only in the DOI or the applicable state records;

(q)                                 defects based on the failure of the records of the DOI, state, or other Governmental Authority to reflect Seller as the record owner of any Acquired Lease if Seller is reflected as the record owner of the Acquired Lease in the applicable county or parish real property records, if the net cumulative effect of such defect does not result in a Change-In-Interest;

(r)                                    any preference leasing right that may exist in favor of holders of rights-of-way across federal or state lands that burdened the lands before issuance of the applicable Acquired Lease;

(s)                                   lack of corporate or other entity authorization unless Purchaser provided affirmative evidence that such corporate action was not authorized and results in another Person’s claim of superior title to the relevant Acquired Asset from a third party;

(t)                                    the receipt of proceeds with respect to an Acquired Asset in an amount less than the Net Revenue Interest therefor pending finalization of a division order or other title opinion;

(u)                                 unreleased instruments (including oil and gas leases), absent reasonable evidence that such instruments continue in force and effect and constitute a superior claim of title to an Acquired Asset;

(v)                                 Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which the lessee would not customarily seek a subordination of such Lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(w)                               any gap in the chain of title, unless affirmative evidence shows that there is a superior chain of title by an abstract of title, title opinion or landman’s title chain or runsheet;

(x)                                 any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Acquired Asset, and to the extent same does not result in a Change-In-Interest;

(y)                                 defects as are accepted by the purchasers of production from the Acquired Assets in paying the proceeds of such production to the concerned interest owner without suspense, subject only to customary division order warranties and indemnities in favor of such production purchaser; and

(z)                                  the failure to obtain any permits, easements, rights-of-way, pooling agreements or authorizations, unit designations or production or drilling units not yet obtained, formed or created with respect to undeveloped locations that have not been spudded.

5.3       Title Defect. “Title Defect” means any Lien, encroachment, irregularity, defect in, or objection to real property title of the Seller to an Asset that renders title to such Asset less than Defensible Title as of 5:00 p.m., Denver, Colorado, time on the Business Day immediately before (i) the Defect Notice Deadline or (ii) the Second Defect Notice Deadline, as applicable.  Pursuant to part (ii) above, a Title Defect may only be raised after the Defect Notice Deadline and during the Second

Defect Review Period if such Title Defect relates to a Second Closing Asset. Title Defects relating to Second Closing Assets may only be alleged during the Second Defect Review Period.

5.4       Title Defect Value. “Title Defect Value” means, with respect to an Asset, the reduction in such Asset’s Allocated Value as of 5:00 p.m., Denver, Colorado, time on the Business Day immediately before the Defect Notice Deadline or the Second Defect Notice Deadline, as applicable, caused by an uncured Title Defect with respect to such Asset, taking into account the nature of the Title Defect and any subsequent cure of such Title Defect by the Seller; provided, however, that:

(a)                                 in determining the Title Defect Value, the reduction in the Asset’s value shall be based on the Allocated Value as of the Execution Date;

(b)                                 the Title Defect Value shall not exceed the cost to cure the related Title Defect (if the cost to cure is reasonably determinable);

(c)                                  the aggregate amount of Title Defect Values attributable to all Title Defects affecting an Asset shall not exceed the Allocated Value of such Asset;

(d)                                 subject to the foregoing, if a Title Defect is a lien, encumbrance, or other charge which is undisputed and liquidated in amount, the Title Defect Value shall be the amount necessary to be paid to remove the lien;

(e)                                  if a Title Defect affects an Asset for less than its full productive life, the Title Defect Value shall be reduced to take into account only the applicable time period, using generally accepted engineering analysis and present value calculations;

(f)                                   the Title Defect Value attributable to any Title Defect shall not include any amount with respect to which Purchaser receives credit in the calculation of the Purchase Price attributable to any other Title Defect;

(g)                                  in determining any Title Defect Value as to any individual Title Defect or Acquired Asset, such Title Defect Value shall be without duplication of any other Title Defect Value calculated hereunder with respect to such Acquired Asset based on or arising out of the same underlying objections to title of Seller; and

(h)                                 Subject to Sections 5.4(a) through (g) above, if a Title Defect as to any Acquired Asset represents:

(i)                                     a negative discrepancy between the actual Net Revenue Interest for any Acquired Lease and the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Acquired Lease, then the Title Defect Value shall be equal to the product of (A) the Net Mineral Acre Price thereof, multiplied by (B) the number of Net Mineral Acres of such Acquired Lease subject to such Title Defect, multiplied by (C) a fraction, the numerator of which is (1) the remainder of (x) the Net Revenue Interest stated in Exhibit A-1 for such Acquired Lease minus (y) the actual Net Revenue Interest for such Acquired Lease after giving effect to such Title Defect and the denominator of which is (2) the Net Revenue Interest stated in Exhibit A-1 for such Acquired Lease;

(ii)                                  a negative discrepancy between the actual Net Revenue Interest for any First Closing Well or Second Closing Well and the “Net Revenue Interest” percentage stated on Exhibit A-2 for such well, then the Title Defect Value shall be equal to the product of (A) the Allocated Value of such well, multiplied by (B) a fraction, the numerator of which is (1) the remainder of (x) the Net Revenue Interest stated in Exhibit A-2 for such well minus (y) the actual Net Revenue Interest for such well after giving effect to such Title Defect, and the denominator of which is (2) the Net Revenue Interest stated in Exhibit A-2 for such well; and

(iii)                               a reduction in the number of Net Mineral Acres as to any Acquired Lease (or portion thereof), then the Title Defect Value for such Title Defect shall be equal to the product of (A) the Net Mineral Acre Price therefore multiplied by (B) the remainder of (1) the number of Net Mineral Acres purported to be included in such Acquired Lease as set forth on Exhibit A-1 minus (2) the actual number of Net Mineral Acres included in such Acquired Lease after giving effect to such Title Defect.

5.5       Title Defects Notices.

(a)                                 As a condition to asserting any claim with respect to any alleged Title Defect, Purchaser must deliver to Seller one or more valid written notices as to alleged Title Defects (each, a “Notice of Title Defects”) no later than (i) 5:00 p.m., Denver, Colorado time, on December 6, 2017, (the “Defect Notice Deadline”) with respect to First Closing Assets, and (ii) the Second Defect Notice Deadline, with respect to Second Closing Assets; provided that Purchaser agrees to provide Seller with periodic (but in no event less frequently than once every week) updates in writing concerning the progress of Purchaser’s title due diligence. Purchaser’s title due diligence with respect to the Second Closing Assets shall only take place during the Second Defect Review Period.

(b)                                 Such Notices of Title Defects, when considered together, set forth all Title Defects affecting the Assets that Purchaser desires to assert under this Agreement and all Interest Additions discovered by Purchaser or of which Purchaser has been notified under Section 5.8.  In order to be valid, each Notice of Title Defects shall, with respect to each such Title Defect or Interest Addition set forth therein: (i) describe such Title Defect or Interest Addition and the Assets affected thereby; (ii) describe the basis of such Title Defect or Interest Addition; (iii) include documentation supporting the basis of such Title Defect or Interest Addition; (iv) in the case of a Title Defect, describe in general terms the curative actions that Purchaser reasonably anticipates are required to cure such Title Defect; (v) in the case of each Title Defect, describe Purchaser’s good faith estimate of the Title Defect Value with respect to each Asset affected by such Title Defect in accordance with and subject to the limitations in Section 5.4 (“Purchaser’s Title Defect Value”); and (vi) in the case of each Interest Addition, describe Purchaser’s good faith estimate of the value of such Interest Addition.

5.6       Waiver; Cure; Adjustment; Deductible.

(a)                                 Waiver. Without limitation of Purchaser’s rights under the special warranty of title in the Assignment, a Title Defect shall be and is hereby conclusively waived by Purchaser, Purchaser shall not be entitled to any adjustment for such Title Defect, and Seller shall not be obligated to cure such Title Defect, if: (i) Purchaser fails to provide a valid Notice of Title Defect to Seller of such Title Defect in accordance with Section 5.5(a) on or before the Defect Notice Deadline or the Second Defect Notice Deadline, as applicable; (ii) the Title Defect Value with respect to such Title Defect is less than the Title Defect Threshold; or (iii) the Allocated Value of the Asset affected by such Title Defect is less than the Title Defect Threshold.

(b)                                 Cure. Seller shall have the right and option, but not the obligation, to attempt to cure and to cure any Title Defects that are not waived under Section 5.6(a) (i) with respect to the First Closing Assets on or before the date sixty (60) days after the First Closing Date, and (ii)

with respect to the Second Closing Assets on or before sixty (60) days after the Second Closing Date. Except in the case that Seller and Purchaser agree under Section 5.7 on the Title Defect Values for all Open Title Defects (excluding those that have been waived or previously cured under this Section 5.6), then Seller shall have an additional period until (x) the First Closing Settlement Date to attempt to cure and to cure any such Title Defects with respect to the First Closing Assets and (y) the Second Closing Settlement Date to attempt to cure and to cure any such Title Defects with respect to the Second Closing Assets. A Title Defect that is not waived under Section 5.6(a) or cured under this Section 5.6(b) in accordance with the time limitations set forth in this Section 5.6(b) is referred to in this Agreement as a “Surviving Title Defect.”

(c)                                  Adjustment. Purchaser shall be entitled to a downward adjustment to (i) the First Closing Base Purchase Price by the Defect Adjustment, if any, with respect to the First Closing Assets and (ii) the Second Closing Base Purchase Price by the Defect Adjustment, if any, with respect to the Second Closing Assets. The “Defect Adjustment” shall be the amount by which:  (x) the difference of the following (the “Net Aggregate Defect Value”): (A) the sum of the Title Defect Values with respect to all Surviving Title Defects minus the sum of the value of all Interest Additions, plus (B) the sum of all Environmental Defect Values with respect to all Surviving Environmental Defects; exceeds (y) the Defect Deductible. If, after taking into account the provisions of this Article 5 and Article 6, the Defect Deductible is equal to or greater than the Net Aggregate Defect Value, then Purchaser shall not be entitled to a Defect Adjustment. Seller shall be entitled to an upward adjustment to (i) the First Closing Base Purchase Price by the Interest Addition Amount, if any, with respect to the First Closing Assets and (ii) the Second Closing Base Purchase Price by the Interest Addition Amount, if any, with respect to the Second Closing Assets. If, after taking into account the provisions of this Article 5 and Article 6, the Net Aggregate Defect Value is a negative number, then Seller shall be entitled to an upward adjustment equal to the absolute value of the Net Aggregate Defect Value (the “Interest Addition Amount”). For the avoidance of doubt, the Net Aggregate Defect Value shall be determined by taking into account Title Defects, Environmental Defects and Interest Additions related to both the First Closing Assets and Second Closing Assets on a cumulative basis. In no event shall any Acquired Assets be excluded from the Contemplated Transactions arising out of or relating to any Title Defects.

5.7       Agreement on Title Defects and Interest Additions.

(a)                                 Attempt to Agree. With respect to each Title Defect and that the Parties do not agree has been waived or cured under Section 5.6 (each, an “Open Title Defect”) and each Interest Addition, from the receipt by Seller of Purchaser’s Notice of Title Defects until (i) the First Closing Settlement Date with respect to the First Closing Assets and (ii) the Second Closing Settlement Date with respect to the Second Closing Assets, or the earlier acknowledgement of Purchaser in writing that it is not entitled to a Defect Adjustment, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Title Defect Value of each such Open Title Defect, and the existence and associated value of each such Interest Addition.

(b)                                 Agreement. If Seller and Purchaser agree on the existence and Title Defect Value of any such Open Title Defect, then the Title Defect Value for such Open Title Defect shall be the agreed Title Defect Value for purposes of determining the Defect Adjustment, if any. If Seller and Purchaser agree on the existence and value of any Interest Addition, then the value of such Interest Addition shall be the agreed upon value for purposes of determining the Defect Adjustment, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.

(c)                                  Agreement Before Closing. If, before the First Closing Date, Seller and Purchaser agree on (i) the existence and Title Defect Values of all Open Title Defects with respect to the First Closing Assets, (ii) the existence and value of all Interest Additions with respect to the First Closing Assets and (iii) the existence and Environmental Defect Values of all Open Environmental Defects with respect to the First Closing Assets, then the amount of the Defect Adjustment, if any, shall be deducted from the First Closing Base Purchase Price at the First Closing, and shall be reflected in the First Closing Amount. If, before the Second Closing Date, Seller and Purchaser agree on (i) the existence and Title Defect Values of all Open Title Defects with respect to the Second Closing Assets, (ii) the existence and value of all Interest Additions with respect to the Second Closing Assets and (iii) the existence and Environmental Defect Values of all Open Environmental Defects with respect to the Second Closing Assets, then the amount of the Defect Adjustment, if any, shall be deducted from the Second Closing Base Purchase Price at the Second Closing, and shall be reflected in the Second Closing Amount.

(d)                                 Failure to Agree. If, (i) before the First Closing Date, Seller and Purchaser do not agree on the existence and Title Defect Values of all Open Title Defects with respect to the First Closing Assets, and the existence and value of all Interest Additions with respect to the First Closing Assets, or (ii) before the Second Closing Date, Seller and Purchaser do not agree on the existence and Title Defect Values of all Open Title Defects with respect to the Second Closing Assets, and the existence and value of all Interest Additions with respect to the Second Closing Assets then:  (x) the existence and Title Defect Value of those Open Title Defects that are not agreed (but only those that are not agreed), and the existence and value of those Interest Additions that are not agreed (but only those that are not agreed), shall be Title Disputed Matters settled by the Title Expert under Section 5.9; (y) there shall be no adjustment to the First Closing Amount or Second Closing Amount, as applicable, or exclusion of Assets for any such Open Title Defects or Interest Additions; and (z) the First Closing Base Purchase Price or Second Closing Base Purchase Price, as applicable, shall be adjusted downward pursuant to the final settlement under Section 14.1 by the amount of the Defect Adjustment, if any, based on the Title Defect Values of any Surviving Title Defects, and the values of any Interest Additions, in each case determined under this Section 5.7 or Section 5.9, as applicable; provided, however, that any such Surviving Title Defects that are cured by Seller under Section 5.6(b), as applicable, shall not be considered Surviving Title Defects and shall be and are hereby waived.

5.8       Interest Additions.

(a)                                 Notice of Interest Additions. If Purchaser or Seller discovers any additional interests in the Assets that are not listed in Exhibit A, including any interest that (i) entitles Seller to receive more than the Net Revenue Interest with respect to any such Asset set forth in Exhibit A-1 or Exhibit A-2, (ii) obligates Seller to bear costs and expenses in an amount less than the Working Interest with respect to any such Asset set forth in Exhibit A-1 or Exhibit A-2, and assuming no corresponding reduction in the Net Revenue Interest, or (iii) entitles Seller to receive more than the number of Net Mineral Acres with respect to any such Asset set forth in Exhibit A-1 (each an “Interest Addition”), the discovering Party shall promptly after discovery (but in any event before the Defect Notice Deadline or the Second Defect Notice Deadline, as applicable), provide written notice to the other Party of such Interest Addition. Such notice shall be in writing and shall include:  (A) a description of each such Interest Addition; (B) the basis for each such Interest Addition, and supporting documentation with respect thereto; (C) the Assets and the Allocated Value of the Assets affected by each such Interest Addition; and (D) the value of the Interest Addition or the amount by which the notifying Party reasonably believes the Allocated Value of the affected Assets should be increased by the Interest Addition, and the computations upon which such Party belief is based.

(b)                                 Effect of Interest Additions. Interest Additions shall be offset against Title Defect Values in determining the Defect Adjustment, if any, or used to determine the Interest Addition Amount, as applicable, as provided in Section 5.6(c). An Interest Addition need not be contained in Purchaser’s Notice of Title Defects to be taken into account; provided, however, that an Interest Addition shall only be taken into account if Purchaser has notice or actual knowledge of such Interest Addition before the Defect Notice Deadline or the Second Defect Notice Deadline, as applicable.

5.9       Dispute Resolution. If (1) any Open Title Defects, including the existence, waiver, cure, and Title Defect Values thereof, or any Interest Additions, including the existence and values thereof (collectively, “Title Disputed Matters”), are not agreed upon under Section 5.7 and neither Party has elected to terminate under Section 6.7, then any such Title Disputed Matters or (2) Purchaser timely delivers a Purchaser Defect Termination Notice and Seller delivers a Termination Dispute Notice, then any Unagreed Termination Title Matters, shall, in each case be resolved by a single Title Expert under the dispute resolution procedure in this Section 5.9.

(a)                                 Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage the Title Expert within seventy (70) days after the First Closing or Second Closing, as applicable, (or in the case of a Termination Dispute Notice, within thirty (30) days after the delivery by Seller of such Termination Dispute Notice). After the Title Expert has been engaged, if the Title Expert withdraws after a challenge, dies, or otherwise resigns or is removed, then such Title Expert shall be replaced within five (5) Business Days thereafter by Purchaser and Seller in accordance with this Section 5.9, and the time periods in this Section 5.9 shall be extended as necessary or appropriate. The fees and expenses of the Title Expert shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(b)                                 Materials to Title Expert. Within eighty (80) days after the First Closing Date or Second Closing Date, as applicable, (or in the case of a Termination Dispute Notice, within forty (40) days after the delivery by Seller of such Termination Dispute Notice), the Parties shall provide to the Title Expert the following materials:

(i)                                     Purchaser’s Notice of Title Defects and all documentation provided therewith and such evidence as Purchaser deems appropriate to validate the existence, and alleged Title Defect Values with respect to all Open Title Defects, and the Interest Additions and values with respect thereto (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters), in each case assigned thereto by Purchaser in its Notice of Title Defects, together with Purchaser’s good faith estimate of the values with respect to all such Interest Additions identified by Seller, if any (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters);

(ii)                                  such evidence as Seller deems appropriate to dispute the existence, waiver, cure, and alleged Title Defect Values with respect to all Open Title Defects, and the Interest Additions and values with respect thereto (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters), in each case assigned thereto by Purchaser in its Notice of Title Defects, together with Seller’s good faith estimate of the Title Defect Values with respect to all such Open Title Defects, if any, and the values with respect to all such Interest Additions identified by Purchaser, if any (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters); and

(iii)                               this Article 5, and Exhibits A-1 through A-8, B, and C to this Agreement, together with any definitions of terms used in this Article 5 and such Exhibits, but no other provisions of this Agreement.

(c)                                  Decisions of Title Expert. The Title Expert shall make his or her determination and provide to the Parties written findings within thirty (30) days after he has received the materials under Section 5.9(b). The decision of the Title Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to the Title Disputed Matters associated with each Open Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter), in each case that are not agreed upon by the Parties under Section 5.7 or Section 6.7, as applicable. The Title Expert shall make a separate determination with respect to each Open Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter). The written finding of the Title Expert shall only set forth the Title Expert’s decision with respect to each applicable Open Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter), and not the Title Expert’s rationale for the decision. The Title Expert shall not make any other award or grant any other remedy, whether or not prohibited or contemplated by this Agreement, and shall certify, as necessary, the resolution of such Title Disputed Matters (or in the case of a Termination Dispute Notice, such Unagreed Termination Title Matters), as applicable, to the Accounting Referee under Section 14.1.

5.10                                                Special Warranty of Title in the Assignments.

(a)                                 Each Assignment delivered at each applicable Closing will contain a special warranty of Defensible Title whereby Seller shall warrant Defensible Title to its interest in the applicable Acquired Properties assigned thereunder unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller but not otherwise, subject, however, to the Permitted Liens.  The special warranty of Defensible Title contained in each Assignment shall be subject to the further limitations and provisions of this Article 5, mutatis mutandis, including the Title Defect Threshold and the Defect Deductible.

(b)                                 No later than the date twelve (12) months after the applicable Closing Date, Purchaser may furnish Seller a Notice of Title Defect meeting the requirements of Section 5.5(a) setting forth any matters which Purchaser asserts as a breach of the special warranty of Defensible Title set forth in the Assignment delivered at such Closing. Seller shall have a reasonable opportunity, but not the obligation, to cure prior to the Final Determination Date any alleged breach of such special warranty of Defensible Title pursuant to Section 5.6(b).  Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in any Assignment for which Seller has not received on or before the date twelve (12) months after the applicable Closing Date such Assignment was delivered a valid Notice of Title Defects that satisfies the requirements set forth in Section 5.5(a).

(c)                                  For purposes of the special warranty of Defensible Title contained in any Assignment, the value of the Acquired Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein.  Recovery on the special warranty of Defensible Title contained in any Assignment shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Second Closing Base Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title contained in such Assignment, as a

Title Defect prior to the Defect Notice Deadline or the Second Defect Notice Deadline, as applicable, pursuant to Section 5.5, in each case without regard to the Title Defect Threshold or the Defect Deductible.

5.11                                                Changes in Prices; Well Events. Purchaser shall assume all risk of Loss with respect to: (a) changes in commodity or product prices and any other market factors or conditions from and after November 1, 2017; (b) production declines or any adverse change in the production characteristics or downhole condition of an Acquired Well, including any Acquired Well watering out, or experiencing a collapse in the casing or sand infiltration, from and after November 1, 2017; and (c) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear, and none of the foregoing shall constitute Title Defects or otherwise give rise to any Claims by Purchaser before, on, or after any Closing.

5.12                                                Exclusive Remedy. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, THIS Article 5 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE WITH RESPECT TO THE ACQUIRED ASSETS.  EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND AS PROVIDED IN THIS Article 5, PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT OR OTHER DEFICIENCY IN TITLE TO ANY ASSET.  NOTWITHSTANDING ANYTHING HEREIN OR ANY TRANSACTION DOCUMENT TO THE CONTRARY, IN NO EVENT DOES SELLER MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE EASEMENTS EXCEPT FOR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENTS.

Article 6
Environmental Matters

6.1       Environmental Investigation.

(a)                                 Environmental Reports and Personnel. Subject to Section 4.1(b) and Section 4.3, and (i) until the Defect Notice Deadline, with respect to Purchaser’s environmental due diligence regarding the First Closing Assets, and (ii) only during the Second Defect Review Period with respect to Purchaser’s environmental due diligence regarding the Second Closing Assets, Seller shall (A) provide Purchaser with access during the regular business hours of Seller to all information in Seller’s possession or control pertaining to the Environmental Condition of the Acquired Assets, including any environmental reports, Permits, Records, notices of violation from the Governmental Authorities, and assessments, (B) use Commercially Reasonable Efforts (but in no event required to make any payments or incur any material obligations owed to any Person) to make available to Purchaser those Entity Representatives of Seller who would reasonably be expected to have material knowledge or material information regarding the environmental status or condition of the Acquired Assets.

(b)                                 Environmental Assessment.

(i)                                     Purchaser may, or may engage a qualified environmental contractor to, conduct Phase I Environmental Site Assessments in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) of the Acquired Assets (an “Environmental Assessment”) at Purchaser’s sole risk, Liability, and expense; provided, however, that:  (i) Purchaser shall provide Seller with prior written notice of any activities with respect to any such Environmental Assessment, and shall provide Seller the opportunity to participate in all such activities; (ii) any contractor engaged to perform all or any portion of such Environmental Assessment shall execute and deliver to Seller a confidentiality agreement in a form acceptable to Seller acting reasonably; (iii) Purchaser shall not conduct, authorize, or permit any test drilling, sampling, or other on-site activities without prior written notice to Seller, and the prior written consent of Seller, which consent may be granted, conditioned or withheld at the sole discretion of Seller; and (iv) Purchaser shall provide to Seller promptly (and in any event, within three (3) Business Days) after receipt, at no cost to Seller, all draft and final reports, results, data, analyses of site visits, Remediation cost estimates, and any other portion of such Environmental Assessment, all of which shall be subject to the confidentiality provisions in Section 10.13.  If the First Closing does not occur, Purchaser shall promptly return to Seller or destroy all copies of the records, reports, summaries, evaluations, due diligence memos and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Entity Representatives. If the Second Closing does not occur, Purchaser shall promptly return to Seller or destroy all copies of the records, reports, summaries, evaluations, due diligence memos and derivative materials related to the Second Closing Assets in the possession or control of Purchaser or any of Purchaser’s Entity Representatives. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s due diligence will be promptly corrected by Purchaser.

(ii)                                  In the event that Purchaser’s Environmental Assessment identifies actual or potential “recognized environmental conditions” with respect to any Asset, then Purchaser may request in writing (“Phase II Request”) Seller’s permission to conduct a Phase II Environmental Site Assessment to further assess such conditions.  Such Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” identified and (ii) the proposed scope of the Phase II assessment, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities.  Seller may, in its sole discretion, approve said Phase II assessment plan, in whole or in part, and Purchaser shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing. Any such approved Phase II assessment plan shall be conducted by a reputable environmental consulting or engineering firm.  Seller shall have the right to (x) condition any approval of the Phase II assessment plan on the provision of proof of satisfactory insurance and (y) if said plan is approved by Seller, have its representatives witness all on-site activities set forth in such Phase II assessment plan and split any samples collected in connection therewith.  If Seller does not provide its consent to any Phase II Request delivered in accordance with the above terms within two (2) Business Days of Purchaser’s delivery of such request, then the affected Asset (or portion thereof) for which consent is not provided shall be excluded from the Assets to be conveyed at Closing, in which case, such Asset (or portion thereof so affected) shall become an Excluded Asset, and at Closing, the Allocated Value of all Assets excluded pursuant to this Section 6.1(b) shall be deducted from the Base Purchase Price and the Asset shall be deemed deleted from the Exhibits and Schedules hereto; provided, however that the removal of any such Asset pursuant to this Section 6.1(b) shall not be taken into account in determining whether the Title/Environmental Termination Threshold has been met or exceeded.

6.2       Environmental Defect. “Environmental Defect” means the failure of Seller’s ownership and operation of the Acquired Assets to be in material compliance as of 5:00 p.m., Denver, Colorado, time on the Effective Time with applicable Environmental Laws in effect as of the Execution Date, but excluding the following (which shall not constitute Environmental Defects): (w) any Disclosed Environmental Matters; (x) any Plugging and Abandonment Obligations; (y) the presence or absence of naturally occurring radioactive material, radon gas and asbestos (“NORM”) in or on the Acquired Assets; and (z) any matter that is subject to or covered by the Consent Decree. An Environmental Defect may only be raised after the Defect Notice Deadline and during the Second Defect Review Period if such Environmental Defect relates to a Second Closing Asset. Environmental Defects relating to Second Closing Assets may only be alleged during the Second Defect Review Period.

6.3       Environmental Defect Value. “Environmental Defect Value” means, with respect to an Environmental Defect, the amount equal to the estimated costs and expenses of Seller (based on the reasonable proportionate cost to Seller) that would be incurred by Seller to Remediate or otherwise cure such Environmental Defect in the lowest cost manner reasonably available, (x) consistent with applicable Environmental Laws, taking into account (i) the nature of the Environmental Defect, (ii) the likelihood that such Environmental Defect actually will result in a Claim or Liability by any Governmental Authority or any other third-party, (iii) any subsequent Remediation or cure of the Environmental Defect by Seller within the time frames permitted under this Agreement and (iv) that non-permanent remedies (including without limitation, mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, lechate collection systems, and the like) may be the lowest cost manner reasonably available and, (y) where applicable, to the satisfaction of the applicable Governmental Authorities.

6.4       Environmental Defect Notices.

(a)                                 As a condition to asserting any claim with respect to any alleged Environmental Defect, Purchaser must deliver to Seller a valid written Notice of Environmental Defect as to any alleged Environmental Defect no later than (i) the Defect Notice Deadline, with respect to First Closing Assets, and (ii) the Second Defect Notice Deadline, with respect to Second Closing Assets; provided that Purchaser agrees to provide Seller with periodic (but in no event less frequently than once every week) updates in writing concerning the progress of Purchaser’s environmental due diligence.

(b)                                 On or before the Defect Notice Deadline or Second Defect Notice Deadline, as applicable, for any alleged Environmental Defect, Purchaser shall deliver to Seller a valid written notice (a “Notice of Environmental Defects”) that sets forth all Environmental Defects affecting the Acquired Assets that Purchaser desires to assert under this Agreement.  In order to be valid, the Notice of Environmental Defects shall, with respect to each Environmental Defect set forth therein:  (i) describe the nature of and basis for such Environmental Defect; (ii) describe the specific Assets affected by such Environmental Defect; (iii) contain references to the specific provisions and sections of Environmental Laws that Seller or the Acquired Assets are in violation of or non-compliance with that forms the basis of such Environmental Defect; (iv) describe the Remediation or other curative action that Purchaser reasonably anticipates is required to Remediate or otherwise cure such Environmental Defect; (v) describe Purchaser’s good-faith estimate of the Environmental Defect Value with respect to each Acquired Asset affected by such Environmental Defect; and (vi) include all documentation supporting the nature and basis of such Environmental Defect and the estimate of its Environmental Defect Value.

6.5       Waiver; Remediation; Adjustment; Deductible.

(a)                                 Waiver. An Environmental Defect shall be and is hereby conclusively waived by Purchaser, Purchaser shall not be entitled to any remedies or adjustment for such Environmental Defect or to exclude the Acquired Asset affected by such Environmental Defect, and Seller shall not be obligated to cure such Environmental Defect, if: (i) Purchaser fails to provide written notice to Seller of such Environmental Defect in accordance with Section 6.4(b) on or before the Defect Notice Deadline or Second Defect Notice Deadline, as applicable, or (ii) the Environmental Defect Value with respect to such Environmental Defect is less than the Environmental Defect Threshold.  Except as specifically set forth in Section 6.1(b)(ii) and Section 6.5(d), in no event shall any Acquired Assets be excluded from the Contemplated Transactions arising out of or relating to any Environmental Defects.

(b)                                 Remediation. Seller shall have the right and option, but not the obligation, to attempt to Remediate or otherwise cure, and to Remediate or otherwise cure, any Environmental Defects that are not waived under Section  6.5(a) (i) with respect to the First Closing Assets on or before the date sixty (60) days after the First Closing Date, and (ii) with respect to the Second Closing Assets on or before the date sixty (60) days after the Second Closing Date. Except in the case that Seller and Purchaser agree under Section (d) on the Environmental Defect Values for all Open Environmental Defects (excluding those that have been waived or previously cured under this Section 6.5), then Seller shall have an additional period until the First Closing Settlement Date, with respect to First Closing Assets, and until the Second Closing Settlement Date, with respect to Second Closing Assets, to attempt to Remediate or otherwise cure, and to Remediate or otherwise cure, any such Environmental Defects. An Environmental Defect that is not waived under Section 6.5(a) or Remediated or otherwise cured under this Section 6.5(b) is referred to in this Agreement as a “Surviving Environmental Defect.”

(c)                                  Adjustment; Deductible. Purchaser shall be entitled to a downward adjustment to (i) the First Closing Base Purchase Price by the Defect Adjustment, if any, with respect to the First Closing Assets and (ii) the Second Closing Base Purchase Price by the Defect Adjustment, if any, with respect to the Second Closing Assets as provided in Section 5.6(c). For the avoidance of doubt, the Defect Adjustment shall be determined by taking into account Environmental Defects related to both the First Closing Assets and Second Closing Assets on a cumulative basis.

(d)                                 Exclusion of Assets. In the event the Environmental Defect Value as determined by Purchaser in good faith and included in the applicable Notice of Environmental Defects for any Asset is equal to or exceeds the Allocated Value of such Asset, then either Party shall have the option to elect by written notice to the other Party no later than three (3) Business Days after the Defect Notice Deadline or Second Defect Notice Deadline, as applicable, to have the affected Asset (or portion thereof subject to the Environmental Defect) excluded from the Assets to be conveyed at Closing, in which case, such Asset (or portion thereof so affected) shall become an Excluded Asset, and at Closing, the Allocated Value of all Assets excluded pursuant to this Section 6.1(b) shall be deducted from the Base Purchase Price and the Asset shall be deemed deleted from the Exhibits and Schedules hereto; provided, however that the removal of any such Asset pursuant to this Section 6.5(d) shall not be taken into account in determining whether the Title/Environmental Termination Threshold has been met or exceeded.

6.6       Agreement on Environmental Defects.

(a)                                 Attempt to Agree. With respect to each Environmental Defect that the Parties do not agree has been waived or Remediated or otherwise cured under Section 6.5 (each, an “Open Environmental Defect”), from the receipt by Seller of Purchaser’s Notice of Environmental Defects until (i) the First Closing Settlement Date with respect to the First Closing Assets and (ii) the Second Closing Settlement Date with respect to the Second Closing Assets, or the earlier acknowledgement of Purchaser in writing that it is not entitled to a Defect Adjustment, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Environmental Defect Value of each such Open Environmental Defect.

(b)                                 Agreement. If Seller and Purchaser agree on the existence and Environmental Defect Value of any such Open Environmental Defect, then the Environmental Defect Value for such Open Environmental Defect shall be the agreed Environmental Defect Value for purposes of determining the Defect Adjustment, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.

(c)                                  Agreement Before Closing. If, before the First Closing Date, Seller and Purchaser agree on (i) the existence and Title Defect Values of all Open Title Defects with respect to the First Closing Assets, (ii) the existence and value of all Interest Additions with respect to the First Closing Assets and (iii) the existence and Environmental Defect Values of all Open Environmental Defects with respect to the First Closing Assets, then the amount of the Defect Adjustment, if any, shall be deducted from the First Closing Base Purchase Price at the First Closing, and shall be reflected in the First Closing Amount. If, before the Second Closing Date, Seller and Purchaser agree on (i) the existence and Title Defect Values of all Open Title Defects with respect to the Second Closing Assets, (ii) the existence and value of all Interest Additions with respect to the Second Closing Assets and (iii) the existence and Environmental Defect Values of all Open Environmental Defects with respect to the Second Closing Assets, then the amount of the Defect Adjustment, if any, shall be deducted from the Second Closing Base Purchase Price at the Second Closing, and shall be reflected in the Second Closing Amount.

(d)                                 Failure to Agree. If, (i) before the First Closing Date, Seller and Purchaser do not agree on the existence and Environmental Defect Values of all Open Environmental Defects with respect to the First Closing Assets, or (ii) before the Second Closing Date, Seller and Purchaser do not agree on the existence and Environmental Defect Values of all Open Environmental Defects with respect to the Second Closing Assets, then: (x) the existence and Environmental Defect Value of those Open Environmental Defects that are not agreed (but only those that are not agreed), shall be Environmental Disputed Matters settled by the Environmental Expert under Section 6.8; (y) there shall be no adjustment to the First Closing Amount or Second Closing Amount, as applicable, or exclusion of any Acquired Assets for any such Open Environmental Defects; and (z) the First Closing Base Purchase Price or Second Closing Base Purchase Price, as applicable, shall be adjusted downward pursuant to the final settlement under Section 14.1 by the amount of the Defect Adjustment, if any, based on the Environmental Defect Values of any Surviving Environmental Defects, in each case determined under this Section 6.5(d) or Section 6.8, as applicable; provided, however, that any such Surviving Environmental Defects that are Remediated or otherwise cured by Seller under Section 6.5(b) before the First Closing Settlement Date or Second Closing Settlement Date, as applicable, shall not be considered Surviving Environmental Defects and shall be and are hereby waived.

6.7       Termination for Title/Environmental Defects.

(a)                                 If, (i) the sum of:  (A) the aggregate Title Defect Values alleged by Purchaser in good faith in all of its Notices of Title Defects with respect to all Title Defects alleged by

Purchaser in good faith in such Notices of Title Defects; minus (B) the aggregate value of all Interest Additions alleged by Purchaser or Seller, in each case in good faith, in either Party’s notice of Interest Additions; plus (C) the aggregate Environmental Defect Values alleged by Purchaser in good faith in all of its Notices of Environmental Defects with respect to all Environmental Defects alleged by Purchaser in good faith in such Notices of Environmental Defects, in each case of (A), (B) and (C) to the extent affecting the First Closing Assets only; exceeds (ii) an amount equal to twenty percent (20%) of the Base Purchase Price  (the amount in this clause (ii), the “Title/Environmental Termination Threshold”), then (x) Seller may send a written notice to Purchaser within five (5) Business Days after the Defect Notice Deadline indicating that Seller desires to terminate this Agreement, in which case this Agreement shall immediately terminate and the Deposit shall be released in accordance with Section 12.2, and (y) Purchaser may send a written notice to Seller (a “Purchaser Defect Termination Notice”) no later than three (3) Business Days after the Defect Notice Deadline that Purchaser desires to terminate this Agreement.  If no Party elects to terminate this Agreement under this Section 6.7, then all Title Defects and Environmental Defects shall be addressed in accordance with Section 5.9 or Section 6.8, as applicable. Any Purchaser Defect Termination Notice shall be based on alleged Title Defects, alleged Title Defect Values, alleged Interest Additions, alleged values of Interest Additions, alleged Environmental Defects, and alleged Environmental Defect Values that are reasonably determined in good faith by Purchaser or Seller, as applicable, at the time of such notice. For the avoidance of doubt, this Section 6.7 shall not apply to Title Defects or Environmental Defects alleged with respect to the Second Closing Assets and neither Seller nor Purchaser shall have any termination right with respect to such alleged Title Defects or Environmental Defects.

(b)                                 Within four (4) Business Days after the receipt by Seller of a Purchaser Defect Termination Notice, Seller shall send a written notice to Purchaser (a “Termination Response Notice”) indicating Seller’s election in its sole discretion to either:  (i) terminate this Agreement, in which case this Agreement shall immediately terminate and the Deposit shall be released in accordance with Section 12.2; or (ii) proceed to have any Title Defects alleged by Purchaser in its Notice of Title Defects, the existence, waiver, cure, or Title Defect Value of which are not agreed in good faith by Seller, and any Interest Additions, the existence or value of which are not agreed in good faith by Seller (collectively, “Unagreed Termination Title Matters”) determined under Section 5.9, and any Environmental Defects alleged by Purchaser in its Notice of Environmental Defects, the existence, waiver, Remediation, or Environmental Defect Value of which are not agreed in good faith by Seller (“Unagreed Termination Environmental Matters”) determined under Section 6.8, as applicable. If Seller delivers a Termination Response Notice under clause (ii) of this Section 6.7(b) (a “Termination Dispute Notice”), then the Parties shall immediately proceed to have any Unagreed Termination Title Matters determined under Section 5.9, and any Unagreed Termination Environmental Matters determined under Section 6.8, as applicable, and the First Closing, Second Closing or termination, as applicable, of this Agreement shall be stayed (and the First Closing Date and the Second Closing Date shall be extended) pending the outcome of such dispute resolution procedures.

(c)                                  If Seller delivers a Termination Dispute Notice and after the determination under Section 5.9 of any such Unagreed Termination Title Matters, and the determination under Section 6.8 of any such Unagreed Termination Environmental Matters, as applicable, the sum of the Surviving Title Defects and the Surviving Environmental Defects exceeds the Title/Environmental Termination Threshold, then this Agreement shall immediately terminate and the Deposit shall be released in accordance with Section 12.2.

(d)                                 If Seller delivers a Termination Dispute Notice and after the determination under Section 5.9 of any Unagreed Termination Title Matters, and the determination under Section 6.8 of any Unagreed Termination Environmental Matters, as applicable, the sum of the Surviving Title Defects and the Surviving Environmental Defects does not exceed the Title/Environmental Termination Threshold, then the Parties shall, subject to the satisfaction or waiver of the other conditions to applicable Closings in this Agreement, immediately proceed to the applicable Closing(s).

6.8       Dispute Resolution. If (1) any Open Environmental Defects, including the existence, waiver, Remediation, and Environmental Defect Values thereof (collectively, “Environmental Disputed Matters”), are not agreed upon under Section 6.5(d), then any such Environmental Disputed Matters or (2) Purchaser timely delivers a Purchaser Defect Termination Notice and Seller delivers a Termination Dispute Notice, then any Unagreed Termination Environmental Matters, shall, in each case, be resolved by a single Environmental Expert under the dispute resolution procedure in this Section 6.8.

(a)                                 Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage the Environmental Expert within seventy (70) days after the First Closing Date or Second Closing Date, as applicable, (or in the case of a Termination Dispute Notice, within thirty (30) days after the delivery by Seller of such Termination Dispute Notice). After the Environmental Expert has been engaged, if the Environmental Expert withdraws after a challenge, dies, or otherwise resigns or is removed, then such Environmental Expert shall be replaced within five (5) Business Days thereafter by Purchaser and Seller in accordance with this Section 6.8, and the time periods in this Section 6.8 shall be extended as necessary or appropriate. The fees and expenses of the Environmental Expert shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(b)                                 Materials to Environmental Expert. Within eighty (80) days after the First Closing Date or Second Closing Date, as applicable, (or in the case of a Termination Dispute Notice, within forty (40) days after the delivery by Seller of such Termination Dispute Notice), the Parties shall provide to the Environmental Expert the following materials:

(i)                                     Purchaser’s Notice of Environmental Defects and all documentation provided to Seller prior to the Defect Notice Deadline or Second Defect Notice Deadline, as applicable and such evidence as Purchaser deems appropriate to validate the existence and alleged Environmental Defect Values with respect to all Open Environmental Defects (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters), in each case assigned thereto by Purchaser in its Notice of Environmental Defects;

(ii)                                  such evidence as Seller deems appropriate to dispute the existence, waiver, Remediation, and alleged Environmental Defect Values with respect to all Open Environmental Defects (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters), in each case assigned thereto by Purchaser in its Notice of Environmental Defects, together with Seller’s good faith estimate of the Environmental Defect Values with respect to all such Open Environmental Defects, if any (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters); and

(iii)                               this Article 6, and Exhibits A-1 through A-8, B, and C to this Agreement, together with any definitions of terms used in this Article 6 and such Exhibits, but no other provisions of this Agreement.

(c)                                  Decisions of Environmental Expert. The Environmental Expert shall make his or her determination and provide to the Parties written findings within thirty (30) days after he has received the materials under Section  6.8(b). The decision of the Environmental Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to the Environmental Disputed Matters associated with each Open Environmental Defect (or in the case of a Termination Dispute Notice, each Unagreed Termination Environmental Matter) that is not agreed upon by the Parties under Section 6.5(d) or 6.7, as applicable. The Environmental Expert shall make a separate determination with respect to each Open Environmental Defect. The written finding of the Environmental Expert shall only set forth the Environmental Expert’s decision with respect to each applicable Open Environmental Defect (or in the case of a Termination Dispute Notice, each Unagreed Termination Environmental Matter), and not the Environmental Expert’s rationale for the decision. The Environmental Expert shall not make any other award or grant any other remedy, whether or not prohibited or contemplated by this Agreement, and shall certify, as necessary, the resolution of such Environmental Disputed Matters (or in the case of a Termination Dispute Notice, such Unagreed Termination Environmental Matters, as applicable) to the Accounting Referee under Section 14.1.

6.9       Exclusive Remedy. Purchaser acknowledges that the Acquired Assets have been used to explore for, develop, and produce oil and gas, and that in the past there (i) may have been Releases of wastes, crude oil, condensate, produced water, or other materials, including Hazardous Materials, above, in, on, or under the Acquired Assets and (ii) may exist other conditions that may constitute an Environmental Defect or result in Liabilities under Environmental Laws. Notwithstanding anything to the contrary in this Agreement, this Article 6 and the indemnifications provided for under Section 16.2(a)(iii) constitute the entire and exclusive remedies of Purchaser with respect to any conditions, events, circumstances, acts, or omissions of, or relating to, the Environment, any Hazardous Materials, any Releases, or any Assumed Environmental Liabilities (collectively, “Environmental Matters”).  Subject to Article 16, Purchaser hereby waives, for itself and its successors and assigns, any other Claims, Losses, or rights against any of the Indemnified Seller Parties relating to any Environmental Matters, whether arising under Environmental Laws, any other Laws (whether in contract, tort, equity, or otherwise), or any other legal theory.

Article 7
Representations and Warranties Regarding Seller

Seller represents and warrants to Purchaser as of the Execution Date and as of the applicable Closing Date as follows:

7.1       Existence and Good Standing. Noble Energy, Inc. is a corporation that is validly existing and in good standing under the Laws of the State of Delaware. Noble Energy Wyco, LLC is a limited liability company that is validly existing and in good standing under the Laws of the State of Delaware.

7.2       Foreign Qualification. Seller is duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign entity in each jurisdiction where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a Material Adverse Effect.

7.3       Power and Authority. Seller has the full power and authority to (a) carry on its business as presently conducted, to own, lease, or otherwise hold the Acquired Assets, (b) to execute and deliver the Transaction Documents to which Seller is or will become a party, to perform its obligations under such Transaction Documents, and (c) upon the satisfaction of the condition set forth in Section 11.1(d), to consummate the Contemplated Transactions.

7.4       Due Authorization. Upon the satisfaction of the condition set forth in Section 11.1(d), the execution and delivery by Seller of the Transaction Documents to which Seller is or will become a party, the performance by Seller of its respective obligations under such Transaction Documents, and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary action of Seller, including any required board of director, stockholder, and other authorizations or approvals under the Entity Law applicable to, or the Organizational Documents of, Seller.

7.5       Execution and Delivery; Enforceability.

(a)                                 This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b)                                 Each Transaction Document to which Seller will become a party, when executed and delivered by Seller, will have been duly executed and delivered by Seller, and will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

7.6       Liabilities for Brokers’ Fees. Seller has incurred no Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Contemplated Transactions for which Purchaser shall have any Liability or responsibility whatsoever.

Article 8
Representations and Warranties Regarding Assets and Operations

Seller represents and warrants to Purchaser as of the Execution Date as follows:

8.1       Material Required Consents. The Material Required Consents set forth on Section 8.1 of the Disclosure Schedule constitute all of the Material Required Consents to which the Acquired Assets are subject or that are required to be obtained by Seller in connection with the transfer and conveyance of the Acquired Assets to Purchaser under this Agreement.

8.2       Preferential Rights. The Preferential Rights set forth on Section 8.2 of the Disclosure Schedule constitute all of the rights of first refusal or other preferential purchase right provisions to which the Acquired Assets are subject that are or will be triggered in connection with the transfer and conveyance of the Acquired Assets to Purchaser under this Agreement.

8.3       Conflicts. Except for consents, approvals, and authorizations of Governmental Authorities and third parties (which are covered by Sections 8.1, 10.7 and 10.8) and Preferential Rights (which are covered by Sections 8.2 and 10.9), and except as set forth on Section 8.3 of the Disclosure Schedule, the execution, delivery, and performance by Seller of this Agreement does not, and the execution, delivery, and performance by Seller of the Transaction Documents to which Seller will become a party, will not: (a) result in a violation or breach of any Law or Order that is binding on Seller or any of the Acquired Assets of Seller, except as would not have a Material Adverse Effect; or (b) contravene or result in a violation of any provision of the Organizational Documents of Seller.

8.4       Rentals and Royalties.

(a)                                 Except for the Proceedings listed in Section 8.4(a) of the Disclosure Schedule, there is no Proceeding pending, or, to the Knowledge of Seller, threatened in writing, against Seller or any of the Acquired Assets before any Governmental Authority, arbitrator, or arbitration panel relating to rentals or Royalties payable by Seller with respect to Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.

(b)                                 Except for any settlement agreement listed in Section 8.4(b) of the Disclosure Schedule, a true and complete copy of which has been provided by Seller to Purchaser, Seller is not a party to any contract, agreement or Order entered into to settle any Claims or Proceeding relating to rentals or Royalties paid or payable by Seller with respect to Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.

8.5       Environmental Matters. Except as to those matters set forth in Section 8.5 of the Disclosure Schedule (collectively, “Disclosed Environmental Matters”), Seller has not received any written notice from any Governmental Authority alleging a material violation of Environmental Laws by Seller during the period of Seller’s ownership of the Acquired Assets that has not been Remediated or otherwise cured in all material respects.

8.6       Current Plugging Obligations. Except as set forth in Section 8.6 of the Disclosure Schedule, to the Knowledge of Seller, Seller has not received any written notice or demand from any Governmental Authorities or other third parties to plug any Acquired Wells.

8.7       Taxes. Except to the extent an inaccuracy would not result in a Lien on the Acquired Assets nor a Tax Liability on Buyer:

(a)                                 Except as set forth in Section 8.7(a) of the Disclosure Schedule, to the Knowledge of Seller, and subject to valid extensions, Seller has filed all Tax Returns with respect to Asset Taxes relating to the Acquired Assets that Seller was required to file, and has paid all Asset Taxes shown on such Tax Returns as owing, in each case with respect to all Asset Taxes relating to the Acquired Assets imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets for all taxable periods ending before the Execution Date.

(b)                                 Except for the audits and investigations listed in Section 8.7(b) of the Disclosure Schedule, there are no audits or investigations pending, or, to the Knowledge of Seller, threatened, against Seller before any Governmental Authority relating to the payment of any Asset Taxes imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.

(c)                                  There are no federal, state or local governmental liens for Taxes on the Acquired Assets except for Permitted Liens.

(d)                                 None of the Acquired Assets is subject to any tax partnership as defined in Section 761 of the Code.

(e)                                  Seller has not received written notice of any pending claim against or audit of Seller from any Governmental Authority regarding the assessment of any Asset Tax pertaining to the Acquired Assets that, if unpaid, could give rise to a lien or other claim against any of the Acquired Assets.

(f)                                   During Seller’s period of ownership of the Acquired Assets, for all taxable periods during Seller’s period of ownership through the taxable period in which this Agreement is executed, all  Taxes have been paid by Seller when due, unless contested in good faith by appropriate proceedings.  To the best Knowledge of Seller, all Asset Taxes pertaining to the Acquired Assets, including, without limitation, the ownership and operation of the Acquired Assets, for all periods prior to Seller’s period of ownership of the Acquired Assets have been paid, except as would not result in a Material Adverse Effect.

8.8       Claims; Proceedings. Except to the extent relating to any environmental matters (which are covered by Section 8.5), any rentals or Royalties (which are covered by Section 8.4), and any Taxes (which are covered by Section 8.7), and except for those Claims and Proceedings set forth in Section 8.8 of the Disclosure Schedule, there are no material Claims or Proceedings pending, asserted in writing, or, to the Knowledge of Seller, threatened in writing, against Seller in respect of any of the Acquired Assets before any Governmental Authority, arbitrator, or arbitration panel. No condemnation or eminent domain Proceeding is pending, asserted in writing, or, to the Knowledge of Seller, threatened in writing by any Governmental Authority affecting the Acquired Assets.

8.9       Compliance with Laws. Except to the extent relating to (a) any Environmental Laws (which are covered by Section 8.5); (b) any rentals or Royalties (which are covered by Section 8.4); and any Taxes (which are covered by Section 8.7), and except as set forth in Section 8.9 of the Disclosure Schedule, Seller has not received written notice of any material continuing or uncured violation on the part of Seller of any Laws applicable to the Acquired Assets.

8.10                                                Material Contracts.

(a)                                 Other than the Acquired Leases and the unitization, pooling, and communitization agreements, declarations, and orders described in Section 2.3(b), the Material Contracts constitute all of the contracts and agreements that materially affect the Acquired Assets.

(b)                                 Except for the Material Contracts, Seller is not a party to any contract or agreement with any Affiliate of Seller that cannot be terminated by Purchaser upon sixty (60) days or less prior written notice after the Closing without penalty, cost, or Liability arising out or relating to such termination.

(c)                                  Except as set forth in Section 8.10(c) of the Disclosure Schedule, (i) to Seller’s Knoweldge Seller has not committed any continuing or uncured material breach or default under any Material Contract to which Seller is a party, and (ii) Seller has not received written notice of any such material breach or default.

8.11                                                Production Sales Contracts.

(a)                                 Except as set forth in Section 8.11(a) of the Disclosure Schedule, the Acquired Assets are not subject to any contract or agreement for the sale of Hydrocarbons attributable to periods after the Effective Time, other than contracts and agreements that can be terminated on not more than sixty (60) days’ notice.

(b)                                 Except as set forth in Section 8.11(b) of the Disclosure Schedule, to the Knowledge of Seller, the Acquired Assets are not subject to any obligation under a Hedging Instrument, take-or-pay clause, or similar contract to deliver Hydrocarbons produced from the Acquired Assets without receiving payment at the time, or after delivery, of such Hydrocarbons, or to deliver Hydrocarbons in the future for which payment has already been received.

8.12                                                Imbalances. To the Knowledge of Seller, except as set forth in Section 8.12 of the Disclosure Schedule, there are no gas, production, sales, processing, pipeline, or transportation imbalances with respect to the Acquired Assets as of the date set forth therein.

8.13                                                Suspense Accounts. To the Knowledge of Seller, except as set forth in Section 8.13 of the Disclosure Schedule, Seller does not hold any third-party funds in suspense with respect to production of Hydrocarbons from any of the Acquired Assets.

8.14                                                Financial Assurances and Guarantees. Section 10.15 of the Disclosure Schedule provides a complete and accurate description of all guarantees, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds and other similar financial assurances obtained or issued by Seller or its Affiliates relating to the Acquired Assets.

8.15                                                Certain Limitations. Any representation of Seller in this Article 8 that relates to Acquired Assets in which Seller is a non-operator under a joint operating agreement or similar agreement is limited to the Knowledge of Seller. Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.

Article 9
Purchaser’s Representations And Warranties

Purchaser represents and warrants to Seller as of the Execution Date and as of each Closing as follows:

9.1       Existence and Good Standing. Purchaser is a Colorado corporation that is validly existing and in good standing under the Laws of the State of Colorado.

9.2       Foreign Qualification.

(a)                                 Purchaser is duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign corporation in each jurisdiction where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a material adverse effect on Purchaser’s ability to execute and deliver this Agreement and to perform its obligations under this Agreement to be performed by Purchaser before each Closing.

(b)                                 At each Closing, Purchaser will be duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign organization in each jurisdiction where Purchaser is required to be so qualified, authorized, registered, or licensed, and in good standing, to own (or, with respect to any Acquired Assets operated by Seller, to operate) the Acquired Assets, or where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a material adverse effect on Purchaser’s ability to execute and deliver the Transaction Documents to which Purchaser will be a party, to perform its obligations under such Transaction Documents, or to consummate the Contemplated Transactions.

9.3       Power and Authority. Purchaser has the full organizational power and authority to carry on its business as presently conducted, to own, lease, or otherwise acquire the Acquired Assets, to execute and deliver the Transaction Documents to which Purchaser is or will become a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions.

9.4       Due Authorization. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is or will become a party, the performance by Purchaser of its obligations under such Transaction Documents, and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary organizational action of Purchaser, including any required board of director, stockholder, and other authorizations or approvals under the Entity Law applicable to, or the Organizational Documents of, Purchaser.

9.5       Execution and Delivery; Enforceability.

(a)                                 This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally, and to general equitable principles.

(b)                                 Each Transaction Document to which Purchaser will become a party, when executed and delivered by Purchaser, will have been duly executed and delivered by Purchaser, and will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

9.6       Liabilities for Brokers’ Fees. Neither Purchaser nor any Affiliate of Purchaser has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Contemplated Transactions for which Seller shall have any Liability or responsibility whatsoever.

9.7       Conflicts. Except as would not reasonably be expected to have a material adverse effect on the acquisition, ownership, or operation by Purchaser of the Acquired Assets after any Closing or the ability of Purchaser to consummate the Contemplated Transactions, and except as set forth on Section 9.7 of the Disclosure Schedule, the execution, delivery, and performance by Purchaser of this Agreement does not, and the execution, delivery, and performance by Purchaser of the Transaction Documents to which Purchaser will become a party will not: (a) result in a violation or breach of any Law or Order that is binding on Purchaser or any of Purchaser’s material assets or properties; (b) contravene or result in a violation of any provision of the Organizational Documents of Purchaser; or (c) constitute a default or an event of default under, require any filing, notice, waiver, consent, authorization, or approval under, or result in or give any third party any right of termination, cancellation, or acceleration of the obligations under, any material contract or agreement to which Purchaser is a party or to which its assets are bound.

9.8       Proceedings. Except as set forth in Section 9.8 of the Disclosure Schedule, there are no Claims or Proceedings pending, or to the Knowledge of Purchaser, threatened, against Purchaser before any Governmental Authority, arbitrator, or arbitration panel, that would reasonably be expected to: (a) have a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions; or (b) materially delay or make illegal the Contemplated Transactions.

9.9       Independent Evaluation.

(a)                                 Purchaser is knowledgeable about the oil and gas business and aware of its risks, and has retained and taken advice concerning the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions from attorneys, advisors, and consultants that are knowledgeable about the oil and gas business and the Laws applicable to the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions. Purchaser has been afforded a reasonable and appropriate opportunity to visit the offices of Seller and to examine the Acquired Data, the Acquired Records, and all other documents and materials requested by Purchaser or its authorized representatives or advisors (except those related to Excluded Assets) with respect to the Acquired Assets and the Assumed Liabilities (such requested materials, the “Background Materials”). Purchaser has made all such reviews and inspections of the Acquired Assets and Background Materials as Purchaser has deemed necessary or appropriate to enter into this Agreement and that, at each Closing, Purchaser shall be deemed to have knowledge of all facts contained in such Background Materials that Seller has provided access as required by the terms hereof.

(b)                                 The Background Materials include files and records, or copies of files and records, that Seller has used in its normal course of business and other information regarding the Acquired Assets and the Assumed Liabilities that Seller and its authorized representatives and advisors have compiled or generated; provided, however, that Purchaser acknowledges and agrees that the Indemnified Seller Parties have not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials, or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to the Acquired Assets or the Assumed Liabilities furnished or to be furnished to Purchaser or its representatives or advisors by or on behalf of Seller, including any estimates with respect to the value of the Acquired Assets or reserves, the financial condition, physical condition, Environmental Conditions, liabilities, operations, business, or prospects of the Assets, the requirements for the reporting of production and the payment and reporting of Royalties and Taxes, the ability to develop the Acquired Assets, to obtain any Permits required to develop the Acquired Assets, or to sell any Hydrocarbons attributable to production from the Acquired Assets, or of any projections as to events that could or could not occur.

(c)                                  In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation, and investigation of, and judgment with respect to, the business, economic, legal, tax, environmental, and other consequences of the Contemplated Transactions, including its own estimate and appraisal of the extent and value of the Hydrocarbon and other reserves attributable to the Acquired Assets and the prices that may be received for Hydrocarbons produced from the Acquired Assets.

(d)                                 Except as expressly provided in this Agreement, the Indemnified Seller Parties shall not have any Liability to Purchaser, its Affiliates, any Indemnified Purchaser Parties, or their respective Entity Representatives, arising out of or resulting from any authorized or unauthorized use, disclosure, or reliance on the Background Materials or other information and data relating to the Acquired Assets or the Assumed Liabilities provided by or on behalf of Seller or any other Indemnified Seller Party.

9.10                                                Securities Laws. Purchaser has such knowledge, sophistication, and experience in business and financial matters and in the ownership and operation of oil and gas properties and assets that Purchaser is capable of evaluating the merits and risks of the acquisition of the Acquired Assets, and has so evaluated the merits and risks of such acquisition. Purchaser is able to bear the economic risk of its acquisition of the Acquired Assets, and, at the present time, is able to afford a complete loss of such investment. The Acquired Assets are being acquired by Purchaser for Purchaser’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Acquired Assets in violation of any registration or qualification requirements of any securities Laws.  Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Acquired Assets or made any finding or determination as to the fairness of an investment in the Acquired Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as expressly set forth in Article 12, Purchaser waives its right of rescission and is not entitled to cancel, terminate, or revoke this Agreement.

9.11                                                Qualification. Purchaser is now or at the applicable Closing will be and thereafter will continue to be qualified to own and operate the Acquired Assets assigned to Purchaser at such Closing, including the federal, state, and fee Acquired Leases, including meeting all Permit, bonding, and other surety requirements. Consummation of the Contemplated Transactions by Purchaser will not cause Purchaser to be disqualified or to exceed any acreage limitations imposed by Law.

9.12                                                Financial Resources. Purchaser will, at each applicable Closing, have the financial resources necessary to close the Contemplated Transaction and perform all obligations of Purchaser hereunder and under the Agreements executed by Purchaser in connection with the Contemplated Transaction.

Article 10
Certain Covenants and Agreements

10.1                                                Affirmative Operations Covenants.

(a)                                 Before any Closing. Except as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise provided in this Agreement, from the Execution Date to the Second Closing Date, Seller shall: (i) use its Commercially Reasonable Efforts to operate and maintain the Acquired Assets that are operated by Seller, in the ordinary course of business and consistent with Seller’s past practice; (ii) except as provided in clause (iii) below and in Section 3.2, pay or cause to be paid its proportionate share of all operating costs and expenses that become due and payable in connection with the operation and maintenance of the Acquired Assets; (iii) notify Purchaser of any AFE’s (authorizations for expenditures) received by Seller or of which Seller obtains actual notice that pertain to Operations or capital projects to be conducted after the Effective Time with respect to the Acquired Assets and that provide for an amount that exceeds either (A) $50,000 per activity for any Acquired Well, net to Seller’s interest or (B) $100,000 per any other activity, net to Seller’s interest (the “Interim Operation Approval Threshold”), and consult with Purchaser before consenting or not consenting to pay Seller’s proportionate share of any such AFE; and (iv) keep Purchaser reasonably informed of ongoing Operations and capital projects with respect to the Acquired Assets; provided, however, from and after the occurrence of the First Closing, (1) the covenant set forth in this Section 10.1(a) to be performed after the First Closing shall be construed and deemed limited to only the Second Closing Assets and not any First Closing Assets and (2) all references to “Acquired Assets” in this Section 10.1(a) shall automatically be deemed to be deleted and replaced with the term “Second Closing Assets”.

(b)                                 Upon Closing. Upon each Closing, Purchaser shall assume full Liability and responsibility for all Operations of Seller with respect to the Acquired Assets transferred to Purchaser at such Closing; provided, however, that notwithstanding anything in this Agreement to the contrary, Seller does not warrant or guarantee that Purchaser will become the operator of all or any portion of the Acquired Assets under any applicable joint operating agreements, as such will be controlled by the applicable joint operating agreements.

10.2                                                Restriction on Operations. Subject to Section 10.1 and to the provisions of applicable operating agreements and other applicable contracts and agreements to the contrary, from the Execution Date to the Second Closing Date, without the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall  not:  (a) abandon any part of the Acquired Assets, other than in the ordinary course of business, consistent with past practice; (b) fail to approve any capital projects or Operations on the Acquired Assets anticipated in any instance to cost more than the Interim Operation Approval Threshold and that are attributable to periods after the Effective Time; (c) convey or dispose of any part of the Acquired Assets (other than the sale of oil, gas, and other Hydrocarbons produced from the Acquired Assets in the Ordinary Course of Business), or enter into any farmout, farmin, or other similar contract affecting the Acquired Assets; or (d) materially amend, modify, or terminate, or waive any material provision under, any Acquired Lease or Material Contract (other than a termination or waiver pursuant to the terms of such Acquired Lease or Material Contract without any further affirmative action or conduct by Seller).  Requests for approval of any action restricted by this Section 10.2 (and Section 10.1(a)(iii)) shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Mike Eberhard

Phone: 720.616.4310

Email: meberhard@srcenergy.com

Purchaser’s approval of any action restricted by this Section 10.2 (and Section 10.1(a)(iii)) shall not be unreasonably withheld, delayed or conditioned and shall be considered granted in full within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Purchaser acknowledges that Seller owns undivided interests in the Acquired Assets, and Purchaser agrees that the acts or omissions of third parties (including the applicable operators of the Acquired Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 10.2 (or Section 10.1(a)(iii)), nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller and its Affiliates have voted their respective interests in a manner consistent with the provisions of this Section 10.2.  Notwithstanding anything herein to the contrary, from and after the occurrence of the First Closing, (1) the covenant set forth in this Section 10.2 to be performed after the First Closing shall be construed and deemed limited to only the Second Closing Assets and not any First Closing Assets and (2) all references to “Acquired Assets” in this Section 10.2 shall automatically be deemed to be deleted and replaced with the term “Second Closing Assets”.

10.3                                                Marketing. From the Execution Date until the Second Closing, without the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall not materially amend or materially modify, or terminate, or waive any material provision under, any existing marketing contracts with respect to the Acquired Assets, or enter into any new marketing contracts with respect to the Acquired Assets providing for the sale of Hydrocarbons for a term in excess of one month that cannot be cancelled or terminated on sixty (60) days or less notice.

10.4                                                Legal Status. From the Execution Date until the Final Determination Date, Seller and Purchaser shall use its Commercially Reasonable Efforts to preserve and maintain its legal status and to assure that, as of the Closing Date, it will not be subject to any material Entity, legal, or contractual restriction that would prohibit or delay the timely consummation of the Contemplated Transactions.

10.5                                                Notices of Claims. Seller shall promptly notify Purchaser, and Purchaser shall promptly notify Seller, if, at any time from the Execution Date until the applicable Closing, Seller or Purchaser, as the case may be, receives notice of any Claim or Proceeding of the type described in Section 8.7(a) with respect to the Acquired Assets that have not assigned to Seller in connection with an earlier Closing or Section 9.8.

10.6                                                Compliance with Laws. From the Execution Date until the applicable Closing, Seller shall comply in all material respects with all applicable Laws, Permits, and Orders relating to the ownership of the Acquired Assets, and, to the extent that Seller is the operator of any such Acquired Assets, the operation of such Acquired Assets provided, however, from and after the occurrence of the First Closing, (a) the covenant set forth in this Section 10.6 to be performed after the First Closing shall be construed and deemed limited to only the Second Closing Assets and not any First Closing Assets and (b) all references to “Acquired Assets” in this Section 10.6 shall automatically be deemed to be deleted and replaced with the term “Second Closing Assets”.

10.7                                                Limitation on Seller’s Interim Obligations.  Notwithstanding anything herein to the contrary or otherwise expanding any obligations that Seller may have to Purchaser, Seller shall not have any Liability, obligation or responsibility to Purchaser for any Claims, Losses or Liabilities, including Claims, Liabilities or Losses attributable to or arising out of personal injury, death, or property damage, relating to, attributable to or resulting from any breach of any of covenant of Seller set forth in Section 10.1(a), Section 10.2 or Section 10.6 except to the extent any such claims, damages, liabilities, losses, costs and expenses, including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, are the direct result of the bad faith, gross negligence or willful misconduct of Seller.

10.8                                                Governmental Reviews and Filings.

(a)                                 Before Closing. From and after the Execution Date until the Second Closing, the Parties shall cooperate to provide all information requested by, make all required filings with, prepare and submit all required applications to, and conduct all negotiations required or requested by, any Governmental Authority as may be required to consummate the Contemplated Transactions.

(b)                                 HSR Act. Without limiting Section 10.8(a), if filings pursuant to and under the HSR Act are required in connection with the consummation of the Contemplated Transactions, Seller and Purchaser shall promptly (and in no event later than ten (10) Business Days) after the Execution Date compile and file (or will cause their “ultimate parent entity” (as determined for purposes of the HSR Act) to file) under the HSR Act such information with respect to such Party as the HSR Act requires. To the extent permitted by Law, the Parties shall cooperate and consider in good faith the views of the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act, including as to whether any HSR Act filings are required. To the extent HSR Act filings are required, each Party shall use Commercially Reasonable Efforts to take such actions as may be required to cause the expiration or termination of the notice periods under the HSR Act with respect to the Contemplated Transactions as promptly as possible after making such initial filings.  Purchaser shall bear and promptly reimburse Seller for any and all fees and payments incurred by Seller payable to any Governmental Authorities under the HSR in connection with the Contemplated Transactions.

(c)                                  After Closing. Except as otherwise provided in Section 10.9, after the applicable Closing, Purchaser shall, at is sole cost and expense, make all required filings with, obtain all required consents, approvals, authorizations, and Permits from, and prepare and submit all applications to, any Governmental Authorities as may be required to transfer title to the Acquired Assets transferred at such Closing to Purchaser, to comply with Laws, and to further consummate the Contemplated Transactions, and shall indemnify, defend, save, and hold harmless the Indemnified Seller Parties from and against all Claims arising out of Purchaser’s holding of title to the Acquired Assets assigned to Purchaser at such Closing and before the securing of any necessary Permits, bonds, other surety arrangements, consents, approvals, and authorizations required under Law with respect to such transfer. After each Closing, Seller shall reasonably cooperate with Purchaser in making, preparing, submitting, and obtaining the filings, consents, approvals, authorizations, Permits, and applications to be made, prepared, submitted, or obtained by Purchaser under this Section 10.8(b).

10.9                                                Material Required Consents.

(a)                                 From and after the Execution Date until the applicable Closing, Seller shall use its Commercially Reasonable Efforts (but in no event required to make any payments or incur any material obligations owed to any Person), with reasonable assistance from Purchaser (including Purchaser providing required assurances of financial condition and operator qualifications), to obtain all Material Required Consents before such Closing.  Purchaser shall bear and be liable for, and the Assumed Liabilities shall include, any payments or obligations required under the terms of the concerned contract that are owed by any Party or Indemnified Seller Party to any Person other than a Party in connection with obtaining any Material Required Consents or other consents (other than the HSR Act).

(b)                                 If, during the course of Purchaser’s Due Diligence Review, Purchaser discovers any Material Required Consent that is not listed in Section 8.1 of the Disclosure Schedule, Purchaser shall promptly after discovery give written notice to Seller of such Material Required Consent, and Section 8.1 of the Disclosure Schedule shall be deemed updated by the Material Required Consent. Notwithstanding anything to the contrary in this Agreement, the failure to obtain a Material Required Consent before the applicable Closing shall not constitute a breach of any representation, warranty, or covenant in this Agreement.

(c)                                  If a Material Required Consent is not obtained before the applicable Closing: (i) until the Final Determination Date, Seller and Purchaser shall work together in good faith to obtain such Material Required Consent (including, in the case of Purchaser, providing reasonable or required assurance of financial condition and operator qualifications); (ii) neither this Agreement nor any other Transaction Document shall constitute an actual or attempted sale, assignment, assumption, transfer, conveyance, or delivery of the Acquired Assets or Assumed Liabilities subject to the Material Required Consent; (iii) until any such Material Required Consent is obtained, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of the Acquired Assets and the burdens of the Assumed Liabilities subject to the Material Required Consent; and (iv) the First Closing Base Purchase Price or Second Closing Base Purchase Price, as applicable, shall be adjusted downward by the Allocated Value (or portion thereof) of the Acquired Asset affected by such Material Required Consent.  Promptly after any such Material Required Consent is obtained after such applicable Closing, (A) Seller shall assign, transfer, and convey to Purchaser, and

Purchaser shall assume from Seller, the applicable Acquired Asset or Assumed Liabilities covered by the Material Required Consent pursuant to special-purpose assignment and assumption documents substantially consistent with the Transaction Documents, and (B) Purchaser shall pay to Seller the Allocated Value (or portion thereof) of the applicable Acquired Asset affected by such Material Required Consent that was subtracted from the First Closing Base Purchase Price or Second Closing Base Purchase Price, as applicable, with respect to such Material Required Consent in accordance with Section 10.9(c).  Notwithstanding anything in this Agreement to the contrary, if a Material Required Consent has not been obtained prior to the Final Determination Date or such Material Required Consent prohibits the transfer of an affected Acquired Asset or Assumed Liability, such affected Acquired Asset or Assumed Liability shall not be transferred from Seller to Purchaser under this Agreement or the other Transaction Documents and shall be deemed to be excluded from the Acquired Assets and Assumed Liabilities and retained by Seller as an “Excluded Asset”.

10.10                                         Preferential Purchase Rights.

(a)                                 Compliance with Preferential Rights. Seller shall use its Commercially Reasonable Efforts (but in no event required to make any payments or incur any material obligations owed to any Person) to comply with any Preferential Rights by sending written notice of this Agreement, within ten (10) Business Days after the Execution Date, to all Persons holding any such Preferential Rights set forth on Section 8.2 of the Disclosure Schedule, offering to sell to each such Person that portion of the Acquired Assets for which such a Preferential Right is held for an amount equal to the Allocated Value of such portion of the Acquired Assets.

(b)                                 Notification. If, during the course of its Due Diligence Review, Purchaser discovers any Preferential Right that is not set forth on Section 8.2 of the Disclosure Schedule and which are applicable to the Acquired Assets, Purchaser shall promptly after discovery provide written notice to Seller of such Preferential Right, whereupon Seller shall promptly thereafter comply with such Preferential Right in accordance with Section 10.10(a).

(c)                                  Consummation Before any Closing. If, before the applicable Closing Date, any Preferential Right affecting any portion of the Acquired Assets is exercised and the sale to the holder of such Preferential Right is consummated, then that portion of the Acquired Assets affected by such Preferential Right shall be excluded from the Acquired Assets conveyed at such Closing, and the Closing Amount shall be adjusted downward by the Allocated Value of such portion of the Acquired Assets.

(d)                                 Consummation After Closing. If, with respect to a Preferential Right applicable to any portion of the Acquired Assets, the holder of such Preferential Right timely and properly exercises such Preferential Right before the applicable Closing Date but the purchase and sale of the affected Acquired Assets to the holder of such Preferential Right is not consummated before such Closing Date, then:  (i) the First Closing Base Purchase Price or Second Closing Base Purchase Price, as applicable, shall be reduced as a result of such Preferential Right by the Allocated Value of such Acquired Assets; (ii) the affected Acquired Asset shall be retained by Seller at such Closing; (iii) if the sale of the affected Acquired Assets to the holder of such Preferential Right occurs after such Closing but prior to the Final Determination Date, Seller shall satisfy the obligations to such holder related to such Preferential Right, (iv) if the sale to the holder of the Preferential Right is not consummated before the Final Determination Date (including, if the time frame for the exercise of the Preferential Right expires without exercise before the Final Determination Date), then in connection with the final settlement under Section 14.1, the Seller shall convey such Acquired Asset to Purchaser effective as of the Effective Time pursuant to an assignment and conveyance substantially in the form of the applicable Exhibit D subject to such Preferential Right, if still outstanding as of the Final Determination Date, and simultaneously with such conveyance Purchaser shall pay to Seller the Allocated Value of such portion of the Acquired Assets.

(e)                                  Open Preferential Rights.  If, with respect to a Preferential Right applicable to any portion of the Acquired Assets, the time frame for the exercise of such Preferential Right has not expired before the applicable Closing Date and Seller has not received from the holder of such Preferential Right either a notice of such holder’s intent not to exercise such Preferential Right or a waiver of such Preferential Right, then:  (i) the First Closing Base Purchase Price or Second Closing Base Purchase Price, as applicable, shall not be reduced as a result of such Preferential Right; (ii) the affected Acquired Asset shall be conveyed by Seller to Purchaser at such Closing (to the extent applicable); and (iii) Purchaser shall comply with, be responsible for and perform all obligations arising with or attributable to such Preferential Right.

(f)                                   Certain Acknowledgements.  Purchaser acknowledges that Seller desires to sell all of the Acquired Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Acquired Assets as herein provided.  Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Acquired Assets affected by a Preferential Right to Purchaser unless the sale of all of the Acquired Assets is consummated by the applicable Closing Date in accordance with the terms of this Agreement.  In furtherance of the foregoing, Seller’s obligation hereunder to sell the Acquired Assets affected by a Preferential Rights to Purchaser is expressly conditioned upon the consummation by the applicable Closing Date of the sale of all of the Acquired Assets (other than Excluded Assets or other Acquired Assets excluded from such Closing pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preferential Right; provided that, nothing herein is intended or shall operate to extend or apply any Preferential Right to any portion of the Acquired Assets that is not otherwise burdened thereby.  Time is of the essence with respect to the Parties’ agreement to consummate the sale of the Acquired Assets by the Closing Date.

10.11                                         Casualty Loss. If, after the Execution Date and before any applicable Closing, a Casualty Loss occurs with respect to a portion of the Acquired Assets, then, notwithstanding such Casualty Loss, Purchaser and Seller shall proceed with the purchase and sale of the affected Acquired Assets without reduction of the First Closing Base Purchase Price or Second Closing Base Purchase Price, as applicable,, and Seller shall:  (a) pay to Purchaser at the Closing all sums paid to Seller by Governmental Authorities and third parties before such Closing by reason of such Casualty Loss; and (b) assign, transfer, and convey to Purchaser all rights of Seller to any insurance proceeds received by Seller, as well as all of the right, title, and interest of Seller in and to any claims, causes of action, unpaid proceeds, or other payments from Governmental Authorities or third parties arising out of such Casualty Loss. Before any Closing, Seller shall not voluntarily compromise, settle, or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

10.12                                         Change of Operator. Seller and Purchaser each agree to use their respective Commercially Reasonable Efforts to obtain all consents, authorizations, and approvals necessary to cause Purchaser to be elected as the operator of that portion of the Acquired Assets operated by Seller that are assigned to Purchaser as of the applicable Closing Date; provided, however, in no event shall Seller make any payments or incur any material obligations owed to any Person or liabilities in connection with obtaining any such consents, authorizations or approvals), and Purchaser hereby consents and agrees, subject to obtaining such necessary consents, authorizations, and approvals, to accept the designation, responsibilities, and Liabilities as the operator of such Acquired Assets.

10.13                                         Confidentiality.

(a)                                 Confidentiality Agreement. Unless and until the Second Closing, the Confidentiality Agreement shall remain in full force and effect.  Effective upon the Second Closing, the Confidentiality Agreement shall automatically terminate without any further action of the Parties. If this Agreement is terminated before the First Closing, the Confidentiality Agreement shall continue to remain in full force and effect in accordance with its terms, and shall survive the termination of this Agreement.

(b)                                 Obligations after Closing. After the First Closing, Purchaser, on the one hand, and Seller, on the other hand, shall not, directly or indirectly, disclose, or permit any of its Entity Representatives to disclose, to any third party the terms and conditions of this Agreement or the Contemplated Transactions or any of the Second Closing Assets (until the Second Closing) or Excluded Assets that constitutes records, data or other agreements or information or, in the case of Seller, the Acquired Records or Acquired Data with respect to the First Closing Assets (and the Second Closing Assets after the Second Closing) (including all or any portion of the Base Purchase Price or Purchase Price) (collectively, “Confidential Information”) without the written consent of the other Parties; provided, however, that this Section 10.13(b) shall not prevent disclosures of Confidential Information by a Party:  (i) pursuant to Section 10.13(c) or Section 10.14; (ii) of information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement (including Section 10.14) or any other confidentiality agreement to which such Party is a party or of which it has actual knowledge), as evidenced by generally available documents or publications; (iii) to the extent disclosure is necessary or advisable, to its Affiliates or to such Party’s or any such Affiliate’s Entity Representatives for the purpose of performing their respective obligations under this Agreement; (iv) to banks or other financial institutions or agencies or any independent accountants or legal counsel or investment advisors employed by such Party or its Affiliates, to the extent disclosure is necessary or advisable to obtain financing; (v) to one or more potential purchasers of the Acquired Assets; (vi) to Governmental Authorities to the extent necessary to comply with its obligations under this Agreement and Law with respect to the HSR Act; (vii) to the extent necessary, to enforce this Agreement or (viii) to the extent required under any Acquired Contract or other contract; provided, however, that in each case of disclosure under clauses (iii), (iv), or (v), the Persons to whom disclosure is made agree to be bound by this confidentiality provision, and the Party making such disclosure shall be liable and responsible for any breach by such Person of this confidentiality obligation.

(c)                                  Information Requests. Notwithstanding Section 10.13(b), if, in the opinion of a Party’s counsel, such Party is required by a Proceeding, discovery request, Freedom of Information Act (or state equivalent) request, investigative demand, subpoena, or Order to disclose Confidential Information (collectively, an “Information Request”), such Party shall give the other Party at least ten (10) days prior written notice (unless less time is permitted by the applicable Information Request, in which case the disclosing Party shall give as much notice as is possible), together with a copy of the Information Request. If, before the time such disclosure is required to be made, the other Party provides the disclosing Party with written notice that it intends to object to the Information Request, file a motion for a protective order, file a motion to quash the Information Request, or take other legal action to prevent the disclosure of Confidential Information (collectively, an “Objection”), the disclosing Party shall not produce any documents or make any disclosures until it receives an Order from the relevant Governmental Authority, receives written consent from the other Party, or receives an opinion of legal counsel of the disclosing Party that the disclosing Party is legally required to comply with the Information Request despite the pending Objection. Further, the disclosing Party agrees to cooperate with the other Party, at the request and expense of the other Party, in filing or obtaining an Objection to ensure confidential treatment of the Confidential Information. If, after compliance with the foregoing, the disclosing Party is required to disclose Confidential Information pursuant to such an Information Request, the disclosing Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed, and will cooperate with the other Party’s counsel to enable the other Party, at its sole cost and expense, to obtain any available, reliable assurance that any Confidential Information so disclosed will be accorded confidential treatment.

10.14                                         Public Announcements.

(a)                                 Requirements. Notwithstanding any provision of Section 10.13 neither Seller nor Purchaser shall issue any press release or make any announcement with respect to this Agreement or the Contemplated Transactions, unless such Party has (i) provided to the other Party a copy of the proposed announcement at least twenty-four (24) hours before the disclosure and (ii) the disclosing Party shall provide the other Party with the opportunity to comment within such twenty-four (24) hour period.

(b)                                 Limited Exception. Notwithstanding any provisions of Section 10.13 or this Section 10.14, nothing contained in this Agreement shall prevent a Party from disclosing the terms or the existence of this Agreement or the Contemplated Transactions to the extent such Party determines, upon advice of counsel, that such disclosure is required or advisable, including in connection with any financing transaction undertaken or proposed by a Party, under any securities Law or listing requirement of any securities exchange applicable to such Party or any of its equity owners or its or their respective Affiliates.

10.15                                         Required Bonding. Purchaser shall obtain all required bonds and other surety arrangements relating to the ownership, use, or operation of the Acquired Assets (including all bonds and surety arrangements required by the DOI and the state of Colorado) necessary to cause Seller’s and any of its Affiliates’ bonds and surety arrangements with respect to the Acquired Assets, as listed in Section 10.15 of the Disclosure Schedule, to be released at the First Closing.  Prior to the First Closing, Purchaser shall provide Seller with satisfactory evidence that all bonds and surety arrangements listed in Section 10.15 of the Disclosure Schedule have been obtained and will be unconditionally effective as of the First Closing Date.

10.16                                         Consent Decree. From and after the Execution Date until the earlier of (a) the Second Closing or (b) the Second Closing Outside Date, Seller shall use its good faith efforts and proceed diligently to obtain the fulfillment of the condition to the Second Closing at Section 11.1(d) of this Agreement and obtain the termination of the Consent Decree with respect to all Second Closing Assets.

10.17                                         Breach Before Closing. If, before any Closing, Purchaser believes that Seller has or may have breached any representation, warranty, covenant, or other provision of this Agreement, then Purchaser may provide notice to Seller of such breach or potential breach.  If such a notice of breach or potential breach is delivered under this Section 10.17, or if Seller provides written notice to Purchaser of such a breach or potential breach by Seller, Seller shall have thirty (30) days to cure any such breach, and such Closing shall be extended as and to the extent necessary (but not more than thirty (30) days) to permit such cure; provided, however, that this Section 10.17 shall not apply to the willful refusal of Seller to close the Contemplated Transactions.

10.18                                         Fulfillment of Conditions. From and after the Execution Date until the Second Closing, each Party shall use Commercially Reasonable Efforts, and proceed diligently and in good faith, to perform and satisfy all representations, warranties and covenants of such Party contained in this Agreement (to the extent not inconsistent with this Agreement), and shall not take or fail to take any action that could reasonably be expected to result in the performance and fulfillment of any such representations, warranties or covenant.

10.19                                         Non-Negotiation.  Prior to the termination of either this Agreement or all further obligations of Seller hereunder with respect to any Closing, Seller shall not directly or indirectly, (a) negotiate, undertake, authorize, recommend, propose or enter into any transaction involving the purchase or disposition of any material or significant amount of the Acquired Assets other than the transactions contemplated by this Agreement, or (b) solicit or initiate negotiations or submissions of proposals or offers in respect to any such purchase or disposition.

10.20                                         Historical Financial Information.  Purchaser, its Affiliates, or their assignees may be required to include historical financial information relating to the Assets and the production therefrom in documents filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.  At Purchaser’s written request, Seller will (A) after the date hereof and until the date that is three (3) years following the First Closing Date, use its commercially reasonable efforts to provide Purchaser’s representatives access to (i) any and all books, records, information and documents for the five (5) year period ending on the First Closing that are in Seller’s possession as may be reasonably required in order for Purchaser and its Affiliates to prepare such financial statements as may be required in accordance with the requirements of Regulation S-X under the Securities Act (the “S-X Financials”) and (ii) any documentation attributable to the Assets  for the five (5) year period ending on the First Closing to the extent required to complete any audit associated with the S-X Financials, and (B) authorize and instruct Seller’s personnel and representatives (including accountants) to cooperate in connection with the preparation of the S-X Financials and the delivery of an audit report thereon (including the delivery of any  required management representation letter and attorney letter to auditor) and to assist in connection with the response to any SEC comment letter in respect to the S-X Financials; provided, however, in no event shall Seller be required to create, compile, or prepare any new financial reports, books, records or other information that does not exist prior to such request by Purchaser.  Requests by Purchaser for cooperation, access and documentation pursuant to this Section 10.20 shall be given with reasonable specificity and with reasonable advance notice to Seller and Seller’s representatives so as not to unreasonably interfere with Seller’s or any of Seller’s representatives’ conduct of business.  Purchaser shall be responsible for and shall indemnify, defend and reimburse the Indemnified Seller Parties for all out-of-pocket costs and expenses (including fees of any independent auditor) incurred by Seller in providing access to the records, personnel, and accounting firm and complying with the provisions of this Section 10.20, and shall reimburse Seller these amounts within thirty (30) days after receiving an invoice therefor.

10.21                                         Consent Decree Excluded Wells. Seller’s transfer to Purchaser of all of the Consent Decree Wells listed on Exhibit A-2, Part 2, in their entirety, including related Equipment, is not permitted by the Consent Decree; however, in order to comply with the terms of such Consent Decree, Seller shall, on the first Business Day after Seller receives written notice that the Consent Decree has been terminated with respect to the Second Closing Assets, provide written notice to Purchaser (“Wellbore Notice”) of certain Consent Decree Wells described on Exhibit A-2, Part 2 that will be removed from Exhibit A-2, Part 2, including related Equipment, and will not be included in this transaction as Second Closing Assets (the “Consent Decree Excluded Wells”). Seller shall have the ability to remove Consent Decree Wells from Exhibit A-2, Part 2 pursuant to such Wellbore Notice only to the extent necessary to comply with its obligations under the Consent Decree.  The remainder of the wellbores listed on Exhibit A-2, Part 2 shall remain Second Closing Wells (the “Subject Consent Decree Wells”) and subject to sale to Purchaser in accordance with the terms of this Agreement. The Wellbore Notice will also include Allocated Values for each Subject Consent Decree Well and each Non-Consent Decree Well based on the Production Values for such Wells as determined in accordance with Section 3.2(b)(iv), and Seller will make available to Purchaser all relevant information relating to such determination. The Parties agree that the Consent Decree Excluded Wells shall be excluded from the Second Closing Assets to be conveyed at the Second Closing, in which case, such Consent Decree Excluded Wells shall become Excluded Assets, and at the Second Closing the Consent Decree Excluded Wells shall be deemed deleted from the Exhibits and Schedules hereto. For the avoidance of doubt, nothing contained in this Section 10.21 shall be construed as diminishing Seller’s obligation contained in Section 4.1 of the Joint Use Agreement.

10.22                                         NBLX Contracts. From the Execution Date until the First Closing, (a) Purchaser may in good faith undertake commercially reasonable negotiations with the applicable service providers under the contracts set forth on Exhibit J (the “NBLX Contracts”), which negotiations shall be limited in scope to non-fee related terms contained in such NBLX Contracts and (b) Seller shall use its commercially reasonable efforts to facilitate any such negotiations and to request that the applicable service provider consider any commercially reasonable request from Purchaser, including Purchaser positions similar to terms in previously negotiated contracts between Purchaser and the applicable service provider to the extent such positions are equally applicable to the NBLX Contracts; provided, that, Seller’s obligation under this Section 10.22, shall not be construed as an obligation to ensure the success of any such negotiations or exercise control over the business affairs of any such service provider.

Article 11
Conditions To Any Closing

11.1                                                Mutual Conditions. The obligations of the Parties to consummate the portion of the Contemplated Transactions that are to be consummated at any Closing are subject to the satisfaction at such Closing of the following conditions (each of which may be waived by the unanimous agreement of each Seller and Purchaser, in the sole discretion of each such Party):

(a)                                 Changes in Laws; Orders. No Governmental Authority shall have enacted, issued, promulgated, or deemed applicable any Law, or issued or granted any final and non-appealable Order, that is in effect and that has the effect of permanently enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Contemplated Transactions, and no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, or grant any such Law or Order.

(b)                                 No Proceeding. No injunction, Order or award restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions shall have been issued and no Proceeding shall be pending before any Governmental Authority against any Party or any Acquired Assets intended to be assigned at such Closing that seeks to enjoin, make illegal, or otherwise prohibit or prevent the consummation of the Contemplated Transactions other than any such Proceeding that is initiated by or on behalf of the Party claiming that this condition is not satisfied.

(c)                                  Governmental Approvals. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Seller to Purchaser at such Closing as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period (and any extension thereof), including those under the HSR Act (if applicable) shall have expired or terminated.

(d)                                 Consent Decree. With respect to the Second Closing only, the Consent Decree shall have been terminated with respect to the Second Closing Assets (other than Consent Decree Excluded Wells) and no such Second Closing Asset shall be burdened by the Consent Decree.

11.2                                                Seller’s Conditions. The obligations of Seller at each Closing are subject to the satisfaction at or before such Closing of the following conditions precedent (each of which may be waived by Seller, in its sole discretion):

(a)                                 Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement that is qualified as to materiality or material adverse effect shall be true and correct in all respects, and each of the representations and warranties of Purchaser set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and, with respect to those representations and warranties also made as of such Closing Date, as of such Closing Date (except to the extent in either case that such representations and warranties speak as of another date or are limited to a specific date).

(b)                                 Covenants. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or before such Closing.

(c)                                  Closing Deliveries. Purchaser shall have delivered, caused to have been delivered or is ready, willing and able to deliver to Seller duly executed copies of each of the Transaction Documents required by this Agreement to be delivered or caused to be delivered by Purchaser at such Closing.

11.3                                                Purchaser’s Conditions. The obligations of Purchaser at each Closing are subject to the satisfaction at or before such Closing of the following conditions precedent (each of which may be waived by Purchaser, in the sole discretion of Purchaser):

(a)                                 Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Seller set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case, as of the Execution Date and, with respect to those representations and warranties also made as of such Closing Date, as of such Closing Date (except to the extent in either case that such representations and warranties speak as of another date); provided, however, with respect to the Second Closing, for the purposes of determining the satisfaction of this Section 11.3(a) all references in any representations and warranties of Seller set forth in this Agreement to the term “Acquired Assets” or “Assets” shall be deemed to refer solely to the Second Closing Assets.

(b)                                 Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before such Closing; provided, however, with respect to the Second Closing, for the purposes of determining the satisfaction of this Section 11.3(b) all references in any representations and warranties of Seller set forth in this Agreement to the term “Acquired Assets” or “Assets” shall be deemed to refer solely to the Second Closing Assets.

(c)                                  Closing Deliveries. Seller shall have delivered, caused to have been delivered or is ready, willing and able to deliver to Purchaser duly executed copies of each of the Transaction Documents required by this Agreement to be delivered or caused to be delivered by Seller at such Closing.

Article 12
Termination

12.1                                                Termination.

(a)                                 Termination by Either Party — First Closing. Either Party may terminate this Agreement by written notice to the other Party if the First Closing has not occurred on or before  December 29, 2017; provided, however, that no Party hereto shall be entitled to terminate this Agreement under this Section 12.1(a) if the First Closing has failed to occur as a result of the material breach or inaccuracy of such Party’s representations, warranties, covenants and agreements hereunder.

(b)                                 Termination by Either Party — Second Closing. Either Party may terminate each Party’s rights and obligations under this Agreement with respect to the Second Closing and the purchase and sale of the Second Closing Assets contemplated hereunder by written notice to the other Party if the Second Closing has not occurred on or before the HBP Obligation Outside Date, but the condition set forth in Section 11.1(d) has been met; provided, however, that no Party hereto shall be entitled to terminate such rights and obligations under this Section 12.1(b) if the Second Closing has failed to occur as a result of the material breach or inaccuracy of such Party’s representations, warranties, covenants and agreements hereunder.

(c)                                  Termination by Either Party — Consent Decree. Either Party may terminate each Party’s rights and obligations under this Agreement with respect to the Second Closing and the purchase and sale of the Second Closing Assets contemplated hereunder by written notice to the other Party if the Second Closing has not occurred on or before the HBP Obligation Outside Date solely because the condition set forth in Section 11.1(d) has not been met.

(d)                                 Mutual Termination. This Agreement may be terminated by the mutual agreement of Purchaser and Seller pursuant to a written document or instrument that is specifically identified as a termination of this Agreement.

(e)                                  Title/Environmental Defect Termination. This Agreement may be terminated in accordance with Section 6.7.

12.2                                                Remedies.

(a)                                 If this Agreement is terminated by Seller under Section 12.1(a) because the First Closing has not occurred solely as a result of the failure or breach by Purchaser of any representations, warranties or covenants of Purchaser set forth in this Agreement that has prevented the satisfaction of the conditions of Seller set forth in Section 11.1(c), then the Deposit shall be released to Seller from the Deposit Escrow Account in accordance with the Deposit Escrow Agreement, which Deposit shall constitute liquidated damages for any and all breaches of this Agreement by Purchaser and such remedy shall be the sole and exclusive remedy available to Seller for any such failure of Purchaser.  THE PARTIES ACKNOWLEDGE AND AGREE THAT (i) SELLER’S ACTUAL DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE AND (ii) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN

LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WILL BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN SECTION 12.1(a) AND (iii) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(b)                                 If the rights and obligations of the Parties under this Agreement with respect to the Second Closing and the purchase and sale of the Second Closing Assets are terminated by Seller under Section 12.1(b) because the Second Closing has not occurred solely as a result of the failure or breach by Purchaser of any representations, warranties or covenants of Purchaser set forth in this Agreement that has prevented the satisfaction of the conditions of Seller set forth in Section 11.1(c) with respect to the Second Closing, then, Purchaser shall pay to Seller, within fifteen (15) Business Days of the termination, Ten Million Dollars ($10,000,000) which payment shall constitute liquidated damages for any and all breaches of this Agreement by Purchaser with respect to the failure of the Second Closing to occur and such remedy shall be the sole and exclusive remedy available to Seller for any such failure of Purchaser with respect to the Second Closing; provided, however, no such termination of such obligations with respect to the Second Closing and the Second Closing Assets shall reduce, modify, supplement or terminate any other obligations of the Parties hereunder or under any other Transaction Documents with respect to First Closing, the First Closing Assets, any Assumed Liabilities, any Excluded Assets or any other rights or obligations of any Party hereunder other than those related to the Second Closing and the Second Closing Assets. THE PARTIES ACKNOWLEDGE AND AGREE THAT (i) SELLER’S ACTUAL DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE AND (ii) THE PAYMENT PROVIDED IN THIS SECTION 12.2(b) IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WILL BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN SECTION 12.1(b) AND (iii) SUCH  LIQUIDATED DAMAGES ARE NOT A PENALTY

(c)                                  Except as provided in Section 12.2(a), if this Agreement is terminated prior to the First Closing, then the Deposit shall be released to Purchaser from the Deposit Escrow Account in accordance with the Deposit Escrow Agreement.

(d)                                 If this Agreement is terminated by Purchaser under Section 12.1(a) because the First Closing has not occurred solely as a result of the failure or breach by Seller of any representations, warranties or covenants of Seller set forth in this Agreement that has prevented the satisfaction of the conditions of Purchaser set forth in Section 11.3, then, subject to Section 17.2 and the other provisions of this Agreement, Seller shall remain liable to Purchaser for all Losses incurred by Purchaser arising out of or relating to such breach or default and Purchaser shall have the right to obtain a decree or order of specific performance, mandamus, or other injunctive relief or equitable remedy to enforce the observance and performance of this Agreement against Seller. The Parties agree that if this Agreement is terminated as provided in this Section 12.2(d), irreparable damage to Purchaser would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Purchaser shall be entitled to seek specific performance and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Notwithstanding the foregoing, in the event that Purchaser seeks damages at Law for any termination under this Section 12.2(d), the aggregate Liability of Seller for such damages under this Section 12.2 or otherwise under this Agreement or in connection with the Contemplated Transactions from and after the termination of this Agreement shall not exceed an amount equal to ten percent (10%) of the First Closing Base Purchase Price and Purchaser hereby waives, relinquishes and releases Seller from any liability or Losses for such damages in excess of such amount.

(e)                                  If the rights and obligations of the Parties under this Agreement with respect to the Second Closing and the purchase and sale of the Second Closing Assets are terminated by Purchaser under Section 12.1(b) because the Second Closing has not occurred solely as a result of the failure or breach by Seller of any representations, warranties or covenants of Seller set forth in this Agreement that has prevented the satisfaction of the conditions of Purchaser set forth in Section 11.3 with respect to the Second Closing, then, subject to Section 17.2 and the other provisions of this Agreement, Seller shall remain liable to Purchaser for all Losses incurred by Purchaser arising out of or relating to such breach or default and Purchaser shall have the right to obtain a decree or order of specific performance, mandamus, or other injunctive relief or equitable remedy to enforce the observance and performance of this Agreement against Seller. The Parties agree that if this Agreement is terminated as provided in this Section 12.2(e), irreparable damage to Purchaser would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Purchaser shall be entitled to seek specific performance and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Notwithstanding the foregoing, in the event that Purchaser seeks damages at Law for any termination under this Section 12.2(e), the aggregate Liability of Seller for such damages under this Section 12.2 or otherwise under this Agreement or in connection with the Contemplated Transactions from and after the termination of this Agreement shall not exceed an amount equal to ten percent (10%) of the Second Closing Base Purchase Price and Purchaser hereby waives, relinquishes and releases Seller from any liability or Losses for such damages in excess of such amount; provided, however, no such termination of such obligations with respect to the Second Closing and the Second Closing Assets shall reduce, modify, supplement or terminate any other obligations of the Parties hereunder or under any other Transaction Documents with respect to First Closing, the First Closing Assets, any Assumed Liabilities, any Excluded Assets or any other rights or obligations of any Party hereunder other than those related to the Second Closing and the Second Closing Assets.

(f)                                   Promptly, but in no event later than three (3) Business Days after the termination date of this Agreement (if this Agreement is terminated prior to the First Closing), the Parties hereto shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the applicable Party entitled to receive the Deposit as provided in this Section 12.2.

12.3                                                Effect of Termination.

(a)                                 Termination Prior to First Closing.  If this Agreement is terminated under Section 12.1 prior to the First Closing, all rights and obligations of the Parties under this Agreement shall terminate without any further Liability or obligation of any Party to any other Party; provided, however, that the provisions in Sections 10.13 and 10.14 (relating to confidentiality and press releases), the indemnification obligations of Purchaser under Section 4.3(b), the provisions of Section 12.2 and this Section 12.3 (relating to termination), the provisions in Article 1 and Article 17, the other provisions of this Agreement that expressly survive the termination of this Agreement, and the definitions in Appendix A (to the extent used in the foregoing Sections, Articles, and provisions) shall survive the termination of this Agreement and remain in full force and effect. For the avoidance of doubt, the obligations of the Parties under the Deposit Escrow Agreement and the Confidentiality Agreement shall survive any termination of this Agreement.

(b)                                 Termination After the First Closing but Prior to Second Closing.  If the obligations under this Agreement with respect to the Second Closing and the Second Closing

Assets are terminated by either Party under Section 12.1(b) after the First Closing but prior to the Second Closing, then

(i)                                     all rights and obligations of the Parties under this Agreement with respect to or relating to the Second Closing Assets, the Second Closing and all covenants, representations or warranties of the Parties made hereunder or under any other Transaction Document with respect thereto shall terminate without any further Liability or obligation of any Party to any other Party; provided, however, that the provisions in Sections 10.13 and 10.14 (relating to confidentiality and press releases), the indemnification obligations of Purchaser under Section 4.3(b), the provisions of Section 12.2 and this Section 12.3 (relating to termination), the provisions in Article 1 and Article 17, the other provisions of this Agreement that expressly survive the termination of this Agreement, and the definitions in Appendix A (to the extent used in the foregoing Sections, Articles, and provisions) shall each survive the termination of this Agreement and remain in full force and effect; and provided further, no such termination of such obligations with respect to the Second Closing and the Second Closing Assets shall reduce, modify, supplement or terminate any other obligations of the Parties hereunder or under any other Transaction Documents with respect to First Closing, the First Closing Assets, any Assumed Liabilities, any Excluded Assets or any other rights or obligations of any Party hereunder other than those related to the Second Closing and the Second Closing Assets; and

(ii)                                  all rights and obligations of the Parties under this Agreement with respect to or relating to the First Closing Assets, the First Closing and all covenants, representations or warranties of the Parties made hereunder or under any other Transaction Document with respect thereto shall survive pursuant to and in accordance with the terms hereof (including all obligations under Article 16); and

(iii)                               for the avoidance of doubt, the obligations of the Parties under the Deposit Escrow Agreement and the Confidentiality Agreement shall survive any termination of this Agreement.

Article 13
Closings

13.1                                                Closings.

(a)                                 The purchase and sale of the First Closing Assets shall be consummated at a closing (the “First Closing”) to be held at the Houston, Texas, offices of Seller or at such other location as the Parties mutually agree in writing, at 10:00 a.m., Houston, Texas time, on the later of (a) December 18, 2017, (b) if the conditions with respect to the First Closing set forth in Article 11 are not satisfied or waived as of such date, the first Business Day after the satisfaction or waiver of the conditions with respect to the First Closing set forth in Article 11, or (c) such other date as the Parties mutually agree in writing, in each case of the foregoing as such date and time may be extended under Section 10.17 (such date and time is referred to herein as the “First Closing Date”).

(b)                                 The purchase and sale of the Second Closing Assets shall be consummated at a closing (the “Second Closing” and together with the First Closing, each a “Closing”) to be held at the Houston, Texas, offices of Seller or at such other location as the Parties mutually agree in writing, at 10:00 a.m., Houston, Texas time, on the later of (a) forty (40) days after the date that Seller delivers the Wellbore Notice to Purchaser in accordance with Section 10.21, or (b) such other date as the Parties mutually agree in writing, in each case of the foregoing as such date and time may be extended under Section 10.17 (such date and time is referred to herein as the “Second Closing Date” and together with the First Closing Date, each a “Closing Date”).

13.2                                                First Closing Obligations. At the First Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 First Closing Assignment. Seller and Purchaser shall duly execute, acknowledge, and deliver an Assignment, Bill of Sale, and Conveyance substantially in the form of Exhibit D-1 and Exhibit D-2 (the “First Closing Assignment”) effective as of the Effective Time (and in sufficient counterparts to facilitate filing and recording) whereby Seller will assign, transfer and convey to Purchaser the First Closing Assets, with a special warranty of Defensible Title and a warranty from Seller that, except for Permitted Liens, title to the First Closing Assets being conveyed by Seller is free and clear of all Liens created by, through or under Seller, but not otherwise, but disclaiming any warranties, express or implied, as to the personal property, fixtures, or condition of the Acquired Assets, which shall be conveyed “AS IS, WHERE IS.”

(b)                                 Additional Assignments and Assumptions; Official Forms. Seller and Purchaser shall duly execute, acknowledge, and deliver such other assignments, assumptions, bills of sale, or deeds necessary to transfer the First Closing Assets to Purchaser and for Purchaser to assume the Assumed Liabilities, including any conveyances on official forms of relevant Governmental Authorities and related documentation necessary to transfer the First Closing Assets to Purchaser, and for Purchaser to assume the Assumed Liabilities in accordance with this Agreement and the requirements of Law.

(c)                                  First Preliminary Settlement Statement. Seller and Purchaser shall duly execute and deliver the First Preliminary Settlement Statement.

(d)                                 First Closing Payment. Purchaser shall deliver the First Closing Payment to Seller by wire transfer of immediately available funds under Section 3.4(b).

(e)                                  Letters in Lieu. Seller and Purchaser shall duly execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production to pay Purchaser the proceeds attributable to production from the First Closing Assets of Seller from and after the Effective Time.

(f)                                   Releases. Seller shall deliver to Purchaser:  (i) duly executed and acknowledged releases in recordable form of all mortgages, deeds of trust, and security agreements created by Seller that encumber the First Closing Assets; and (ii) releases of any related financing statements.

(g)                                  Change of Operator Forms. Seller and Purchaser shall duly execute federal and state change of operator forms with respect to those First Closing Assets of Seller that will be operated by Purchaser after the Closing under Section 10.12, and Seller shall execute and deliver to Purchaser resignation of operator letters in forms reasonably acceptable to Purchaser.

(h)                                 First Closing Certificates. Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, a certificate duly executed by an officer of each such Party substantially in the form of Exhibit F-1 as to the satisfaction of the closing conditions set forth in Section 11.3(a) and 11.3(b) (with respect to Seller) and Section 11.2(a) and 11.2(b) (with respect to Purchaser); provided, however, with respect to the First Closing, for the purposes of determining the satisfaction of Section 11.3(a) and Section 11.3(b) all references in any representations, warranties or covenants of Seller set forth in this Agreement to the term “Acquired Assets” or “Assets” shall be deemed to refer solely to the First Closing Assets.

(i)                                     Non-Foreign Affidavit. Seller shall deliver to Purchaser an affidavit of non-foreign status and no requirement for withholding under section 1445 of the Code and a Colorado Form DR 1083 certifying that Seller is not subject to a withholding pursuant to Colo. Rev. Stat. §39-22-604.5, each in a form reasonably acceptable to Purchaser.

(j)                                    Joint Use Agreement.  Purchaser and Seller shall duly execute and deliver a Joint Use Agreement substantially in the form of Exhibit G (the “Joint Use Agreement”).

(k)                                 Deposit. Purchaser and Seller shall execute and provide joint written instructions to the Escrow Agent to release the Deposit to Seller as provided in Section 3.4(b)(i).

(l)                                     First Closing Transition Services Agreement. Purchaser and Seller shall duly execute and deliver a transition services agreement substantially in the form of Exhibit E-1 (the “First Closing Transition Services Agreement”).

(m)                             NBLX Contracts. Purchaser shall duly execute contracts with the various service providers named in the NBLX Contracts, for the services described in such NBLX Contracts.

13.3                                                Second Closing Obligations. At the Second Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Second Closing Assignment. Seller and Purchaser shall duly execute, acknowledge, and deliver an Assignment, Bill of Sale, and Conveyance substantially in the form of Exhibit D-3 and Exhibit D-4 (the “Second Closing Assignment” and together with the First Closing Assignment, each an “Assignment”) effective as of the Effective Time (and in sufficient counterparts to facilitate filing and recording) whereby Seller will assign, transfer and convey to Purchaser the Second Closing Assets, with a special warranty of Defensible Title and a warranty from Seller that, except for Permitted Liens, title to the Second Closing Assets being conveyed by Seller is free and clear of all Liens created by, through or under Seller, but not otherwise, but disclaiming any warranties, express or implied, as to the personal property, fixtures, or condition of the Second Closing Assets, which shall be conveyed “AS IS, WHERE IS.”

(b)                                 Additional Assignments and Assumptions; Official Forms. Seller and Purchaser shall duly execute, acknowledge, and deliver such other assignments, assumptions, bills of sale, or deeds necessary to transfer the Second Closing Assets to Purchaser and for Purchaser to assume the Assumed Liabilities, including any conveyances on official forms of relevant Governmental Authorities and related documentation necessary to transfer the Second Closing Assets to Purchaser, and for Purchaser to assume the Assumed Liabilities in accordance with this Agreement and the requirements of Law.

(c)                                  Second Closing Transition Services Agreement. Purchaser and Seller shall duly execute and deliver a transition services agreement substantially in the form of Exhibit E-2 (the “Second Closing Transition Services Agreement”).

(d)                                 Second Preliminary Settlement Statement. Seller and Purchaser shall duly execute and deliver the Second Preliminary Settlement Statement.

(e)                                  Second Closing Payment. Purchaser shall deliver the Second Closing Payment to Seller by wire transfer of immediately available funds under Section 3.4(b).

(f)                                   Letters in Lieu. Seller and Purchaser shall duly execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production to pay Purchaser the proceeds attributable to production from the Second Closing Assets of Seller from and after the Effective Time.

(g)                                  Releases. Seller shall deliver to Purchaser:  (i) duly executed and acknowledged releases in recordable form of all mortgages, deeds of trust, and security agreements created by Seller that encumber the Second Closing Assets; and (ii) releases of any related financing statements.

(h)                                 Change of Operator Forms. Seller and Purchaser shall duly execute federal and state change of operator forms with respect to those Second Closing Assets of Seller that will be operated by Purchaser after the Closing under Section 10.12, and Seller shall execute and deliver to Purchaser resignation of operator letters in forms reasonably acceptable to Purchaser.

(i)                                     Second Closing Certificates. Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, a certificate duly executed by an officer of each such Party substantially in the form of Exhibit F-2 as to the satisfaction of the closing conditions set forth in Section 11.3(a) and 11.3(b) (with respect to Seller) and Section 11.2(a) and 11.2(b) (with respect to Purchaser) ; provided, however, with respect to the Second Closing, for the purposes of determining the satisfaction of Section 11.3(a) and Section 11.3(b) all references in any representations, warranties or covenants of Seller set forth in this Agreement to the term “Acquired Assets” or “Assets” shall be deemed to refer solely to the Second Closing Assets.

(j)                                    Non-Foreign Affidavit. Seller shall deliver to Purchaser an affidavit of non-foreign status and no requirement for withholding under section 1445 of the Code and a Colorado Form DR 1083 certifying that Seller is not subject to withholding pursuant to Colo. Rev. Stat. §39-22-604.5, each in a form reasonably acceptable to Purchaser.

Article 14
Certain Post-Closing Obligations

14.1                                                Post-Closing Adjustments.

(a)                                 First Closing Final Settlement Statement. On a date that is not later than 5:00 p.m., Denver, Colorado time, on the date that is one hundred and twenty (120) days after the First Closing Date (the “First Closing Settlement Date”), Seller, with the assistance and cooperation of Purchaser and Purchaser’s Entity Representatives under Section 14.1(j) and access to such Acquired Records and other information and records as Seller reasonably deem necessary or appropriate, shall prepare and deliver to Purchaser a final settlement statement for the First Closing Assets (the “First Closing Final Settlement Statement”) setting forth:  (i) each adjustment under Section 3.2 to any portion of the First Closing Base Purchase Price payable to Seller that was not finally determined as of the First Closing pursuant to the First Preliminary Settlement Statement, including:  (A) all well (on a well-by-well or property-by-property basis) and pipeline imbalances for which no adjustments were made in the First Preliminary Settlement Statement; and (B) the Defect Adjustment, if determined under Section 5.7(d); and (ii) a reconciliation of the First Closing Amount to the First Closing Purchase Price taking into account the adjustments under Section 14.1(k) (the “Final First Closing Purchase Price”).

(b)                                 Second Closing Final Settlement Statement. On a date that is not later than 5:00 p.m., Denver, Colorado time, on the date that is one hundred and twenty (120) days after the Second Closing Date (the “Second Closing Settlement Date”), Seller, with the assistance and cooperation of Purchaser and Purchaser’s Entity Representatives under Section 14.1(j) and access to such Acquired Records and other information and records as Seller reasonably deem necessary or appropriate, shall prepare and deliver to Purchaser a final settlement statement (the “Second Closing Final Settlement Statement”) setting forth:  (i) each adjustment under Section 3.2 to any portion of the Second Closing Base Purchase Price payable to Seller that was not finally determined as of the Second Closing pursuant to the Second Preliminary Settlement Statement, including:  (A) all well (on a well-by-well or property-by-property basis) and pipeline imbalances for which no adjustments were made in the Second Preliminary Settlement Statement; and (B) the Defect Adjustment, if determined under Section 6.6(d); and (ii) a reconciliation of the Second Closing Amount and Second Closing Purchase Price taking into account the adjustments under Section 14.1(k) (the “Final Second Closing Purchase Price” and, together with the Final First Closing Purchase Price, the “Final Purchase Price”).

(c)                                  Objection Report. As soon as practicable after receipt of Seller’s proposed First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, but in any case not later than 5:00 p.m., Denver, Colorado, time, on the date that is ten (10) Business Days after receipt of Seller’s proposed First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, (the “Objection Date”), Purchaser may deliver to Seller a detailed written report (an “Objection Report”) containing: (i) those particular items or amounts in Seller’s proposed First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, as to which Purchaser objects; (ii) the reasons, in reasonable detail, for each such objection, together with any supporting documentation available to Purchaser; and (iii) Purchaser’s calculation of the First Closing Purchase Price or Second Closing Purchase Price, as applicable. Any particular amounts or items contained in Seller’s proposed First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, that are not specifically objected to by Purchaser in a proper and timely delivered Objection Report shall be deemed accepted by Purchaser and shall be final, binding, and conclusive on all Parties. If Purchaser does not deliver a proper Objection Report by the Objection Date, Seller’s proposed First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, and calculation of the First Closing Purchase Price or Second Closing Purchase Price, as applicable, shall be deemed final, binding, and conclusive on all Parties.

(d)                                 Negotiation Period. If an Objection Report is properly and timely delivered by Purchaser, Purchaser and Seller shall negotiate in good faith during the ten (10) Business Day period after such delivery (the “Negotiation Period”) to reach an agreement on the disputed items or amounts to determine the First Closing Purchase Price or Second Closing Purchase Price, as applicable. If Seller and Purchaser agree as to the First Closing Purchase Price or Second Closing Purchase Price, as applicable, or any particular amount or item thereof that is specifically objected to in the Objection Report, then Purchaser and Seller shall execute a written acknowledgement of such agreement, and the First Closing Purchase Price or Second Closing Purchase Price, as applicable, or any amounts or items thereof that are the subject of such agreement, as applicable, shall be deemed final, binding, and conclusive on all Parties.

(e)                                  Submission to Accounting Referee. If Purchaser and Seller are unable to agree on the First Closing Purchase Price or Second Closing Purchase Price, as applicable, and all such items or amounts by the expiration of the applicable Negotiation Period, then any dispute, controversy, or matters of difference relating to the First Closing Final Settlement Statement or

Second Closing Final Settlement Statement, as applicable, or the determination of the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, (other than any such disputed items or amounts that constitute Title Disputed Matters or Environmental Disputed Matters, which shall be resolved in accordance with Section 5.9 and Section 6.8, respectively, and if required, certified by the Title Expert or Environmental Expert, as applicable, to the Accounting Referee appointed under this Section 14.1(e)) (collectively, “Final Settlement Disputes”) shall be resolved by Deloitte LLP, or if such firm declines to act in such capacity or is not then independent and without a material relationship with any Party, by another firm of independent accountants that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser (the “Accounting Referee”). To the extent necessary, Seller and Purchaser shall act in good faith to promptly agree on the Accounting Referee and to execute such engagement letters and other documents as shall be necessary to engage the Accounting Referee within ten (10) Business Days after the expiration of the applicable Negotiation Period. After the Accounting Referee has been engaged, if the Accounting Referee withdraws after a challenge, dies, or otherwise resigns or is removed, then such Accounting Referee shall be replaced within ten (10) Business Days thereafter by Purchaser and Seller in accordance with this Section 14.1, and the time periods in this Section 14.1 shall be extended as necessary or appropriate. The fees and expenses of the Accounting Referee shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(f)                                   Instructions to Accounting Referee. Purchaser and Seller shall instruct the Accounting Referee in its engagement letter or in another joint written statement that the Accounting Referee:  (i) shall act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with this Agreement and otherwise in accordance with GAAP, only the Final Settlement Disputes specifically disputed in a timely delivered Objection Report that remain in dispute, and that are not deemed by this Agreement to be final, binding, and conclusive; (ii) shall adjust Seller’s proposed calculation of the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, if at all, to reflect the resolution of any such Final Settlement Dispute; (iii) may not determine a Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, that is more than the applicable amount in the First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, or that is less than the applicable amount in Purchaser’s Objection Report; and (iv) shall use commercially reasonable efforts to complete its work and deliver to Purchaser and Seller a written report of its decision as promptly as practicable, and in any event within thirty (30) Business Days after it has been engaged as the Accounting Referee.

(g)                                  Procedures of Accounting Referee. Each Party shall have the right to deliver to the Accounting Referee (with a copy to the other Party) a written presentation as to its position within ten (10) Business Days after the engagement of the Accounting Referee. Within ten (10) Business Days thereafter at a time and place agreed by the Parties and the Accounting Referee (or if the Parties are unable to agree, as determined by the Accounting Referee), each Party, shall have the right to make an oral presentation of its position and to present one or more (but not more than two) witnesses at a hearing conducted by the Accounting Referee. The remaining procedures governing such a hearing shall be determined by the Accounting Referee, except that each of Seller and Purchaser shall have the right to an approximately equal amount of time to present its position.

(h)                                 Determination of Accounting Referee. The Accounting Referee shall use commercially reasonable efforts to complete its work and deliver to Seller and Purchaser a written report of its decision as to any Final Settlement Disputes as promptly as practicable, and in any event within thirty (30) Business Days after it has been engaged as the Accounting Referee

(subject to the receipt of any required certifications from the Title Expert under Section 5.9 or the Environmental Expert under Section 6.8). The Accounting Referee’s report shall include a calculation of the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, and any item or component thereof that was not finally determined during or before the Negotiation Period and a line-item comparison (showing increases and decreases) to the calculations contained in the First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, and the Objection Report, together with explanations of each variance. If any Final Settlement Dispute is submitted to the Accounting Referee under this Section 14.1, then the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, as determined by the Accounting Referee and set forth in its report, shall be final, binding, and conclusive on all Parties.

(i)                                     Final Determination Date. The date (the “Final Determination Date”) on which the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, shall be deemed to have been determined shall be the earliest of: (i) the Objection Date, if Purchaser has not delivered an Objection Report with respect to the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, by the Objection Date; (ii) the date during the Negotiation Period that Purchaser and Seller have resolved all disputed amounts with respect to the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, if all disputed amounts with respect to the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, are resolved during the Negotiation Period; and (iii) the date on which the Accounting Referee delivers its report as to the final determination as to the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, if submitted to the Accounting Referee.

(j)                                    Cooperation. Seller and Purchaser shall, and shall cause their respective Entity Representatives and independent accountants to, cooperate and assist as requested by the Parties and the Accounting Referee in the preparation of the First Closing Final Settlement Statement or Second Closing Final Settlement Statement, as applicable, and the calculation of the Final First Closing Purchase Price or Final Second Closing Purchase Price, as applicable, and in providing access and conducting reviews referred to in this Section 14.1, including making available to the extent necessary their respective books, records, work papers, and personnel.

(k)                                 Payment of Final Purchase Price.

(i)                                     If the Final First Closing Purchase Price as finally determined under this Section 14.1 is more than the First Closing Amount, then Purchaser shall pay to Seller, within five (5) Business Days after the Final Determination Date with respect to the Final First Closing Purchase Price, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Seller. If the Final First Closing Purchase Price as finally determined under this Section 14.1 is less than the First Closing Amount, then Seller shall pay to Purchaser, within five (5) Business Days after the Final Determination Date with respect to the Final First Closing Purchase Price, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Purchaser.

(ii)                                  If the Final Second Closing Purchase Price as finally determined under this Section 14.1 is more than the Second Closing Amount, then Purchaser shall pay to Seller, within five (5) Business Days after the Final Determination Date with respect to the Final Second Closing Purchase Price, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Seller. If the

Final Second Closing Purchase Price as finally determined under this Section 14.1 is less than the Second Closing Amount, then Seller shall pay to Purchaser, within five (5) Business Days after the Final Determination Date with respect to the Final Second Closing Purchase Price, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Purchaser.

14.2                                                Amounts Received After the Second Closing. After the Second Closing, any cash received by Seller applicable to any post-Effective Time production of Hydrocarbons from the Acquired Properties shall be paid by Seller to Purchaser within thirty (30) days after receipt of such cash, and any cash received by Purchaser applicable to any pre-Effective Time production of Hydrocarbons from the Acquired Properties shall be paid by Purchaser to Seller within thirty (30) days after receipt of such cash.  Payments under this Section 14.2 shall be grossed up to take into account any netting or set-offs by the purchaser of any such production against obligations of the recipient of such cash that are not related to the purchase of such production. Payments under this Section 14.2 shall not constitute an adjustment to any portion of the Purchase Price. Adjustments to the Purchase Price after the Second Closing shall be made only under Section 14.1.

14.3                                                Records. Seller shall make the First Closing Assets Records with respect to the First Closing available for pick up by Purchaser at a mutually agreeable time promptly after the First Closing at the locations and in the format currently maintained by Seller.  Seller shall make the Second Closing Assets Records available for pick up by Purchaser at a mutually agreeable time promptly after the Second Closing at the locations and in the format currently maintained by Seller.  Seller may retain copies of the Records. The Acquired Records shall be made available to Seller after any Closing for review and copying as reasonably requested by Seller. Purchaser shall not destroy or otherwise dispose of any Acquired Records for a period of seven years after the applicable Closing without providing Seller reasonable written notice and an opportunity to copy any such Acquired Records.

14.4                                                Suspense Accounts. At the First Closing and Second Closing, Seller shall transfer to Purchaser, and Purchaser shall assume, any suspense accounts maintained by Seller holding monies payable to royalty owners, mineral owners, and other Persons with an interest in pre-Effective Time production of Hydrocarbons from the First Closing Properties or Second Closing Properties, respectively, that Seller has been unable to pay because such Persons cannot be located, the identity of such Persons is unknown, or any other reason. At such respective Closing, Purchaser shall be deemed to assume full and complete Liability and responsibility for proper handling and payment of any such pre-Effective Time suspended amounts and suspense accounts, and for all monies payable to royalty owners, mineral owners, and other Persons with an interest in post-Effective Time production of Hydrocarbons from the applicable Acquired Properties, and for maintaining any necessary suspense accounts or suspended amounts arising out of or relating to post-Effective Time production of Hydrocarbons from the applicable Acquired Properties.

14.5                                                Removal of Name. As promptly as practicable, but in any case within thirty (30) days after each Closing Date, Purchaser shall eliminate any reference to the name “Noble Energy, Inc.” and any variations or extensions of such name from the Acquired Assets transferred at such Closing, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trade names, trademarks, service marks, and other marks belonging to Seller or any of its Affiliates.

14.6                                                Litigation Support. For so long as any Party actively is contesting or defending against any Claim or Proceeding brought by or against any third party in connection with:  (a) this Agreement or the Contemplated Transactions; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before any applicable Closing Date relating to the Acquired Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary or reasonably requested in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification for the foregoing under Article 16).

14.7                                                Further Assurances. From time to time after each Closing, Seller shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to Purchaser, and Purchaser shall execute, acknowledge, and deliver, and cause to be executed, acknowledged, and delivered to Seller, such further documents and instruments, and take such other and further actions, as may be reasonably requested by each such Party in order to more effectively assure to Purchaser the full beneficial use and enjoyment of the applicable Acquired Assets purchased by Purchaser, and to more effectively assure to Seller the full assumption by Purchaser of, and release of Seller from, any Liability with respect to the Assumed Liabilities, and to otherwise more fully accomplish the Contemplated Transactions, in each case subject to the terms and conditions in this Agreement.

14.8                                                Post-Closing Documents.  All required documentary, filing, transfer fees and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to any applicable Acquired Assets to Purchaser shall be borne solely by Purchaser.  Promptly after each applicable Closing, Purchaser shall (a) record all assignments of all Acquired Assets executed at the applicable Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for all such Acquired Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (c) actively pursue the unconditional approval of all un-obtained consents and approval of all applicable Governmental Authorities and other Persons with respect to the assignment of such Acquired Assets to Purchaser and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of such Acquired Assets to Purchaser and the assumption of the Assumed Liabilities, that, in each case, shall not have been obtained prior to the applicable Closing.  Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Article 15
Tax Matters

15.1                                                Apportionment of Property Taxes.

(a)                                 Oil and Gas Property Taxes. The Parties acknowledge that, with respect to the Acquired Assets that qualify as oil or gas leases or lands with the meaning of Colorado Revised Statutes Section 39-7-101, Colorado Property Taxes are measured with respect to Hydrocarbon production revenue from the leases or lands during a calendar year, levied on January 1 of the subsequent calendar year, and payable in the following year (“Oil and Gas Property Taxes”).   Notwithstanding the forgoing, however, Oil and Gas Property Taxes shall be apportioned between the Parties in accordance with the relative ownership periods during the year such Oil and Gas Property Taxes are assessed..  Seller alone shall be liable for 2016 Oil and Gas Property Taxes, payable in 2017, and based on the value of 2015 production of Hydrocarbons from the First Closing Assets.  2017 Oil and Gas Property Taxes, payable in 2018, are based on the value of 2016 production of Hydrocarbons from the First Closing Assets shall be allocated between

Seller and Buyer in accordance with their proportionate ownership periods during 2017 before and after the Effective Time (notwithstanding the fact that such Oil and Gas Property Taxes are based on the value of 2016 production of Hydrocarbons from the First Closing Assets).  2018 Oil and Gas Property Taxes, payable in 2019, shall be borne entirely by Buyer as the owner of the Acquired Assets during 2018 notwithstanding the fact that such Oil and Gas Property Taxes are based on the value of 2017 production of Hydrocarbons of the First Closing Assets.  The amount of the Seller’s proportional liability for 2017 Oil and Gas Taxes attributable to 2016 Hydrocarbon production revenue from the First Closing Assets shall be reflected as a downward adjustment to the Base Purchase Price pursuant to Section 3.2(a)(ii)(C).  Buyer alone shall be liable for 2019 Oil and Gas Property Taxes attributable to 2018 Hydrocarbon production revenue from the First Closing Assets. For purposes of this Agreement, the resulting Purchase Price adjustment under Section 3.2 and/or Section 14.1 for the First Closing Assets will be the full and final settlement of Seller’s responsibility for all such Oil and Gas Property Taxes without regard to the actual Tax rates or assessments (the “Settled Oil and Gas Property Taxes”).  For the avoidance of doubt, the principles of this Section 15.1(a) shall be applied to the Second Closing Assets, provided that if the Second Closing takes place in 2018, the 2018 Oil and Gas Property Taxes, payable in 2019 and attributable to 2017 Hydrocarbon production revenue from Second Closing Assets shall be treated in the manner provided above for 2017 Oil and Gas Property Taxes , and the 2019 Oil and Gas Property Taxes attributable to 2018 Hydrocarbon production revenue from Second Closing Assets shall be treated in the manner provided above for 2018 Oil and Gas Property Taxes, and if the Second Closing takes place in 2019, the 2019 Oil and Gas Property Taxes attributable to 2018 Hydrocarbon production revenue from Second Closing Assets shall be treated in the manner provided above with respect to the First Closing Assets for 2017 Oil and Gas Property Taxes, and the 2020 Oil and Gas Property Taxes attributable to 2019 Hydrocarbon production revenue from Second Closing Assets shall be treated in the manner provided above with respect to the First Closing Assets for 2018 Oil and Gas Property Taxes.

(b)                                 Other Property Taxes. Property Taxes on Acquired Assets other than those described in Section 15.1(a) (“Other Property Taxes”) shall be deemed attributable to the period of ownership by each Party of each applicable Acquired Asset subject to Other Property Taxes, and liability for such Other Property Taxes shall be allocated to Seller for all periods (and portions thereof) ending prior to the Effective Time applicable to each Acquired Asset and to Purchaser for all periods (and portions thereof) beginning at or after the Effective Time applicable to each Acquired Asset.  To the extent the actual amount of Other Property Taxes that are attributable to a period ending prior to the applicable Effective Time (but not due and payable prior to the First Closing or Second Closing, as applicable) is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Other Property Taxes pursuant to Section 3.2 and/or Section 14.1, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Other Property Taxes for purposes of such adjustment, and the amount of such Other Property Taxes used for purposes of Section 3.2 and/or Section 14.1 shall be considered full and final settlement of Seller’s responsibility for all such Other Property Taxes without regard to the actual Tax rates or assessments (the “Settled Other Property Taxes,” and together with the Settled Oil and Gas Property Taxes, the “Settled Property Taxes”).

15.2                                                Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which production occurred on Acquired Assets of the Hydrocarbons subject to such Severance Taxes, and liability therefor shall be allocated to Seller for Hydrocarbon production from each Acquired Asset prior to the Effective Time applicable to that Acquired Asset, and to Purchaser for Hydrocarbon production from each Acquired Asset at and after the Effective Time applicable to that Acquired Asset.  For the purpose of calculating adjustments to the Purchase

Price under Section 3.2 and/or Section 14.1, Severance Taxes for which the actual liability amount is not known as of such time shall be estimated based on current Colorado Severance Tax rates with the resulting Purchase Price adjustment under Section 3.2 and/or Section 14.1 to be considered full and final settlement of all such Taxes without regard to the actual Tax rates or assessments (the “Settled Severance Taxes,” and together with the Settled Property Taxes, the “Settled Asset Taxes”) for purposes of this Agreement.

15.3                                                Tax Returns. Subject to Purchaser’s indemnification rights under Article XVI of this Agreement, after Closing, Purchaser shall timely file or cause to be filed all Tax Returns for Asset Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Asset Taxes that become due and payable after the Closing. Subject to Sections 15.1 and 15.2, any penalty, addition to Tax, or interest levied or assessed with respect to any Asset Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Purchaser to comply with the previous sentence shall be allocated to, and shall be payable by, Purchaser; provided further, however, that Purchaser shall not be liable for any penalty, addition to Tax, or interest levied or assessed with respect to any Tax Return that was required to be filed on or before the Closing Date.

15.4                                                Transfer Taxes. The Purchase Price excludes, and Purchaser shall be liable for the entire amount of any Transfer Taxes.  If required by applicable law, Seller will charge and collect any applicable Transfer Tax unless Purchaser provides a valid exemption or direct pay certificate.

15.5                                                Income Taxes.  Notwithstanding anything to the contrary in this Agreement, each Party shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on it, its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Purchase Price under Section 3.2 and/or Section 14.1, as applicable.

15.6                                                Form 8594. Seller and Purchaser shall cooperate in the preparation of Internal Revenue Service Form 8594, pursuant to Temporary Treasury Regulation section 1.1060-1T, to report the allocation of the Purchase Price and any other amount treated as consideration for the Acquired Assets among the applicable Acquired Assets. To the extent required by Code section 1060 and any Treasury Regulations promulgated thereunder, any such allocations shall be consistent with the Purchase Price allocation as set forth in Exhibit C and the Wellbore Notice.  Except as required by Law, none of the Parties (or their applicable Affiliates) shall take any position on its Tax returns that is inconsistent with the allocation of the Purchase Price set forth on Exhibit C and the Wellbore Notice (plus other capitalized costs) as so agreed or as adjusted.

15.7                                                Section 1031 Exchange Accommodation.

(a)                                 Notwithstanding anything herein to the contrary, but subject to this Section 15.7, either Party (in such capacity, the “Exchanging Party”) may at any time prior to any Closing assign all or any portion of its rights under this Agreement and take such other steps as required to satisfy the requirements of one or more like-kind exchange pursuant to Code section 1031 with respect to such Exchanging Party (an “Exchange Transaction”). Subject to the other provisions of this Section 15.7, the other Party (in such capacity, the “Non-Exchanging Party”) shall, as and when reasonably requested by the Exchanging Party from time to time, execute and deliver, or cause to be executed and delivered, all such documents and instruments, and take, or cause to be taken, all such further actions as the Exchanging Party may determine is reasonably necessary or appropriate for purposes of causing the Contemplated Transactions, in whole or in part, to satisfy the requirements of Code section 1031 with respect to the Exchanging Party.

(b)                                 Notwithstanding the foregoing, unless the Exchanging Party provides for reimbursement or indemnity reasonably acceptable to the Non-Exchanging Party: (i) the Non-Exchanging Party shall not be obligated to pay any additional costs or incur any additional obligations or Liabilities in connection with the Contemplated Transactions if such costs, obligations or Liabilities arise out of or result from the Exchange Transaction (ii) the Non-Exchanging Party shall not be obligated to take title to any other assets or property, or to undertake any obligations to any third party, as a result of the Exchange Transaction; and (iii) nothing herein shall be deemed the agreement of the Non-Exchanging Party to delay any Closing of, or payment under, this Agreement, in connection with the Exchange Transaction. The Non-Exchanging Party shall provide no assurance to the Exchanging Party that any particular tax treatment will be given to the Exchanging Party as a result of the Exchange Transaction, and the Non-Exchanging Party shall have no obligation to the Exchanging Party or any other Person if the Exchange Transaction fails to qualify as a “like kind exchange” under Code section 1031 or similar state or local tax provision.

(c)                                  The Parties acknowledge and agree that a whole or partial assignment by the Exchanging Party of rights under this Agreement or any of the Acquired Assets to a qualified intermediary or exchange accommodation titleholder as required by Code section 1031 and the administrative rules governing same (an “Intermediary”) shall not (i) release the Exchanging Party from any of its Liabilities and obligations under this Agreement or any other Transaction Document, or (ii) expand any Liabilities or obligations of the Non-Exchanging Party under this Agreement or any other Transaction Document. The Exchanging Party and any such Intermediary, and their successors and assigns, shall be jointly and severally liable for the obligations and Liabilities of the Exchanging Party under this Agreement and the other Transaction Documents, and shall indemnify, defend and hold harmless the Non-Exchanging Party from and against all Claims, Losses and Liabilities, if any, arising out of or resulting from an Exchange Transaction without regard to the Indemnification Threshold, including any Claims, Losses and Liabilities (but only to the extent such Claims, Losses and Liabilities would not have arisen if the Contemplated Transactions had been conducted without the Exchange Transaction) arising out of or resulting from the transfer, assignment or conveyance of any Acquired Assets to an Intermediary instead of the Exchanging Party.

(d)                                 In order to minimize administrative burdens as well as third party preferential purchase and consent rights, Seller and Purchaser may transfer the Acquired Assets to a newly-formed, Delaware limited liability company wholly owned by Seller (a “Title LLC”), and then may substitute the assignment of such Acquired Assets by the assignment of all of the membership interests in such Title LLC directly or through an Intermediary. Subject to this Section 15.7, particularly Section 15.7(b) and Section 15.7(c), the Seller and Purchaser agree to work in good faith to accommodate utilization of a Title LLC in an Exchange Transaction if desired by either party.  Any assignment by an Exchanging Party to an Intermediary made in violation of this Section 15.7 shall be void.

15.8                                                Post-Closing Tax Matters.  After Closing, each of Purchaser and Seller shall:

(a)                                 reasonably cooperate and assist the other (i) in preparing any Tax Returns relating to any Tax relating to the Acquired Assets, or the Transaction, and (ii) in qualifying for any exemption or reduction in Tax that may be available;

(b)                                 reasonably cooperate in preparing for any audits, examinations or other Tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Acquired Assets or the Transaction;

(c)                                  make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Acquired Assets or the Transaction;

(d)                                 provide notice within 10 days of receipt to the other in writing of any pending or threatened Tax audit, examination, or assessment received in writing that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

(e)                                  allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

Article 16
Assumption of Liabilities, Remedies, and Indemnification

16.1                                                Survival.

(a)                                 Representations and Warranties as to Seller. Subject to Section 16.1(f), the representations and warranties of Seller in Article 7, the re-affirmation of any all such representations of Seller set forth in the Closing Certification delivered by Seller at any Closing and the corresponding indemnities set forth in Section 16.2(a)(i) with respect to all such representations and warranties, shall expire and terminate at 5:00 p.m., Denver, Colorado, time, on the date that is nine (9) months after the applicable Closing Date.

(b)                                 Representations and Warranties as to Acquired Assets and Operations. Subject to Section 16.1(f), the representations and warranties of Seller in Article 8, the re-affirmation of all such representations of Seller set forth in the Closing Certification delivered by Seller at any Closing and the corresponding indemnities set forth in Section 16.2(a) with respect to such representations and warranties, shall expire and terminate at 5:00 p.m., Denver, Colorado, time, on the date that is nine (9) months after the applicable Closing Date.

(c)                                  Seller’s Pre-Closing Covenants. Subject to Section 16.1(f), each of the covenants and performance obligations of Seller set forth in this Agreement and the other Transaction Documents that are to be complied with or performed by Seller on or prior to the applicable Closing Date (and not thereafter), any re-affirmations of any such covenants, agreements and obligations of Seller set forth in the Closing Certification delivered by Seller at any Closing and the corresponding indemnities set forth in Section 16.2(a) with respect to such covenants and obligations shall expire and terminate at 5:00 p.m., Denver, Colorado, time, on the date that is six (6) months after the applicable Closing Date.

(d)                                 Seller’s Post-Closing Covenants. Subject to Section 16.1(c) and Section 16.1(f), each of the covenants and performance obligations of Seller in this Agreement and the other Transaction Documents that are to be complied with or performed by Seller after any Closing Date shall survive the Closing and remain in full force and effect until the earlier of the expiration of the applicable statute of limitations or the expiration of the applicable covenant or performance obligation pursuant to its terms.

(e)                                  Purchaser’s Representations and Covenants.  The representations, warranties, covenants and performance obligations of Purchaser in this Agreement and the other Transaction Documents, the re-affirmation of such representations, warranties covenants and obligations set forth in the Closing Certification delivered by each Seller at any Closing and all covenants, assumptions and indemnities set forth in Section 16.2(a) shall survive the Closing and remain in full force and effect indefinitely.

(f)                                   Survival After Claim. Notwithstanding Section 16.1(a) through (e), if a Claim Notice has been properly delivered under Section 16.3 before the date any representation, warranty, covenant, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Losses or Third-Party Claims arising out, relating to, or attributable to the breach of such representation, warranty, covenant, or performance obligation, such representation, warranty, covenant, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, or performance obligation have been fully and finally resolved under Section 17.2 or by agreement of the Parties.

16.2                                                Indemnification and Defense.

(a)                                 Indemnification by Seller. Subject to Sections 12.2(b), 12.2(e), 12.3(b), 15.1, 15.2, 16.1 and 16.5 and the other provisions of this Article 16, after any Closing, Seller shall indemnify, defend, and save and hold harmless the Indemnified Purchaser Parties from and against any and all Claims, Liabilities and Losses arising out of, attributable to, or in connection with:  (i) any breach, inaccuracy or default by Seller of any of its representations or warranties under Article 7, Article 8, any other Transaction Document or the Closing Certification delivered by Seller at such Closing; (ii) any breach or default by Seller of its covenants or agreements under this Agreement or any other Transaction Document; and (iii) the Retained Liabilities. For the avoidance of doubt, in the event the First Closing occurs then (a) until the occurrence of the Second Closing for the purposes of determining the obligations and Liabilities of Seller under this Section 16.2(a) all references in any representations and warranties of Seller set forth in this Agreement to the term “Acquired Assets” or “Assets” shall be deemed to refer solely to the First Closing Assets and (b) from and after the Second Closing with respect to the Second Closing, for the purposes of determining the obligations and Liabilities of Seller under this Section 16.2(a) all references in any representations and warranties of Seller set forth in this Agreement to the term “Acquired Assets” or “Assets” shall be deemed to refer solely to the Second Closing Assets.

(b)                                 Indemnification by Purchaser. Subject to Sections 12.2(b), 12.2(e), 12.3(b), 16.1 and 16.5 and the other provisions of this Article 16, after any Closing, Purchaser shall indemnify, defend, and save and hold harmless the Indemnified Seller Parties from and against any and all Claims, Liabilities and Losses arising out of, attributable to, or in connection with:  (i) any breach, inaccuracy or default by Purchaser of any of its representations or warranties set forth in this Agreement, any other Transaction Document or the Closing Certification delivered by Purchaser at such Closing; (ii) any breach or default by Purchaser of its covenants or agreements under this Agreement or any other Transaction Document; (iii) the Assumed Liabilities; and (iv) any other matter from or against which Purchaser has agreed to indemnify the Indemnified Seller Parties under this Agreement, including as provided in Section 4.3(b) and Section 10.8(b).

(c)                                  No Third-Party Claimants.  Any claim for indemnity under this Section 16.2 or this Agreement by any current or former Indemnified Purchaser Parties or the Indemnified Seller Parties must be brought and administered by the applicable Party to this Agreement.  No Indemnified Party other than a Seller and a Purchaser shall have any rights against either Seller or a Purchaser under the terms of this Agreement except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 16.2(c).  Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated or associated with such Party in its sole discretion and shall have no liability hereunder to any such other Indemnified Party for any action or inaction under this Section 16.2.

16.3                                                Claim Notice.

(a)                                 Contents. If a Party in good faith believes that an Indemnified Seller Party or an Indemnified Purchaser Party (an “Indemnified Party”) is or may be entitled to indemnification or a defense under Section 16.2, and such Party desires to assert its right to indemnification or a defense, such Party must deliver a written notice (a “Claim Notice”) to the Party that the Indemnified Party believes is obligated to provide such indemnification or defense to the Indemnified Party (the “Indemnifying Party”). A Claim Notice shall include to the extent reasonably practicable: (i) either (A) if known, the amount of the Loss or Claim, (B) if not known but subject to reasonable estimation, a reasonable estimate of the Loss or Claim, and (C) if not known and not subject to reasonable estimation, a statement to that effect; (ii) the basis for the Claim or Loss, with supporting documentation; (iii) a list identifying, to the extent reasonably possible, each separate item of Loss and each Claim for which indemnity or a defense is so claimed; (iv) in the case of a Third-Party Claim, copies of all demands, pleadings, and other non-privileged information in the possession or control of the Indemnified Party with respect to the Third-Party Claim and (v) in the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b)                                 Time for Delivery — Third-Party Claims. In the case of a Claim or Proceeding brought by any Person other than a Party that may result in a Loss for which indemnification or a defense may be sought under Section 16.2 (a “Third-Party Claim”), a Claim Notice shall be delivered to the Indemnifying Party: (i) within thirty (30) Business Days after the Indemnified Party receives written notice or obtains knowledge of the Claim or Proceeding and (ii) before the expiration of the applicable survival period under Section 16.1, if the right to indemnification or a defense arises solely under clause (i) or (ii) of Section 16.2(a) or clause (i) or (ii) of Section 16.2(b), as applicable, in connection with the breach by an Indemnifying Party of a representation, warranty, covenant, or agreement; provided, however, that in the event of a delay in giving a notice of a Third-Party Claim within the time required under clause (i) of this Section 16.3(b), the Indemnifying Party shall be not be relieved of its indemnification obligations hereunder with respect thereto unless and only to the extent the Indemnifying Party forfeits rights or defenses by reason of  such delay.

(c)                                  Time for Delivery — Other Claims. In the case of any Loss other than a Third-Party Claim for which indemnification may be sought under Section 16.2, to be effective, a Claim Notice must be delivered to the Indemnifying Party:  (i) promptly (but in any event within thirty (30) Business Days) after the Indemnified Party has knowledge or notice of the Loss or the event, circumstance, act, or omission giving rise to the right to indemnification; and (ii) before the expiration of the applicable survival period under Section 16.1, if the right to indemnification or a defense arises solely under clause (i) or (ii) of Section 16.2(a) or clause (i) or (ii) of Section 16.2(b), as applicable, in connection with the breach by an Indemnifying Party of a representation, warranty, covenant, or agreement; provided, however, that a delay in giving a notice within the time required under clause (i) of this Section 16.3(c) (but not clause (ii) of this Section 16.3(c)) shall not relieve the Indemnifying Party of its indemnification obligations under

Section 16.2, except to the extent that the Indemnifying Party was actually and materially prejudiced by such delay.

16.4                                                Third-Party Claims. With respect to a Third-Party Claim:

(a)                                 Defense by Indemnifying Party. If an Indemnified Party asserts it is entitled to indemnification or a defense in connection with a Third-Party Claim, at the election of the Indemnifying Party made by written notice to the Indemnified Party within thirty (30) Business Days after receipt of a Claim Notice with respect to such Third-Party Claim, the Indemnified Party shall permit the Indemnifying Party to assume control of the defense of such Third-Party Claim, including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of any related Proceedings through attorneys of the Indemnifying Party’s choice; provided, however, the Indemnified Party is authorized, prior to and during such thirty (30) Business Day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If an Indemnifying Party elects to assume control of such defense:

(i)                                     The Indemnifying Party shall be deemed to have admitted its obligation to indemnify and defend the Indemnified Party in respect of such Third-Party Claim and may not later contest such obligation; provided, however, such admission shall in no event be deemed to waive any limitations as to the liability of, or expand any obligations of such Indemnifying Party;

(ii)                                  the Indemnifying Party shall conduct such defense in a diligent manner at the sole cost and expense of the Indemnifying Party;

(iii)                               the Indemnified Party shall make available to the Indemnifying Party all documents and materials in the possession or control of the Indemnified Party relating to the Third-Party Claim and provide such other information and assistance that the Indemnifying Party shall reasonably deem necessary to the proper defense of the Third-Party Claim;

(iv)                              the Indemnified Party shall make available to the Indemnifying Party all privileged documents and materials in the possession or control of the Indemnified Party relating to the Third-Party Claim pursuant to the terms of a joint defense agreement or common interest agreement mutually agreed in good faith by the Indemnified Party and the Indemnifying Party, unless counsel for the Indemnified Party reasonably determines that providing such information and entering into such joint defense agreement or common interest agreement would compromise conflicting Claims of the Indemnified Party and the Indemnifying Party;

(v)                                 the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to the defense of the Third-Party Claim, and provide copies of any materials disclosed to the claimant or plaintiff in connection with the defense of the Third-Party Claim; and

(vi)                              the Indemnifying Party shall have the right to settle, adjust, or compromise such Third-Party Claim: (A) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned; or (B) without the consent of the Indemnified Party, provided that such settlement, adjustment, or compromise includes an unconditional release of the Indemnified Party and the other

Indemnified Seller Parties or Indemnified Purchaser Parties, as applicable; imposes no relief other than monetary damages; and there is no finding of violation of Law or violation of the rights of any Person.

(b)                                 Defense By Indemnified Party. If an Indemnified Party asserts it is entitled to a defense of the Third-Party Claim under Section 16.2, and the Indemnifying Party does not timely elect to assume control of the defense, then:

(i)                                     if it is finally determined in a non-appealable final judgment of a court of competent jurisdiction that the Indemnifying Party was obligated to provide such defense, all costs and expenses incurred by the Indemnified Party to defend the Third-Party Claim shall be for the account of the Indemnifying Party;

(ii)                                  whether or not the Indemnifying Party is obligated to provide such defense, the Indemnifying Party shall make available to the Indemnified Party all non-privileged documents and materials in the possession or control of the Indemnifying Party relating to the Third-Party Claim and provide such other information and assistance that the Indemnified Party shall reasonably deem necessary to the proper defense of the Third-Party Claim;

(iii)                               the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the defense of the Third-Party Claim, and provide copies of any materials disclosed to the claimant or plaintiff in connection with the defense of the Third-Party Claim; and

(iv)                              the Indemnified Party shall have the right to settle, adjust, or compromise such Third-Party Claim with the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(c)                                  Cooperation. If a Third-Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party shall cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Third-Party Claim or any Party’s position with respect to such Third-Party Claim.

16.5                                                Limitations on Losses. Notwithstanding any contrary provision of this Agreement:

(a)                                 the aggregate Liability of Seller under the terms of this Agreement and the other Transaction Documents shall be limited to ten  percent (10%) of the Base Purchase Price; provided, however, for the avoidance of doubt, as used in this Section 16.5(a), the term “Base Purchase Price” shall (A) from the First Closing until the Second Closing be deemed to refer to only the First Closing Base Purchase Price and (B) from and after the Second Closing be deemed to refer to an amount equal to the sum of the First Closing Base Purchase Price plus the Second Closing Base Purchase Price;

(b)                                 Seller shall have no Liability under Section 16.2(a)(i) or (ii) for indemnification for an individual matter until such time as the aggregate amount of all finally determined or mutually agreed upon Losses suffered or incurred by the Indemnified Purchaser Parties subject to indemnification under Section 16.2(a)(i) or (ii) with respect to such matter exceeds the Indemnification Threshold;

(c)                                  without limiting the foregoing, Seller shall have no Liability under Section 16.2(a)(i) or (ii) for indemnification until and unless the aggregate amount of the Liability for all Losses which exceed the Indemnification Threshold exceeds one and one half percent (1.5%) of the Base Purchase Price, and then only to the extent such aggregate amount exceeds  one and one half percent (1.5%) of the Base Purchase Price;

(d)                                 the Parties shall treat, for Tax purposes, any amounts paid under this Article 16 as an adjustment to the Purchase Price;

(e)                                  each Indemnified Party shall make reasonable efforts to mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses and Claims that are indemnifiable hereunder and if an Indemnified Party fails to so mitigate any indemnifiable Losses and Claims under the preceding sentence, the Party that would otherwise have an indemnity obligation hereunder with respect to such Losses and Claims shall have no liability for any portion of such Losses and Claims that reasonably could have been avoided or mitigated had the Indemnified Party made such efforts;

(f)                                   no Affiliate of Seller or any Indemnified Seller Parties and their respective directors, managers, partners, members, stockholders, officers, employees, attorneys, contractors and agents shall have any liability to any Indemnified Purchaser Party hereunder or under any other agreement delivered by or on behalf of any Indemnified Seller Party in connection with the Contemplated Transaction;

(g)                                  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO: (i) THE INDEMNIFIED PARTY’S SOLE, JOINT, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT; OR (ii) WHETHER THE LIABILITY IS BASED ON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LAWS (INCLUDING ANY PAST, PRESENT, OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER LAW, SECURITIES LAW, OR OTHER LAW); AND

(h)                                 CONSISTENT WITH SECTION 17.12, NO PARTY OR INDEMNIFYING PARTY SHALL HAVE ANY LIABILITY FOR INDEMNIFICATION, CLAIMS, LOSSES, OR OTHERWISE UNDER ANY PROVISION OF THIS AGREEMENT, AND “LOSSES” AND “CLAIMS” SHALL NOT INCLUDE, (i) ANY COST, EXPENSE, DAMAGE, LOSS, OR LIABILITY IN THE NATURE OF INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR DIMINUTION IN VALUE (EVEN IF THE INDEMNIFYING OR BREACHING PARTY IS AWARE OF THE EXISTENCE OF ANY OF THE FOREGOING), EXCEPT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO THIRD-PARTY CLAIMS SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED BETWEEN THE PARTIES, WHICH SHALL BE INCLUDED IN LOSSES AND CLAIMS OR (ii) ANY DIMINUTION OF VALUE OR INCREASE IN LIABILITY, LOSS, CLAIMS, COST, EXPENSE, AWARD OR JUDGMENT TO THE EXTENT SUCH INCREASE IS CAUSED BY THE ACTIONS OR OMISSIONS OF ANY PERSON ENTITLED TO INDEMNIFICATION HEREUNDER AFTER THE CLOSING DATE.

16.6                                                Exclusive Remedy.

(a)                                 Exclusive Remedy. If the First Closing occurs, the right of Purchaser to indemnification under Section 16.2, Section 12.2 and Section 12.3, shall be the sole and exclusive remedy of Purchaser against any Indemnified Seller Party for, subject to the limitations set forth in Sections 16.1, 16.3, and Section 16.5:  (i) any breach by Seller of any of its respective representations, warranties, covenants, and agreements in this Agreement or the other Transaction Documents; (ii) all Claims and Losses of Purchaser arising out of, relating to, or in connection with this Agreement and the other Transaction Documents or the Contemplated Transactions; and (iii) all other Claims and Losses arising out of, relating to, or in connection with the Acquired Assets and the Assumed Liabilities, IN EACH CASE, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PERSON.  No Party or Person is asserting the accuracy, completeness, or truth of any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representation or warranty of any party prove inaccurate, incomplete or untrue, the other party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in Law or in equity or whether in contract or in tort or otherwise) are permitted to any party hereto as a result of the failure, breach, inaccuracy, incompleteness or untruth of any such representation and warranty.

(b)                                 Waiver. If the First Closing occurs, except for the right of Purchaser to indemnification under Section 16.2, Purchaser shall be deemed to have waived, to the fullest extent permitted under Law, any right to contribution against any Indemnified Seller Party (including any contribution under CERCLA or any other Environmental Law) and any and all other Claims and rights it may have against or from any Indemnified Seller Party arising under or based on any Law or other legal theory (whether in contract, tort, equity, or otherwise).

16.7                                                Waiver of Right to Rescission.  Seller and Purchaser acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  Each Party hereby waives and relinquishes any right to rescind this Agreement, the purchase and sale of the Acquired Assets, and the assumption of the Assumed Liabilities, or any of the other Contemplated Transactions.

16.8                                                Releases. Except for the remedies expressly contained in Section 16.2(a) for which Seller has agreed to indemnify the Indemnified Purchaser Parties under this Agreement or Seller’s special warranty of title set forth in the Assignment, at each applicable Closing Purchaser, on its own behalf and on behalf of the other Indemnified Purchaser Parties, shall be deemed to have waived and released the Indemnified Seller Parties from, and Purchaser shall assume, any and all Claims and Losses the Purchaser or the Indemnified Purchaser Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or Seller’s ownership, use or operation of the applicable Acquired Assets that are the subject of such Closing, or the condition, quality, status or nature of the Acquired Assets that are the subject of such Closing, including rights to contribution under any Environmental Laws, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or any Affiliate of such Party and any rights under agreements between Seller and any Indemnified Seller Party, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES, but excluding, however, any remaining balance owed by Seller to any other Affiliate of Seller at the end of the applicable Closing Date for provision of goods or services, or employment related costs, or other ordinary course of business expenses, with respect to the ownership or operation of the Assets that are the subject of such Closing.

16.9                                                Subrogation. To the extent of the indemnification obligations in this Agreement, Purchaser and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

16.10                                         Reservation as to Non-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Seller or Purchaser may have against any Person that is not a party to this Agreement for any obligations or Liabilities that may be incurred with respect to the Acquired Assets or the Assumed Liabilities.

16.11                                         Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 16 COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING THE INDEMNIFYING PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PARTY.  EACH OF SELLER AND PURCHASER UNDERSTAND THAT PURSUANT TO THIS AGREEMENT, EACH PARTY IS SOMETIMES AN INDEMNIFYING PARTY AND SOMETIMES AN INDEMNIFIED PARTY.  EACH INDEMNIFYING PARTY REPRESENTS TO THE INDEMNIFIED PARTY (1) THAT IT, THE INDEMNIFYING PARTY HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT IT WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (2) THAT IT, THE INDEMNIFYING PARTY FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

Article 17
Miscellaneous

17.1                                                Expenses.

(a)                                 Attorney’s Fees. In any court Proceeding brought under this Agreement, notwithstanding any contrary rule of Law, the court, in its discretion may award the prevailing Party in the Proceeding the reasonable costs and attorney’s fees in prosecuting or defending the Claim that is the subject of the Proceeding.

(b)                                 Other Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by a Party in negotiating or drafting the Transaction Documents or in consummating the Contemplated Transactions shall be paid by the Party incurring the same, including legal, advisory, and accounting fees, costs, and expenses.

17.2                                                Jurisdiction and Venue. Except as otherwise provided in Section 14.1, Section 5.9 and Section 6.8, any Proceeding arising under or relating to this Agreement or the other Transaction Documents, the interpretation of this Agreement or the other Transaction Documents, or the enforcement of any provision of this Agreement or the other Transaction Documents (whether in Law, equity, or other theory) shall be brought or otherwise commenced in any state court or the United States District Court located in Houston, Texas. Each Party consents to the exclusive jurisdiction of such courts (and the appellate courts thereof) and agrees not to commence any such Proceeding except in such courts. Each Party agrees not to assert (by way of motion, as a defense, or otherwise), and hereby irrevocably and unconditionally waives in any such Proceeding commenced in such court, any objection or claim that such Party is not subject personally to the jurisdiction of such court or that such Proceeding has been brought in an inconvenient forum. If such courts refuse to exercise jurisdiction hereunder, the Parties agree that such jurisdiction shall be proper in any court in which jurisdiction may be obtained. Each Party irrevocably consents to service of process by delivery of the copy of the process pursuant to the notice provisions set forth in Section 17.5 with the same force and effect as if such service had been made within the State of Texas.

17.3                                                Waiver of Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

17.4                                                Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

17.5                                                Notices.

(a)                                 Addresses. All notices under this Agreement (other than those permitted or required under Section 10.2) shall be in writing and shall be delivered either personally, by facsimile transmission or other email transmission following appropriate confirmation of receipt by return email, including an automated confirmation of receipt, by internationally recognized overnight courier, or by registered or certified mail (return-receipt requested), postage prepaid, in any such case to the other Party at its addresses set forth below:

If to Seller:	Noble Energy, Inc.
1001 Noble Energy Way
Houston, Texas 77070
Attention: Chris Klawinski

With a copy to:	Noble Energy, Inc.
1001 Noble Energy Way
Houston, Texas 77070
Attention: John Zabaneh
Email: John.Zabaneh@nblenergy.com

If to Purchaser:	SRC Energy Inc.
1675 Broadway, Ste 2600
Denver, CO 80202
Attention: Lynn A. Peterson
Email: lpeterson@srcenergy.com

With a copy to:	SRC Energy Inc.
1675 Broadway, Ste 2600
Denver, CO 80202
Attention: Cathleen M. Osborn
Email: cosborn@srcenergy.com

(b)                                 When Notice Received. Any such notice shall be deemed to have been delivered and received:  (i) in the case of personal delivery, on the date of actual receipt by the applicable individual designated; (ii) in the case of facsimile transmission, on the date electronic confirmation of receipt from the receiving Party has been received by the transmitting Party (as evidenced by the transmitting Party’s facsimile machine) if such confirmation is received before 3:00 p.m. (Denver, Colorado, time) on a Business Day (otherwise on the next Business Day after such confirmation is received); (iii) in the case of an internationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the date of actual receipt by the applicable individual designated; and (iv) in the case of mailing by registered or certified mail (return-receipt requested), on the date of actual receipt by the applicable individual designated. In the case of facsimile transmission, the sending Party shall use Commercially Reasonable Efforts to promptly mail or deliver a copy of the notice by internationally recognized courier or by registered or certified mail (return-receipt requested); provided, however, that the delivery or mailing of, or the failure to deliver or mail, such a copy shall not affect the effectiveness or the time of delivery or receipt of the notice.

(c)                                  Change of Address. A Party may change its notice address by notice to the other Party in accordance with this Section 17.5.

17.6                                                Entire Agreement. This Agreement (including the Appendix, Exhibits, Schedules, and Disclosure Schedule) and the Confidentiality Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and all prior and contemporaneous negotiations, understandings, and agreements between the Parties on the matters contained herein and therein are expressly merged into and superseded by this Agreement and the Confidentiality Agreement. The provisions of this Agreement and the Confidentiality Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements relating to such subject matter except as specifically set forth in this Agreement and the Confidentiality Agreement.  In the event that the Second Closing occurs, the Confidentiality Agreement shall automatically terminate and expire effective as of the Second Closing Date with no further action on the part of any Party.

17.7                                                Amendments and Waivers.

(a)                                 Amendments. This Agreement may not be amended except by a written agreement of the Parties that is identified as an amendment to this Agreement.

(b)                                 Waivers. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Party to be charged with the waiver.  No waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.8                                                Binding Effect; Assignment.

(a)                                 Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and assigns, and shall inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

(b)                                 Assignments Prohibited. Except as provided in Section 17.8(c), no Party may, directly or indirectly (including by merger, conversion, share exchange, or operation of Law), assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations under this Agreement, without the prior written consent of the other Parties, which consent may be withheld in each such Party’s sole and absolute discretion, and any attempt to do so shall be void.

(c)                                  Assignments Permitted. Any Party shall have the right, without the consent of the other Party, to assign and delegate to an Affiliate of such Party all (but not less than all) of this Agreement and its rights, interests, Liabilities, and obligations under this Agreement; provided, however, that (i) the assigning Party shall provide to the non-assigning Party prompt written notice of such assignment and delegation, (ii) any such Affiliate to whom an assignment or delegation is made shall agree in a writing delivered to the non-assigning Party with the notice described in clause (i) of this Section 17.8(c) to assume all of the assigned and delegated obligations and Liabilities of the assigning Party hereunder, including, and subject to, all notices, Claims, and Proceedings brought or made by the non-assigning Party against the assigning Party, and (iii) if a Purchaser is the assigning Party, Purchaser and the Affiliate shall be jointly and severally liable for the performance of the duties, obligations, and Liabilities of Purchaser hereunder (and shall affirm such continuing Liability in the assignment document described in clause (ii) above).

(d)                                 First Closing Assets Assignments.  From and after the First Closing and until the earlier to occur of the (i) Second Closing, or (ii) the termination under Article 12 of the rights and obligations of the Parties with respect to the Second Closing, Purchaser shall not directly or indirectly sell, assign, transfer or otherwise dispose of any of the First Closing Assets (other than sales of Hydrocarbons and equipment in the ordinary course of business), without the prior written consent of Seller.

17.9                                                Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in pdf shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic image scan transmission in pdf shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

17.10                                         Governing Law. This Agreement and all Claims or causes of action (whether in contract, tort or based on any other legal theory) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to any choice-of-law or conflicts-of-law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas; provided, however, in connection with the determination of the existence of any Environmental Defect or Title Defect or with respect to conveyancing matters as to any Acquired Asset, the Laws of the state where such Acquired Asset is located shall govern and control such determination.

17.11                                         Third-Party Beneficiaries. This Agreement confers certain indirect rights and remedies upon the Indemnified Seller Parties and the Indemnified Purchaser Parties, as applicable, as set forth in Section 4.3(b), Section 10.8(b) and Article 16, each of which is, subject to the terms of Section 16.2(c), an express and intended indirect third-party beneficiary of such Section and Article, and no employee, creditor, claimant, or other Person (other than the Parties and their respective permitted successors and permitted assigns) has any rights or remedies under this Agreement or is an intended beneficiary of any provision of this Agreement. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of the other Indemnified Seller Parties or the other Indemnified Purchaser Parties; and (b) no Party hereunder shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 16.2(c) above.

17.12                                         Limitation on Damages. CONSISTENT WITH SECTION 16.5, THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS TO INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR DIMINUTION IN VALUE (EVEN IF THE INDEMNIFYING OR BREACHING PARTY IS AWARE OF THE EXISTENCE OF ANY OF THE FOREGOING), EXCEPT TO THE EXTENT ANY OF THE FOREGOING RELATE TO THIRD-PARTY CLAIMS FOR WHICH RESPONSIBILITY IS ALLOCATED HEREUNDER BETWEEN THE PARTIES.

17.13                                         Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the validity, legality, or enforceability of the offending provision as to any other Person or circumstance or in any other jurisdiction. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction or with respect to any event or circumstance shall not affect the validity or enforceability of such provision in any other jurisdiction or with respect to any other event or circumstance, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.

17.14                                         DTPA.  Purchaser certifies that it is not a “consumer” within the meaning of the Texas Business and Commerce Code, as amended and any similar Laws related to the protection of consumers applicable in any other jurisdictions (the “DTPA”).  Purchaser covenants, for itself and for and on behalf of any successor or assignee, that, if the DTPA is applicable to this Agreement, (a) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS AND (b) PURCHASER SHALL DEFEND AND INDEMNIFY THE INDEMNIFIED SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF

OR BY ANY OF THE INDEMNIFIED PURCHASER PARTIES OR ANY OF THEIR SUCCESSORS AND ASSIGNS BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

17.15                                         Headings.  The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.  The rights and obligations of each Party shall be determined pursuant to this Agreement.  Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby.  This Agreement is the result of arm’s length negotiations from equal bargaining positions.  It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

17.16                                         Disclaimers.

(a)                                 DISCLAIMERS CONSPICUOUS. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS CONTAINED IN THIS SECTION 17.16 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE, OR ORDER.

(b)                                 NO OTHER REPRESENTATIONS AND WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (AND THE RE-AFFIRMATIONS THEREOF SET FORTH IN THE APPLICABLE CLOSING CERTIFICATION), TOGETHER WITH THE TITLE WARRANTIES IN THE ASSIGNMENT TO BE DELIVERED AT THE APPLICABLE CLOSING BY SELLER (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. WITHOUT LIMITATION OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTIES OR REPRESENTATIONS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO: (i) TITLE TO THE ACQUIRED ASSETS; (ii) THE CONDITION, QUANTITY, QUALITY, CONFORMITY TO MODELS OR SAMPLES, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NON-INFRINGEMENT OF ANY ACQUIRED ASSETS; (iii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS WHETHER BEFORE, ON, OR AFTER THE EXECUTION DATE; (iv) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), ATTRIBUTABLE TO THE ACQUIRED ASSETS OR THE ABILITY OR POTENTIAL OF THE ACQUIRED ASSETS TO PRODUCE HYDROCARBONS; (v) THE ENVIRONMENTAL CONDITION OF THE ACQUIRED ASSETS, BOTH SURFACE AND SUBSURFACE; OR (vi) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO

PURCHASER OR ANY OF ITS ENTITY REPRESENTATIVES BY SELLER OR ANY OF ITS ENTITY REPRESENTATIVES.

(c)                                  INSPECTION. PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON THE FIRST CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ACQUIRED ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NATURALLY OCCURRING RADIOACTIVE MATERIALS. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ACQUIRED ASSETS.

(d)                                 “AS IS, WHERE IS” PURCHASE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS IN AN “AS IS, WHERE IS” CONDITION, AND SHALL ASSUME ALL RISKS AND LIABILITIES THAT THE ACQUIRED ASSETS MAY CONTAIN HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR OTHER MATERIALS OR SUBSTANCES, OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS, PITS, PIPELINES, OR OTHER WASTE OR SPILL SITES THAT MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATION. FROM AND AFTER THE APPLICABLE CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATING TO ALL SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO PURCHASER, REGARDLESS OF WHEN THE LIABILITY OR RESPONSIBILITY AROSE.

(e)                                  CALCULATIONS, REPORTING, AND PAYMENTS. PURCHASER ACKNOWLEDGES AND AGREES THAT CLAIMS OR PROCEEDINGS AGAINST SELLER OR TO WHICH SELLER IS OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE APPLICABLE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME RELATING TO THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES AND THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ACQUIRED ASSETS. NOTWITHSTANDING THAT SELLER HAS RETAINED ANY LIABILITY OR RESPONSIBILITY UNDER THIS AGREEMENT FOR THE PAYMENT OF ANY LOSSES OR CLAIMS WITH RESPECT TO ANY OF THE FOREGOING, THE LIABILITIES RETAINED BY SELLER HEREUNDER SHALL NOT INCLUDE, AND PURCHASER HEREBY EXPRESSLY RELEASES THE INDEMNIFIED SELLER PARTIES FROM, ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME OR THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ACQUIRED ASSETS. FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE CALCULATION AND REPORTING OF PRODUCTION, ROYALTIES, AND TAXES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME.

(f)                                   CHANGES IN PRICES; WELL EVENTS. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF AN ACQUIRED WELL, INCLUDING ANY ACQUIRED WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (iii) DEPRECIATION OF ANY ACQUIRED ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

[Signature Page Follows]

The Parties have executed this Agreement as of the Execution Date.

PURCHASER:

SRC ENERGY INC.

By:
Name:
Title:

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

SELLER:

NOBLE ENERGY, INC.

By:
Name:	Chris Klawinski
Title:	VP — Business Development

NOBLE ENERGY WYCO, LLC

By:
Name:	Charles J. Rimer
Title:	President

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

Appendix A

Defined Terms

1.                                      Certain Defined Terms. As used in the Agreement, the following terms have the meanings indicated:

“Acquired Contracts” means the First Closing Asset Contracts and the Second Closing Asset Contracts.

“Acquired Data” means the First Closing Assets Data and the Second Closing Assets Data.

“Acquired Properties” means the First Closing Properties and the Second Closing Properties.

“Acquired Records” means the First Closing Assets Records and the Second Closing Assets Records.

“Acquired Wells” means the First Closing Wells and the Second Closing Wells.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Asset Taxes” means all Property Taxes (including, for the avoidance of doubt, Oil and Gas Property Taxes and all Other Property Taxes) and Severance Taxes.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated), including the goodwill related thereto, operated, owned, leased, or licensed by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real property, equipment, inventory, goods, and Intellectual Property.

“Assumed Environmental Liabilities” means, except for any Retained Liabilities, any and all Claims, Losses, and Liabilities (including any civil fines and penalties, personal injury, illness or death of any natural person, any damage to, or destruction or loss or diminution in value of any property, and any costs and expenses for the modification, repair, or replacement of any facilities on the Leased Lands), arising out of or relating to the Acquired Assets, the condition, ownership, maintenance, or use of the Acquired Assets, or Operations on or with respect to the Acquired Assets, by any Person, whether before, on, or after the Effective Time, in any way: (i) arising under any past, present, or future Environmental Law or any Permit issued under any past, present, or future Environmental Law, including any violation, breach, or noncompliance with any such Environmental Law or any such Permit and contribution obligations under CERCLA; (ii) arising out of or relating to the assessment, clean-up, removal, or other Remediation of any Hazardous Material or other waste or materials of any kind, including but not limited to NORM; or (iii) arising out of or relating to any Release of Hazardous Materials or other contamination or pollution of the Environment; provided, however, for the avoidance of doubt, as used in this definition, the term “Acquired Assets” shall (A) until the Second Closing be deemed to refer to only the First

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Closing Assets and (B) from and after the Second Closing be deemed to refer to the First Closing Assets and the Second Closing Assets.

“Assumed Liabilities” means all Claims, costs, expenses, Liabilities, and obligations of Seller (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) with regard to, in respect of, arising out of or attributable to the Acquired Assets, including those relating to the condition, ownership, operation, maintenance, or use of the Acquired Assets, or Operations on or with respect to the Acquired Assets, by any Person, whether before, on or after the Effective Time, but excluding the Retained Liabilities. Without limiting the generality of the foregoing and excluding the Retained Liabilities, the Assumed Liabilities include: (i) all Liabilities for Asset Taxes other than Seller Taxes; (ii) all Liabilities of Seller for transfer, sales, use, and other Taxes arising in connection with the consummation of the Contemplated Transactions; (iii) the Assumed Environmental Liabilities and the Plugging and Abandonment Obligations; (iv) all Liabilities and obligations of Seller under Permits and the Acquired Contracts; (v) all rental, Royalty, net profits, and similar payment Liabilities and obligations (other than Liabilities and obligations with respect to the payment or improper payment by Seller of Royalties accruing under the Acquired Assets during Seller’s period of ownership of the Acquired Assets); (vi) except as otherwise provided herein, all Claims, Proceedings, or disputes, including those relating to Asset Taxes, Royalties, production payments, net profits, other costs and expenses, purchasers of production of Hydrocarbons, death or bodily injury, contractual rights or obligations, and the ownership, Operations on, or use of, the Acquired Assets, and all Liabilities and obligations with respect to the foregoing; (vii) all Liabilities for the payment of Property Expenses arising from and after the Effective Time; (viii) all Liabilities with respect to gas production, sales, transportation or processing imbalances and make-up obligations arising out of or relating to the Acquired Assets; (ix) except as otherwise provided herein, all Liabilities applicable to or imposed on the lessee, owner, or operator under the Acquired Leases and Acquired Contracts, or as required by Laws, (x) subject to the terms of this Agreement and the special warranty of title in the Assignment, all Liabilities and Losses arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time, and (xi) all other Liabilities and obligations of Seller attributable to the Ownership or Operation of the Acquired Assets, except for the Retained Liabilities; provided, however, for the avoidance of doubt, as used in this definition, the term “Acquired Assets” shall (A) until the Second Closing be deemed to refer to only the First Closing Assets and (B) from and after the Second Closing be deemed to refer to the First Closing Assets and the Second Closing Assets.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in the State of Texas are authorized or obligated to close.

“Casualty Loss” means any Loss or reduction of value with respect to the Acquired Assets that occur as a result of (i) acts of God, fire, explosion, terrorist attack, earthquake, windstorm, flood, drought, or similar occurrence, or (ii) a taking in condemnation or under right of eminent domain, in each case under subparts (i) or (ii) in an amount of $250,000 or greater, without regard to any related insurance proceeds, and specifically excluding, for the avoidance of doubt, changes in market conditions, including product and commodities prices, the availability of supply and distribution channels, production declines, adverse conditions or changes in production characteristics or downhole conditions of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration, depreciation through ordinary wear and tear, and regulatory or statutory changes at Law.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

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“Claim” means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting Liability or seeking contribution, indemnification, cost recovery, or compensation for Losses or injunctive or other equitable relief.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to cause the result to be achieved in an expeditious manner; provided, however, that a Person required to use its Commercially Reasonable Efforts shall not be required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement and in connection with the Contemplated Transactions, to commence any Proceeding or to offer or grant any material accommodation (financial or otherwise) to any Person.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 2, 2017 by and between Purchaser and Noble Energy, Inc.

“Consent Decree” means that certain action number 1:15-cv-00841, between the United States of America and the State of Colorado, as plaintiffs, and Noble Energy, Inc., as defendant, that was entered by the United States District Court for the District of Colorado as final judgment on June 2, 2015, as amended, attached hereto as Exhibit H.

“Contemplated Transactions” means the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the other transactions provided by this Agreement or any of the other Transaction Documents.

“COPAS” means the Council of Petroleum Accountant Societies of North America.

“Defect Deductible” means four percent (4%) of the Base Purchase Price.

“Disclosure Schedule” means: (i) with respect to Seller, the Schedule attached to this Agreement titled “Seller’s Disclosure Schedule” (sections of which are referenced in the representations and warranties of Seller in this Agreement); and (ii) with respect to Purchaser, the Schedule attached to this Agreement titled “Purchaser’s Disclosure Schedule” (sections of which are referenced in the representations and warranties of Purchaser in this Agreement).

“DOI” means United States Department of Interior and any sub-agencies, bureaus or offices thereof, including, but not limited to, the United States Bureau of Land Management, the United States Bureau of Indian Affairs, and the Bureau of Ocean Energy Management, Regulation and Enforcement.

“Easement” means any easement, right-of-way, license, servitude, surface lease, surface use agreement, or other similar asset, right, or interest in real property.

“Effective Time” means, as applicable, (i) with respect to the First Closing Assets, November 1, 2017, at 12:01 a.m., Denver, Colorado, time, and (ii) with respect to the Second Closing Assets, the first day of the calendar month in which the Second Closing Date occurs, at 12:01 a.m., Denver, Colorado, time.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any

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company limited by shares, limited liability company or joint stock company), firm, society, or other incorporated or unincorporated enterprise, association, organization, or entity.

“Entity Representative” means, with respect to any Entity, such Entity’s directors, partners, managers, members, officers, employees, agents, advisors, and attorneys.

“Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource.

“Environmental Condition” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any Hazardous Materials.

“Environmental Defect Threshold” means $100,000.

“Environmental Expert” means E. Vironment, LP, or if it declines or is unable to act in such capacity, AECOM, or if it declines or is unable to act in such capacity, by an attorney licensed to practice law in the State of Colorado with at least 10 years of experience in Environmental Law in oil and gas related matters that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser.

“Environmental Law” means any present or future Law relating to: (i) protection of human health or the Environment or workplace safety or occupational health; (ii) Liability for or costs of Remediation or prevention of Releases of Hazardous Materials; (iii) Liability for or costs of any other actual or future threat to human health or the Environment; or (iv) any wrongful death, personal injury, or property damage that is caused by or related to the handling, storage, or the presence of a Hazardous Material, including CERCLA, the Emergency Planning and Community Right to Know Act, the Hazardous Substances Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, the River and Harbors Appropriation Act, and any state counterparts of the foregoing.

“Equipment” means tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, Christmas trees, derricks, platforms, separators, compressors, gun barrels, and other equipment, fixtures, physical facilities, and surface and subsurface machinery, but excluding Operating Inventory.

“GAAP” means United States generally accepted accounting principles in effect as of the Execution Date, applied consistently with Seller’s application in prior periods.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Hazardous Material” means any: (i) petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; (ii) waste, gas, or other substance or material that is explosive or radioactive; (iii) “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated

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substance,” “hazardous chemical,” or “toxic chemical” as designated, listed, or defined (whether expressly or by reference) in any statute, regulation, Environmental Law, or other Law (including CERCLA and any other so called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); (iv) other substance or material (regardless of physical form) that is subject to any Environmental Law or other Law that regulates or establishes standards of conduct in connection with, or that otherwise relates to, the protection of human health, plant life, animal life, natural resources, property, or the enjoyment of life or property from the presence in the Environment of any solid, liquid, gas, odor, noise, or form of energy; or (v) compound, mixture, solution, product, or other substance or material that contains any substance or material referred to in clause (i), (ii), (iii), or (iv) above.

“HBP Obligation Outside Date” means the date that is three (3) years after the First Closing Date.

“Hedging Instrument” means: (i) any futures trade, put option, synthetic put option, call option, or other arrangement relating to commodities entered into by a Person on any commodities exchange to hedge such Person’s exposure to or to speculate on commodity prices; and (ii) any swap, collar, floor or other derivative transaction or hedging arrangement of any type or nature whatsoever in the over-the-counter derivatives market.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons produced in association with the foregoing, including coalbed methane and gas and CO².

“Income Tax” means (a) all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including ad valorem, property, sales, use, goods and services, severance, production, real or personal property transfer or other similar Taxes), or (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a)(i) above, and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above.

“Indebtedness” of any Person means, without duplication: (i) all obligations of such Person created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); and (ii) all obligations of such Person evidenced by a note, bond, debenture, or similar instrument.

“Indemnification Threshold” means $75,000.

“Indemnified Purchaser Parties” means Purchaser and its Affiliates, and the respective Entity Representatives of the foregoing.

“Indemnified Seller Parties” means Seller and its Affiliates, and the respective Entity Representatives of the foregoing.

“Intellectual Property” means, with respect to any Person, any intellectual property, industrial property, and other proprietary rights (or portion thereof) owned, licensed, or developed by such Person or any of its Affiliates, or in which such Person or any of its Affiliates has any rights or interests,

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including any trademark, service mark, trade name, fictitious business name, or other similar intangible asset, registered or unregistered copyrights, patents, inventions, software or systems, and all versions, forms and embodiments thereof, including source code and object code, information that derives economic value from not being generally known to other Persons, including trade secrets and customer lists, and applications for registration and registrations of any of the foregoing (whether pending, existing, abandoned, or expired).

“Knowledge” means, (i) with respect to Seller, the actual knowledge, without any obligation of inquiry or investigation, of one of the following Entity Representatives of Seller: Chris Klawinski, Greg S. Anderson, Nathanial Scott, or John Zabaneh, and (ii) with respect to Purchaser, the actual knowledge, without any obligation of inquiry or investigation, of one of the following Entity Representatives of Purchaser: Lynn A. Peterson, James P. Henderson, or Cathleen M. Osborn

“Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority.

“Liability” means, with respect to any Person, any Indebtedness or other liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.

“Lien” means any mortgage, deed of trust, pledge, assessment, security interest, lien, adverse claim, levy, charge, or other title defect of any kind.

“Loss” means any actual loss, damage, injury, Liability, fine, sanction, penalty, Tax, charge, fee, cost (including costs incurred in settlement of any Proceeding), or expense (including any legal fees, expert fees, accounting fees, or advisory fees) of any kind or character.

“Material Adverse Effect” means a material adverse effect on: (x) the ownership, operation, or value of the Acquired Assets considered as a whole; or (y) the ability of Seller to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to: (i) general business or economic conditions, including such conditions related to the business or Operations of Seller; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States; (iii) financial, banking, commodities, products, or securities markets (including any disruption thereof and any decline in the price of any commodity, product, security or any market index); (iv) disruptions in transportation and distribution channels, including channels into which Seller sells any commodities or products; (v) production declines or any adverse condition or change in the production characteristics or downhole condition of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration; (vi) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear; (vii) changes in GAAP; (viii) changes in Laws, Orders, or other binding directives issued by any Governmental Authority; or (ix) the taking of any action contemplated by this Agreement or the other Transaction Documents; and (b) any adverse change in or

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effect on the Acquired Assets or Operations of Seller that is cured before the earlier of the applicable Closing Date and the termination of this Agreement.

“Material Contracts” means the Material First Closing Assets Contracts and the Material Second Closing Assets Contracts.

“Material Required Consents” means consents, approvals, and authorizations of Governmental Authorities and third parties required to be obtained by Seller before the applicable Closing to permit the transfer of the Acquired Assets to Purchaser, excluding: (i) filings and notices to, and waivers, consents, authorizations, and approvals from DOI or any other Governmental Authority (or any department, subgroup, office or bureau thereof) that are customarily obtained after the assignment of assets similar to the Acquired Assets; (ii) filings and notices under Laws of any Governmental Authority; (iii) consents, approvals, or authorizations the failure of which to obtain would not result in any the termination or voiding of, or a material negative effect on, any Acquired Asset or give any Person not a Party hereto the right void any Acquired Asset, and (iv) any maintenance of uniform interest provisions or any other consents, approvals or authorizations under any operating agreements or similar Contracts that prohibit, restrict or limit the transfer or assignment of any Acquired Assets under any such Contract unless all, substantially all or an uniform undivided interest in all of the Acquired Assets that are subject to such Contract are transferred or assigned.

“Net Mineral Acre” means, as to each parcel or tract burdened by an Acquired Lease, the product of (i) the number of surface acres of land that are described in such parcel or tract (i.e. gross acres), multiplied by (ii) the Undivided Interests in the fee minerals, non-executive interests and other mineral fee interests in the lands covered by such parcel or tract burdened by the applicable Acquired Lease, multiplied by (iii) Seller’s aggregate Working Interest in the Subject Formations in such Acquired Lease (provided, however, if items (i) and (ii) of this definition vary as to different areas within any tracts or parcels burdened by such Acquired Lease, a separate calculation shall be performed with respect to each such area).

“Net Mineral Acre Price” means, with respect to each Acquired Lease, the value set forth in Exhibit C for each Net Mineral Acre burdened by and included in such Acquired Lease.

“Net Revenue Interest” or “NRI” means, with respect to any Acquired Lease, Acquired Interest, or Acquired Well, that interest of Seller in Hydrocarbons produced and marketed from or attributable to such Acquired Lease, Acquired Interest, or Acquired Well, after giving effect to all Royalties and reversionary interests.

“Operations” means oil and gas exploration, development, and production, and all operations relating thereto, including: (i) the acquisition, purchase, sale, development, operation, maintenance, use and abandonment of oil, gas, and mineral leases and related interests; (ii) the drilling, reworking, production, purchase, sale, transportation, storage, processing, treating, manufacture, and disposal of, or for, Hydrocarbons and associated by-products and wastes; and (iii) the acquisition, construction, installation, maintenance, use, and operation of related Equipment and Operating Inventory.

“Operating Inventory” means rolling stock, pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as operating inventory.

“Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

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“Ordinary Course of Business” means any action taken by Seller in the ordinary course of the normal, day-to-day Operations of Seller.

“Organizational Documents” means, with respect to any Entity, the articles or certificate of incorporation, formation, organization, or association; general or limited partnership agreement; limited liability company or operating agreement; bylaws; and other agreements, documents, or instruments relating to the organization, management, or operation of such Entity or relating to the rights, duties, and obligations of the equityholders of such Entity, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, and similar agreements.

“Permit” means any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority.

“Person” means any natural person, Entity, or Governmental Authority.

“Plugging and Abandonment Obligations” means any and all responsibility and Liability for the following, arising out of or relating to the Acquired Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, replugging, and abandonment of all Acquired Wells; (ii) the necessary and proper removal, abandonment, and disposal of all fixtures, structures, pipelines, Equipment, Operating Inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Acquired Assets; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Acquired Assets; (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable Laws, Permits, Orders, and contracts and agreements; (v) the necessary and proper dismantling, salvaging, removal and abandonment of any and all Equipment and Operating Inventory; (vi) all Liabilities and obligations relating to the items described in clauses (i) through (v) above arising from requirements under contracts and agreements and Claims made by Governmental Authorities or third parties claiming any vested interest in the Acquired Assets; and (vii) obtaining and maintaining all bonds, surety arrangements, and supplemental or additional bonds and surety arrangements, that may be required by Laws, Permits, Orders, or contracts, or may otherwise be required by any Governmental Authorities; provided, however, for the avoidance of doubt, as used in this definition, the term “Acquired Assets” shall (A) until the Second Closing be deemed to refer to only the First Closing Assets and (B) from and after the Second Closing be deemed to refer to the First Closing Assets and the Second Closing Assets.

“Preferential Right” means a right of first refusal or other preferential purchase right provision applicable to any Acquired Assets.

“Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.

“Project Area” means that certain geographic area located within the area(s) described on Exhibit I attached hereto.

“Property Expenses” means all capital expenses, joint interest billings, lease operating expenses, lease bonuses, rentals, renewals and extensions of Acquired Leases and consulting landman expenses associated therewith, shut-in payments, well permitting costs, drilling expenses, workover expenses, geological costs, geophysical costs, and other exploration or development expenditures and costs, in each case that are chargeable under applicable operating agreements or other agreements consistent with the

8

standards established by COPAS, that are attributable to Operations of the Acquired Assets conducted during the period in question; and shall include overhead for the period between the Effective Time and the applicable Closing Date based upon COPAS and the applicable joint operating agreement, and where no joint operating agreement is applicable, the overhead shall be the current COPAS rate of $500.00 per month for each Acquired Well included in the Acquired Assets that produces for any portion of such month; provided, however, that Property Expenses shall not include Royalties, Taxes, or costs and expenses with respect to Assumed Environmental Liabilities and Plugging and Abandonment Obligations; provided, however, for the avoidance of doubt, as used in this definition, the term “Acquired Assets” shall (A) from and after the First Closing until the Second Closing be deemed to refer to only the First Closing Assets and (B) from and after the Second Closing, be deemed to refer to the First Closing Assets and the Second Closing Assets.

“Property Tax” means all ad valorem, real property, personal property, and all other similar Taxes assessed against the Acquired Assets or based upon or measured by the ownership of the Acquired Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes.

“Records” means any lease files, land files, well files, Hydrocarbon sales contract files, gas gathering and processing files, division order files, title opinions, severance and ad valorem tax and interest owner payment records, communications with regulatory agencies and similar operational files of Seller to the extent relating directly to the First Closing Assets and the Second Closing Assets in whatever form, whether digital or hard copy.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

“Remediate” or “Remediation” means (with correlative meanings) the containment, clean up, removal, mitigation, abatement, elimination, or control of any Hazardous Material, or any other action required under Environmental Laws, Permits, Orders, or otherwise by any Governmental Authority to remediate, prevent, monitor, or investigate the Release of a Hazardous Material.

“Retained Liabilities” means the following Liabilities and obligations of Seller: (i) all Liabilities and obligations of Seller in respect of Seller Taxes; (ii) all Liabilities and obligations of Seller with respect to Indebtedness or security in respect thereof; (iii) all Liabilities and obligations with respect to the payment or improper payment by Seller of Royalties accruing under the Acquired Assets during Seller’s period of ownership of the Acquired Assets; (iv) all Liabilities and obligations of Seller under Hedging Instruments or security in respect thereof; (v) all Liabilities and obligations of Seller under this Agreement and the other Transaction Documents; (vi) all Liabilities relating to or arising out of the Excluded Assets; (vii) all Liabilities and Remediation with respect to the Disclosed Environmental Matters described on Schedule 8.5 as to the Acquired Assets listed on Schedule 8.5 (to the extent and only to the extent described on Schedule 8.5); (viii) all Liabilities relating to Hazardous Substances related or attributable to the Acquired Assets that, prior to the Effective Time and during Seller’s ownership of the Acquired Assets, were disposed of off-site at a third-party commercial disposal facility; (ix) all Liabilities relating to personal injury, illness or death relating to the Acquired Assets, to the extent such injury, illness or death occurred both prior to the Effective Time and during Seller’s ownership of the Acquired Assets; (x) all Liabilities and obligations with respect to the Proceedings listed in Section 8.4(a) of the Disclosure Schedule and any associated Royalty payments thereunder; (xi) all Liabilities and obligations with respect to the audits and investigations listed in Section 8.7(b) of the Disclosure Schedule and any associated Taxes covered thereunder that are Seller Taxes and (xii) until the occurrence of the Second Closing, all Liabilities relating to or arising out of the Second Closing Assets;

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provided, however, in the event the Second Closing occurs, from and after the occurrence of the Second Closing subpart (xii) of this definition shall be deemed deleted ab initio.

“Royalties” means royalties, overriding royalties, production payments, net profits interests, other non-cost bearing revenue interests or similar payment burdens upon, measured by, or payable out of production of Hydrocarbons therefrom.

“Second Defect Notice Deadline” means the date that is thirty (30) days after the date that Seller delivers the Wellbore Notice to Purchaser in accordance with Section 10.21 and applies to the Second Closing Assets.

“Second Defect Review Period” means the period of time between (i) the date that Seller delivers the Wellbore Notice to Purchaser in accordance with Section 10.21 and (ii) the Second Defect Notice Deadline.

“Seller Taxes” means (a) Income Taxes imposed by any applicable Law on Seller, any of Seller’s direct or indirect owners or Affiliates or any consolidated, combined or unitary group of which any of the foregoing is or was a member; (b)  any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Acquired Assets; and (c) any Taxes (other than Asset Taxes and other than the Taxes described in clauses (a) or (b) of this definition) attributable to the ownership or operation of the Acquired Assets for any Tax period (or portion thereof) ending prior to the Effective Time.

“Severance Taxes” mean all extraction, production, sales, use, excise, severance and all other similar Taxes with respect to the Acquired Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.

“Subject Formation” means, (i) for each Acquired Well listed on Exhibit A-2, the Codell and Niobrara formations, and any formations from which that Acquired Well is producing at the Execution Date, and (ii) in the case of any Acquired Lease (or portion thereof) listed on Exhibit A-1 which has a positive Allocated Value, the Codell and Niobrara formations.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, severance, natural resources, production, ad valorem, transfer, registration, stamp, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.

“Technical Data” means all proprietary geological and seismic data and seismic licenses, but excluding any and all interpretative data and analyses of any of the foregoing (it being understood that all such interpretive data and analysis shall constitute an Excluded Asset).

“Title Defect Threshold” means $100,000.

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“Title Expert” means an attorney licensed to practice law in the state of Colorado with at least 10 years of experience in oil and gas title and related matters and that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser.

“Transaction Documents” means this Agreement, the Assignments, the Deposit Escrow Agreement, the First Closing Transition Services Agreement, the Second Closing Transition Services Agreement, the Joint Use Agreement and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing.

“Transfer Taxes” means any and all transfers, sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization, goods and services and similar Taxes, fees, transfer fees, and charges incurred or required to be paid by any Party in connection with the Contemplated Transactions (excluding Income Taxes, Severance Taxes and Property Taxes).

“Treasury Regulations” means the regulations issued by the United States Department of Treasury under the Code.

“Undivided Interest” means the specified percentage undivided interest (on an eight-eighths basis) in the applicable properties and assets (whether tangible or intangible, real or personal).

“United States” and “U.S.” means the United States of America.

“Working Interest” or “WI” means, with respect to any Acquired Lease, Acquired Interest, or Acquired Well, that share of the costs, expenses, burdens, and obligations attributable to the interest of Seller before the applicable Closing in such Acquired Lease, Acquired Interest, or Acquired Well, but without regard to the effect of any Royalties or reversionary interests.

2.                                      Additional Defined Terms. In addition to the terms defined in Section 1 of this Appendix A, the following capitalized terms are defined in the body of the Agreement where indicated below:

Defined Term	Agreement Section

Accounting Referee	14.1(e)
Acquired Assets	2.2
Acquired Interests	2.3(a)
Acquired Leases	2.3(a)
Agreement	Preamble
Allocated Value	3.5
Asset	3.5
Assignment	13.3(a)
Background Materials	9.9(a)
Base Purchase Price	3.1(a)(i)
BOEPD	3.2(b)(iv)
Change-In-Interest	5.2(a)
Claim Notice	16.3(a)
Closing	13.1(b)
Closing Date	13.1(b)
Confidential Information	10.13(b)
Consent Decree Excluded Wells	10.21
Consent Decree Wells	2.4(a)
Defect Adjustment	5.6(c)

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Defined Term	Agreement Section
Defect Notice Deadline	5.5(a)
Defensible Title	5.1
Deposit	3.3
Deposit Escrow Account	3.3
Deposit Escrow Agreement	3.3
Disclosed Environmental Matters	8.5
DTPA	17.4
Due Diligence Review	4.1(a)
Environmental Assessment	6.1(b)
Environmental Defect	6.2
Environmental Defect Value	6.3
Environmental Disputed Matters	6.8
Environmental Matters	6.9
Escrow Agent	3.3
Exchange Transaction	15.7(a)
Exchanging Party	15.7(a)
Excluded Assets	2.5
Execution Date	Preamble
Final Determination Date	14.1(i)
Final First Closing Purchase Price	14.1(a)
Final Purchase Price	14.1(b)
Final Second Closing Purchase Price	14.1(b)
Final Settlement Disputes	14.1(e)
First Closing	13.1(a)
First Closing Amount	3.4(b)(i)
First Closing Assets	2.3
First Closing Assets Contracts	2.3(h)
First Closing Assets Data	2.3(j)
First Closing Assets Records	2.3(m)
First Closing Assignment	13.2(a)
First Closing Base Purchase Price	3.1(a)(ii)
First Closing Date	13.1(a)
First Closing Final Settlement Statement	14.1(a)
First Closing Payment	3.4(b)(i)(A)
First Closing Properties	2.3(c)
First Closing Purchase Price	3.1(a)(iii)
First Closing Settlement Date	14.1(a)
First Closing Transition Services Agreement	13.2(l)
First Closing Wells	2.3(c)
First Preliminary Settlement Statement	3.4(a)(i)
Indemnified Party	16.3(a)
Indemnifying Party	16.3(a)
Information Request	10.13(c)
Interest Addition	5.8(a)
Interest Addition Amount	5.6(c)
Interim Operation Approval Threshold	10.1(a)
Intermediary	15.7(c)
Joint Use Agreement	13.2(k))
Lands	2.3(b)
Leased Lands	2.3(a)

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Defined Term	Agreement Section
Material First Closing Assets Contracts	2.3(h)
Material Second Closing Assets Contracts	2.4(f)
NBLX Contracts	10.22
Negotiation Period	14.1(d)
Net Aggregate Defect Value	5.6(c)
Non-Consent Decree Wells	2.4(a)
Non-Exchanging Party	15.7(a)
NORM	6.2
Notice of Environmental Defects	6.4(b)
Notice of Title Defects	5.5(a)
Objection	10.13(c)
Objection Date	14.1(c)
Objection Report	14.1(c)
Oil and Gas Property Taxes	15.1(a)
Open Environmental Defect	6.6(a)
Open Title Defect	5.7(a)
Other Property Taxes	15.1(b)
Party	Preamble
Parties	Preamble
Permitted Lien	5.2
Phase II Request	6.1(b)(ii)
Production Values	3.2(b)(iv)
Purchase Price	3.1(a)(iv)
Purchaser	Preamble
Purchaser Defect Termination Notice	6.7(a)
Purchaser’s Title Defect Value	5.6(b)
S-X Financials	10.20
Second Closing	13.1(b)
Second Closing Amount	3.4(b)(ii)
Second Closing Assets	2.4
Second Closing Assets Contracts	2.4(f)
Second Closing Assets Data	2.4(h)
Second Closing Assets Records	2.4(k)
Second Closing Assignment	13.3(a)
Second Closing Base Purchase Price	3.1(a)(v)
Second Closing Date	13.1(b)
Second Closing Final Settlement Statement	14.1(b)
Second Closing Payment	3.4(b)(ii)
Second Closing Properties	2.4(a)
Second Closing Purchase Price	3.1(a)(vi)
Second Closing Settlement Date	14.1(b)
Second Closing Transition Services Agreement	13.3(c)
Second Closing Wells	2.4(a)
Second Preliminary Settlement Statement	3.4(a)(ii)
Seller	Preamble
Seller’s Warranties	17.16(b)
Settled Asset Taxes	15.2
Settled Oil and Gas Property Taxes	15.1(a)
Settled Other Property Taxes	15.1(b)
Settled Property Taxes	15.1(b)

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Defined Term	Agreement Section
Settled Severance Taxes	15.2
Subject Consent Decree Wells	10.21
Surviving Environmental Defect	6.5(b)
Surviving Title Defect	5.6(b)
Tax Controversy	15.8(d)
Termination Dispute Notice	6.8(b)
Termination Response Notice	6.8(b)
Third-Party Claim	16.3(b)
Title Defect	5.3
Title Defect Value	5.4
Title Disputed Matters	5.9
Title/Environmental Termination Threshold	6.7(a)
Title LLC	15.7(d)
Unagreed Termination Environmental Matters	6.7(b)
Unagreed Termination Title Matters	6.7(b)
Wellbore Notice	10.21

End of Appendix

14

SELLER’S DISCLOSURE SCHEDULES

Neither these Schedules nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in the Agreement, and neither these Schedules nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Seller in the Agreement.  Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedules to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of the Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of the Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in the Agreement may not make reference to a Schedule.  Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. The fact that any item of information is contained herein is not an admission of liability under any applicable law, and does not mean that such information is required to be disclosed in or by the Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement.  Neither the specification of any dollar amount in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no party shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter not described herein or included in these Schedules is or is not material for purposes of the Agreement.  The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in the Agreement.  Neither the specification of any item or matter in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no party shall use the setting forth or the inclusion of any such item or matter in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter described or not described herein or included or not included in these Schedules is or is not in the ordinary course of business for purposes of the Agreement.

Headings have been inserted in these Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.  Where a reference is made to a section or exhibit, such reference shall be to a section of or exhibit to the Agreement unless otherwise indicated.  Whenever the words “include,” “includes,” or “including” are used in these Schedules, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

The following Schedules constitute Seller’s Disclosure Schedules:

Section	Description
8.1	Material Required Consents
8.2	Preferential Rights
8.3	Conflicts
8.4(a)	Royalty Proceedings
8.4(b)	Royalty Settlement Agreement
8.5	Disclosed Environmental Matters
8.6	Current Plugging Obligations

8.7(a)	Asset Taxes and Tax Returns
8.7(b)	Pending Tax Audits
8.8	Claims and Proceedings
8.9	Compliance with Laws
8.10(c)	Breaches of Material Contracts
8.11(a)	Production Sales Contracts
8.11(b)	Hedging and Forward Sales Contracts
8.12	Imbalances
8.13	Suspense Accounts
10.15	Bonds